Exhibit 2.1

EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
BY AND AMONG
Nortek, Inc.
(as Buyer)
and
Thomas & Betts Corporation
Thomas & Betts Netherlands B.V.
Thomas & Betts International, LLC
Thomas & Betts Holdings (U.K.) Limited
and
Thomas & Betts Monterrey S. de R.L. de C.V.
(as the Sellers)

March 21, 2014

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Article I	Purchase of Shares and Assets 2

1.1	Sale and Transfer of Shares; Purchase and Sale of Mexico Assets; Assumption of Liabilities 2

1.2	Purchase Price 2

1.3	The Closing 2

1.4	Purchase Price Adjustment 4

1.5	Allocation of Purchase Price 5

1.6	Withholding Rights 6

1.7	Consents to Assignment 6

1.8	Further Assurances 7

1.9	Value Added Tax 7

Article II	Representations and Warranties of the Sellers 7

2.1	Organization, Qualification and Power 8

2.2	Capitalization 9

2.3	Authority 9

2.4	Noncontravention 10

2.5	Financial Statements 10

2.6	Undisclosed Liabilities 11

2.7	Absence of Certain Changes 11

2.8	Tax Matters 12

2.9	Tangible Personal Property 14

2.10	Owned Real Property 14

2.11	Leases 15

2.12	Business Properties and Assets 16

2.13	Intellectual Property 16

2.14	Contracts 19

2.15	Litigation 22

2.16	Employment Matters 22

2.17	Employee Benefits 23

2.18	Environmental Matters 24

2.19	Legal Compliance 25

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2.20	Permits 25

2.21	Customers and Suppliers 25

2.22	Brokers’ Fees 26

2.23	Insurance 26

2.24	Anti-Corruption and Anti-Bribery Laws 26

2.25	Sanctions and Export Controls 27

2.26	Product Liability; Recalls 27

2.27	Seller Non-Reliance 28

Article III	Representations and Warranties of Buyer 28

3.1	Organization 28

3.2	Authority 28

3.3	Noncontravention 29

3.4	Litigation 29

3.5	Investment Intent 29

3.6	Financing 29

3.7	Solvency 30

3.8	Due Diligence by Buyer 31

Article IV	Pre-Closing Covenants 32

4.1	Closing Efforts; Hart-Scott-Rodino Act 32

4.2	Operation of Business 33

4.3	Access 36

4.4	Elimination of Intercompany Items 37

4.5	Financing 37

4.6	2013 Audited Financial Statements 39

4.7	Seller Release 39

4.8	Conduct of Buyer 39

4.9	Further Action Regarding Intellectual Property 40

4.10	Transition Services Agreement 41

4.11	Title Insurance Policy 41

Article V	Conditions Precedent to Closing 41

(continued)
Page

5.1	Conditions to Obligations of Buyer 41

5.2	Conditions to Obligations of the Sellers 42

5.3	Deemed Waiver 43

5.4	Frustration of Closing Conditions 43

Article VI	Indemnification 43

6.1	Indemnification by the Sellers 43

6.2	Indemnification by Buyer 44

6.3	Claims for Indemnification 44

6.4	Survival 45

6.5	Limitations 46

6.6	Materiality Qualifications 49

6.7	Treatment of Indemnification Payments 49

6.8	Manner of Payment 49

Article VII	Tax Matters 49

7.1	Preparation and Filing of Tax Returns; Payment of Taxes 49

7.2	Indemnification by the Sellers 50

7.3	Allocation of Certain Taxes 51

7.4	Refunds and Carrybacks 51

7.5	Cooperation on Tax Matters 52

7.6	Tax Contests 52

7.7	Termination of Tax Sharing Agreements 53

7.8	UK Degrouping Charge Elections 53

7.9	Disputes 54

7.10	Treatment of Indemnification Payments 54

7.11	Manner of Payment 54

7.12	Coordination 54

Article VIII	Termination 54

8.1	Termination of Agreement 54

8.2	Effect of Termination 55

Article IX	Employee Matters 55

(continued)
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9.1	Employer Substitution 55

9.2	Employee Benefit Plan Participation 55

9.3	Compensation; Employee Benefits; Severance Plans 55

9.4	Eligibility 56

9.5	Accrued Personal, Sick or Vacation Time; Severance 56

9.6	Flexible Account Plan 57

9.7	Defined Contribution Plan 57

9.8	Employees Subject to Collective Bargaining 57

9.9	U.S. WARN Act 58

9.10	U.S. COBRA 58

9.11	Eligibility Service 58

9.12	No Third-Party Beneficiary Rights 58

Article X	Other Post-Closing Covenants 58

10.1	Claims Against Directors, Managers, Officers and Employees 58

10.2	Payment of Certain Monies 59

10.3	Waiver of Conflicts 59

10.4	Use of Names 59

10.5	Post-Closing Access and Cooperation 61

10.6	Non-Competition 61

10.7	Non-Solicit/No-Hire 61

10.8	Confidentiality 62

10.9	Insurance Matters 62

Article XI	Definitions 64

11.1	Certain Definitions 64

11.2	Certain Additional Definitions 80

Article XII	Miscellaneous 81

12.1	Press Releases and Announcements 81

12.2	No Third Party Beneficiaries 81

12.3	Treatment of the Companies 81

12.4	Entire Agreement 82

(continued)
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12.5	Succession and Assignment 82

12.6	Notices 82

12.7	Amendments and Waivers 83

12.8	Severability 83

12.9	Expenses 84

12.10	Specific Performance 84

12.11	Governing Law 84

12.12	Submission to Jurisdiction 84

12.13	Bulk Transfer Laws 85

12.14	Construction 85

12.15	No Solicitation; Acquisition Proposals 86

12.16	Guarantee 86

12.17	Waiver of Jury Trial 86

12.18	Incorporation of Exhibits and Schedules 86

12.19	Further Representations 87

12.20	Counterparts and Facsimile Signature 87
Sellers’ Disclosure Schedule
Schedules:
Schedule 1.4        Accounting Principles
Schedule 1.5        Tax Allocation Principles
Schedule 9.11        Certain Business Employees
Schedule 10.7        Key Employees
Schedule D-1        Certain Business Employees
Schedule D-2        Sellers’ Knowledge Persons
Schedule D-3        Buyer’s Knowledge Persons
Schedule D-4        Mexico Assets
Schedule D-5        Operating Cash
Schedule D-6        Qualified Event
Exhibits:
Exhibit A    -    Form of Bill of Sale
Exhibit B    -    Form of Assignment and Assumption Agreement

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Exhibit C-1    -    Form of Employer Substitution Agreement (Unionized Employees)
Exhibit C-2    -    Form of Employer Substitution Agreement (Non-Unionized Employees)
Exhibit D    -    Form of Transition Services Agreement
Exhibit E    -    Form of U.S. Contribution Agreement

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of March 21, 2014 by and among Nortek, Inc., a Delaware corporation (“Buyer”), as buyer, and Thomas & Betts Corporation, a Tennessee corporation (“U.S. Seller”), Thomas & Betts Netherlands B.V., a limited liability company formed under the laws of The Netherlands (“Belgium/France Seller”), Thomas & Betts International, LLC, a Delaware limited liability company (“Belgium Seller 2”), Thomas & Betts Holdings (U.K.) Limited, a company limited by shares incorporated under the laws of England and Wales (“UK Seller”), and Thomas & Betts Monterrey S. de R.L. de C.V., a Mexico corporation (“Mexico Seller”), as sellers. U.S. Seller, Belgium/France Seller, Belgium Seller 2, UK Seller and Mexico Seller are referred to herein each individually as a “Seller” and collectively as the “Sellers.” U.S. Seller, Belgium/France Seller, Belgium Seller 2 and UK Seller are referred to herein collectively as the “Share Sellers.” The Sellers and Buyer are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”
INTRODUCTION
1.    The Sellers and the Companies are engaged, among other businesses, in the business of designing, manufacturing, marketing, selling and distributing unit heaters, radiant heaters, air handling units, makeup air units and related replacement parts for the commercial heating, ventilation and air conditioning equipment market (the “Business”).
2.    U.S. Seller owns all of the issued and outstanding U.S. Shares, Belgium/France Seller and Belgium Seller 2 together own all of the issued and outstanding Belgium Shares, Belgium/France Seller owns all of the issued and outstanding France Shares and UK Seller owns all of the issued and outstanding UK Shares.
3.    Before the Closing, U.S. Seller will contribute to U.S. Company certain assets pursuant to the U.S. Contribution Agreement.
4.    Buyer desires to purchase from the Share Sellers, and the Share Sellers desire to sell to Buyer, the Shares upon the terms and subject to the conditions set forth herein.
5.    Buyer desires to purchase from Mexico Seller, and Mexico Seller desires to sell to Buyer, the Mexico Assets, and Buyer desires to assume the Mexico Assumed Liabilities upon the terms and subject to the conditions set forth herein.
6.    Each capitalized term used in this Agreement has the meaning ascribed to it in Article XI.
In consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE OF SHARES AND ASSETS

1.1    Sale and Transfer of Shares; Purchase and Sale of Mexico Assets; Assumption of Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing;

(a)the Share Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Share Sellers, the Shares, free and clear of all Security Interests, other than restrictions under securities Laws;

(b)UK Seller shall waive any rights which may have been conferred on it under the articles of association of the UK Company or otherwise or in any other way to have any of the UK Shares offered to it for purchase at any time on or before the transfer of the UK Shares pursuant to the provisions of this Agreement;

(c)Mexico Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Mexico Seller, all of Mexico Seller’s right, title and interest in and to the Mexico Assets, free and clear of all Security Interests other than Permitted Liens;

(d)UK Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from UK Seller, all of UK Seller’s entire worldwide right, title and interest in and to the Reznor U.S. Marks, together with the goodwill of the business connected with the use of, and symbolized by, the Reznor U.S. Marks, free and clear of all Security Interests other than Permitted Liens; and

(e)Buyer shall accept, assume and agree to pay, perform and discharge when due the Mexico Assumed Liabilities.

1.2    Purchase Price. In consideration for the sale and transfer of the Mexico Assets and the Shares, at the Closing, Buyer shall pay to the Sellers the Estimated Purchase Price in cash by wire transfers of immediately available funds and shall assume the Mexico Assumed Liabilities as provided in Section 1.1(c). The Estimated Purchase Price is subject to adjustment as provided in Section 1.4.

1.3    The Closing.

(a)    Time and Location. The Closing shall take place at the offices of Jones Day at 222 East 41st Street, New York, New York (or remotely by electronic exchange of documents and signatures), commencing at 9:00 a.m. North American Central Time on the Closing Date and shall be effective as of 12:01 a.m. North American Central Time on the Closing Date.

(b)    Actions at the Closing. At the Closing:

(1)U.S. Seller shall execute and deliver to Buyer an instrument of transfer transferring the U.S. Shares to Buyer;

(2)Belgium/France Seller shall (A) execute and deliver to Buyer completed share transfer forms (ordres de mouvement) for the France Shares and the related tax forms (Cerfa forms) and the duly updated stock transfer register and the stockholders’ share accounts of the France Company and (B) duly register and execute the transfer of the Belgium Shares in the share register of the Belgium Company and deliver the share register of the Belgium Company to Buyer;

(3)UK Seller shall execute and deliver to Buyer (A) transfers of the UK Shares in favor of Buyer, (B) the share certificates for the UK Shares in the name of UK Seller, or an indemnity in a form reasonably required by Buyer in the case of any missing share certificates, (C) an irrevocable power of attorney given by the UK Seller in a form reasonably satisfactory to Buyer in respect of the rights attaching to the UK Shares pending their registration in the name of Buyer and (D) share certificates in respect of all the issued shares in each UK Subsidiary and duly executed transfers in blank in respect of all of such shares not registered in the name of the UK Company or a UK Subsidiary;

(4)Mexico Seller and Buyer shall execute and deliver to each other (A) a Bill of Sale in substantially the form attached hereto as Exhibit A, (B) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B, and (C) the Employer Substitution Agreements in substantially the forms attached hereto as Exhibits C-1 and C-2;

(5)U.S. Seller shall execute and deliver a FIRPTA Certification in form reasonably acceptable to U.S. Seller and Buyer;

(6)the Sellers shall deliver to Buyer an invoice for the Mexico Assets, issued in compliance with applicable Law, describing each Mexico Asset and the acquisition price of each Mexico Asset;

(7)U.S. Seller and Buyer shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit D;

(8)Buyer shall pay or cause to be paid to the Sellers the Estimated Purchase Price as calculated according to Section 1.4(a) in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Buyer by U.S. Seller at least three Business Days before the Closing Date;

(9)the Sellers shall deliver or cause to be delivered resignations from each officer, director and statutory auditor of the Companies requested to resign by Buyer at least five Business Days prior to Closing;

(10)the Sellers shall deliver evidence reasonably satisfactory to Buyer that the Belgium Company has consulted its works council in accordance with applicable Law in relation to the transactions contemplated by this Agreement; and

(11)the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4    Purchase Price Adjustment. The Purchase Price set forth in Section 1.2 shall be subject to adjustment as follows:

(a)    At least three Business Days before the Closing, U.S. Seller will deliver to Buyer a statement calculating its good faith estimates of Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and the Canada Adjustment. Any difference between the estimated Closing Working Capital and the Target Working Capital Amount will result in an adjustment of the Purchase Price in accordance with the definition of “Purchase Price.”

(b)    Within 90 days after the Closing Date, Buyer shall prepare and deliver the Closing Statement to U.S. Seller. The Closing Statement shall be prepared in accordance with GAAP on a basis consistent with the past practice of the Sellers and the Companies (to the extent such past practice is permitted under GAAP), and, notwithstanding the foregoing, in accordance with the definitions relating to Purchase Price contained in this Agreement and the accounting principles, practices, procedures, policies and methods set forth on Schedule 1.4 (collectively, the “Accounting Principles”). At the request of U.S. Seller, Buyer shall deliver to U.S. Seller or its advisors the work papers used by Buyer to prepare the Closing Statement, as long as U.S. Seller and its advisors have executed customary release letters reasonably requested by Buyer’s advisors, including its independent auditors, in connection therewith.

(c)    U.S. Seller shall deliver to Buyer, within 60 days after Buyer’s delivery of the Closing Statement to U.S. Seller, either a notice indicating that the Sellers accept the Closing Statement or a statement describing the Sellers’ objections to the Closing Statement, which statement of objections shall describe in reasonable detail the nature and amount of the Sellers’ objections. If the Sellers do not object to the Closing Statement delivered by Buyer within the 60-day period, the Closing Statement shall be final and binding on the Parties.

(d)    If the Sellers object to the Closing Statement within the 60-day period and any such objections are not resolved by U.S. Seller and Buyer within 60 days after U.S. Seller’s delivery to Buyer of the Sellers’ objection statement pursuant to Section 1.4(c), Buyer and U.S. Seller shall (1) jointly prepare and sign a statement setting forth (A) those objections (if any) that Buyer and U.S. Seller have resolved and the resolution of such objections and (B) those objections that remain unresolved and (2) engage the Neutral Accountant to resolve such unresolved objections. Buyer shall deliver promptly to the Neutral Accountant the work papers used by Buyer to prepare the Closing Statement and to determine the basis of any unresolved objection by Buyer described in the preceding sentence, and U.S. Seller shall deliver promptly to the Neutral Accountant the work papers used by Seller to prepare the objection statement described in Section 1.4(c) and to determine the basis of any unresolved objection by U.S. Seller described in the preceding sentence. Each of Buyer and U.S. Seller shall provide to the Neutral Accountant any information of such Party that the Neutral Accountant reasonably requests for purposes of resolving such unresolved objections. Buyer and U.S. Seller shall instruct the Neutral Accountant that (x) the scope of its review and authority shall be limited to resolving such unresolved objections, (y) it may not assign a value to any item greater than the greatest value claimed for such unresolved objection or less than the smallest value for such unresolved objection claimed by either Buyer or U.S. Seller and (z) the Neutral Accountant shall issue, within 60 days of delivery of the last delivery of workpapers according to the second sentence of this Section 1.4(d), a ruling that sets forth the resolution of each such unresolved objection, the Closing Statement and the components of Purchase Price contained therein, reflecting the Neutral Accountant’s resolution of such unresolved objections. The resolution by the Neutral Accountant of such unresolved objections, the Closing Statement and the components of Purchase Price contained in the Closing Statement prepared by the Neutral Accountant giving effect to its resolution shall be final, conclusive and binding upon the Parties and not subject to review by any Governmental Entity or otherwise. The procedures set forth in this Section 1.4(d) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the determination of the Closing Statement and the Adjusted Purchase Price by the Neutral Accountant in a court of competent jurisdiction in accordance with Section 12.12. Buyer and the Sellers shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.4(d).

(e)    If the Purchase Price calculated using the amounts shown on the Final Closing Statement is less than the Estimated Purchase Price paid at the Closing pursuant to Section 1.2, then (1) the Purchase Price shall be reduced by an amount equal to the difference of (A) the Estimated Purchase Price paid at the Closing pursuant to Section 1.2 minus (B) the Purchase Price calculated using the amounts shown on the Final Closing Statement and (2) the Sellers shall pay to Buyer, by wire transfer of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such reduction in the Purchase Price. If the Purchase Price calculated using the amounts shown on the Final Closing Statement is greater than the Estimated Purchase Price paid at the Closing pursuant to Section 1.2, then (i) the Purchase Price shall be increased by an amount equal to the difference of (A) the Purchase Price calculated using the amounts shown on the Final Closing Statement minus (B) the Estimated Purchase Price paid at the Closing pursuant to Section 1.2 and (ii) Buyer shall pay to the Sellers designated by U.S. Seller, by wire transfer of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such increase in the Purchase Price. Payment in accordance with this Section 1.4(e) shall be the sole and exclusive remedy of the Parties for disputes regarding the Estimated Purchase Price and the Adjusted Purchase Price, and Article VI shall not apply to any such dispute.

1.5    Allocation of Purchase Price. Buyer shall prepare and deliver to U.S. Seller, within 90 days following the final determination of the Adjusted Purchase Price pursuant to Section 1.4, a schedule setting forth a proposed allocation of (i) the Tax Purchase Price among each of the Companies, the Mexico Assets and the Reznor U.S. Marks and (ii) the portion of the Tax Purchase Price so allocated to U.S. Company among the U.S. Assets. Such allocation schedule will be prepared in a manner consistent with Schedule 1.5 and, to the extent applicable, Section 1060 of the Code and the Treasury Regulations thereunder. If U.S. Seller does not deliver a written objection within the 60-day period following the date of delivery of Buyer’s allocation schedule to U.S. Seller, then effective as of the close of business on such 60th day (or upon the earlier delivery of notice by U.S. Seller to Buyer that U.S. Seller has accepted such allocation schedule), such allocation schedule shall be deemed to be accepted by U.S. Seller. If U.S. Seller objects to Buyer’s schedule within such 60-day period and such objection is not resolved by Buyer and U.S. Seller within 15 days following U.S. Seller’s notice to Buyer of such objection, then Buyer and U.S. Seller shall jointly engage the Neutral Accountant to resolve any unresolved objections. Buyer and U.S. Seller agree to provide to the Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with its review. Buyer and U.S. Seller shall instruct the Neutral Accountant that (x) the scope of its review and authority shall be limited to resolving such unresolved objections and (y) it shall resolve such unresolved objections based upon its assessment of the fair value of the Companies, the Mexico Assets and the U.S. Assets and in a manner consistent with Schedule 1.5. U.S. Seller and Buyer shall request that the Neutral Accountant provide such allocation schedule within 60 days of the engagement of the Neutral Accountant under this Section 1.5. The resolution by the Neutral Accountant of the matters set forth in this Section 1.5 shall be final, conclusive and binding upon the Parties and the Companies and not subject to review by any Governmental Entity or otherwise. The procedures set forth in this Section 1.5 shall be the sole and exclusive method for resolving disputes with respect to the allocation of the Tax Purchase Price. The Parties shall file all Tax Returns (including Form 8594) in a manner consistent with the allocation schedule as finally determined pursuant to this Section 1.5. Buyer and U.S. Seller shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.5.

1.6    Withholding Rights. Buyer shall be entitled to deduct and withhold from, or in respect of, any payments pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law relating to Taxes. All such amounts so deducted and withheld shall be paid over to or deposited with the relevant Taxing Authority by Buyer and, provided such payment or deposit is made, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7    Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement will not constitute an agreement to assign, transfer, convey or deliver any Contract, authorization, license, permit, property or other asset within the scope of the Mexico Assets, or any claim, right or benefit arising thereunder or resulting therefrom unless and until such consent or waiver has been obtained, if either (a) (i) an attempted assignment or transfer thereof, without the consent or waiver of a third party thereto or of the issuing Governmental Entity, as the case may be (a “Counterparty), would constitute a breach or result in the termination or cancellation thereof and (ii) such consent or waiver is not obtained or (b) such Contract, authorization, license, permit, property or other asset, or claim, right or benefit arising thereunder or resulting therefrom is not transferable by its nature or terms or pursuant to applicable Law (the foregoing clauses (a) and (b), collectively, “Non-Assignable Assets”). In such case, (x) such item will be withheld from the assignment pursuant to this Agreement, (y) from and after the Closing, Buyer and Mexico Seller will cooperate, in all reasonable respects, to obtain such consent as soon as practicable after the Closing, and (z) to the extent permitted by applicable Law, (1) the Non-Assignable Assets will be held, as of and from the Closing, by Mexico Seller in trust for the benefit of Buyer, and all rights, benefits and obligations existing thereunder will be for Buyer’s account, (2) Buyer will pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Mexico Seller) all of the covenants and obligations of Mexico Seller incurred after the Closing with respect to such Non-Assignable Assets, and (3) the Mexico Seller will take or cause to be taken, subject to the last sentence of this Section 1.7, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the rights and benefits of such Non-Assignable Assets and, using commercially reasonable efforts, to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets in accordance with Section 10.2. If and when such consent or waiver is obtained, Mexico Seller will transfer, assign, convey and deliver such Non-Assignable Asset to Buyer for no additional consideration. Notwithstanding anything to the contrary herein, if the Counterparty conditions its grant of a consent or waiver (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a consent or waiver request regarding this Agreement, the payment of a fee or other consideration or the provision of additional security (including a guaranty), neither Mexico Seller nor its Affiliates will be required to make any such payments or to provide any such additional security; it being acknowledged that nothing in this Section 1.7 shall limit the rights of any Buyer Party to indemnification for breaches of Section 2.4 of this Agreement.

1.8    Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party hereto, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

1.9    Value Added Tax. To the extent that the transactions contemplated in this Agreement are subject to value added Tax or any other Tax of a similar nature (“VAT”) in any jurisdiction, the Purchase Price shall be inclusive of any applicable VAT (however arising), and neither the Sellers nor any of the Sellers’ Affiliates (on the one hand) nor Buyer or any of its Affiliates (on the other hand) shall exercise any option or right available to it under applicable Law to voluntarily qualify any of the transactions contemplated hereunder as taxable transactions for VAT purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to Buyer that the statements contained in this Article II are true and correct, except as set forth in the applicable section of the Sellers’ Disclosure Schedule that relates to such Section in this Agreement or in another section of the Sellers’ Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section of this Agreement. The inclusion of any information in the Sellers’ Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. No disclosure in the Sellers’ Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as admission or indication that any such breach or violation exists or has actually occurred. Nothing in the Sellers’ Disclosure Schedule shall broaden the scope of any representation, warranty or covenant of the Sellers contained in this Agreement. The specification of any dollar amount in any representation or warranty contained in this Article II is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Sellers’ Disclosure Schedule is or is not material for purposes of this Agreement.
2.1    Organization, Qualification and Power.

(a)    The Sellers. Each of the Sellers is duly organized, validly existing and, to the extent the concept is applicable in its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Companies, the U.S. Assets and the Mexico Assets, makes such qualification necessary, except for any such failure to be qualified that would not, individually or in the aggregate, reasonably be expected to result in a Business Material

Adverse Effect. Each of the Sellers has all requisite corporate or company power and authority to carry on the businesses in which it is now engaged and to own and use the properties now owned and used by it.

(b)    The Companies. The Belgium Company is a public limited company duly organized, validly existing and in good standing under the Laws of Belgium. The France Company is a limited liability company (société par actions simplifiée) duly organized, validly existing and in good standing under the Laws of France. The UK Company is a company limited by shares duly organized, validly existing and in good standing under the Laws of England and Wales. The U.S. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of the Companies is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect. Each of the Companies has all requisite corporate or company power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. Copies of the Organizational Documents of the Companies have previously been made available to Buyer, and such copies are correct and complete as of the date hereof.

(c)    Companies’ Subsidiaries. Section 2.1(c) of the Sellers’ Disclosure Schedule sets forth a true and complete list of the Companies’ Subsidiaries and, with respect to each Companies’ Subsidiary, the jurisdiction in which it is incorporated or organized and the percentage of share capital and voting rights held, directly or indirectly, by each Company in such Companies’ Subsidiary. Each Companies’ Subsidiary is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization.

2.1    Capitalization.

(a)    All of the Shares have been validly issued and, to the extent such concept is applicable in the jurisdictions of formation of the Belgium Company, the France Company, the UK Company and the U.S. Company, have been fully paid, and are owned of record and beneficially by the Share Sellers as set forth in Section 2.2(a) of the Sellers’ Disclosure Schedule, and the Share Sellers have good title to the Shares as set forth in Section 2.2(a) of the Sellers’ Disclosure Schedule, free and clear of any Security Interest, other than restrictions under securities Laws. All the issued shares of each Companies’ Subsidiary have been validly issued, and to the extent such concept is applicable in the jurisdictions of formation of the Companies’ Subsidiary, are fully paid and are free and clear of any Security Interest, other than restrictions under securities Laws. All of the issued and outstanding equity interests in the UK Subsidiaries are as set forth in Section 2.2(a) of the Sellers’ Disclosure Schedule and are owned of record and beneficially by the UK Company, and the UK Company has good title to all of the issued and outstanding equity interests in the UK Subsidiaries as set forth in Section 2.2(a) of the Sellers’ Disclosure Schedule, free and clear of any Security Interest, other than restrictions under securities Laws.

(b)    Except for the Shares, there are no outstanding or authorized securities, options, warrants, rights, agreements or commitments to which the Companies are a party or which are binding upon the Companies providing for the issuance, disposition, redemption, repurchase or acquisition of any of their respective equity interests. There are no outstanding or authorized stock appreciation or similar rights with respect to the Companies.

(c)    There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act, or any analogous Law of the jurisdiction of its formation, of any securities of the Companies. There are no agreements obligating any Company to make any investment in (in the form of a loan, capital contribution or otherwise), or provide or maintain any guarantee, performance bond, security deposit or other credit support with respect to the obligations of, any Person other than a Subsidiary of each respective Company.

(d)    There are no outstanding stock appreciation rights, phantom stock, profit participation or similar rights with respect to any Company.  There are no securities of any Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any Shares or other equity interests of any Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Shares or other equity interests of any Company.

2.3    Authority. Each Seller has all requisite corporate or company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by the Sellers of the transactions contemplated by this Agreement and thereby have been duly and validly authorized by all necessary corporate or company action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute valid and binding obligations of Buyer, constitutes or will constitute a valid and binding obligation of the Sellers, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4    Noncontravention. Subject to compliance with the applicable requirements of the Antitrust Laws, neither the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements to which a Seller will be a party, nor the consummation by the Sellers of the transactions contemplated by this Agreement or the Ancillary Agreements, will:

(a)    conflict with or violate any provision of the Organizational Documents of the Companies or the Sellers;

(b)    require on the part of the Companies or the Sellers any filing or registration with, notification to, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, registration, notification, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets;

(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any Designated Contract or Transferred Permit or result in the creation of any Security Interest which is material in nature upon the Shares, U.S. Assets, Mexico Assets or assets of the Companies, except for (1) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to be material to the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets or (2) any notice, consent or waiver the absence of which would not reasonably be expected to be material to the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets; or

(d)    violate any Law applicable to the Companies, a Seller or any of the Mexico Assets, except for violations that would not reasonably be expected to be material to the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets.

2.5    Financial Statements.

(a)    Section 2.5(a) of the Sellers’ Disclosure Schedule includes copies of the Financial Statements. The Financial Statements have been prepared specially by the Sellers in connection with the transactions contemplated by this Agreement and are derived from the books and records of the Sellers. The 2011 Audited Financial Statements and the 2012 Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis for all the periods reflected therein. The 2011 Audited Financial Statements and the 2012 Audited Financial Statements, in all material respects: (x) present fairly the combined financial position and results of operations of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of the respective dates thereof and for the periods referred to therein, (y) are correct and complete as of the respective dates thereof and (z) are consistent with the books and records of the Companies, U.S. Seller and Mexico Seller, except that (1) the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets have not been operated as a separate “stand-alone” entity and the Financial Statements do not present the results of operations that would have occurred if the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets had been operated as a “stand-alone” entity, and (2) certain judgments and assumptions have been made regarding financial statement allocations of corporate expenses and the basis of presentation (the effect of which will not, individually or in the aggregate, be material). The 2013 Baseline Financials have been prepared in accordance with GAAP on a basis consistent with the 2011 Baseline Financials and the 2012 Baseline Financials, except that (A) the 2013 Baseline Financials include purchase accounting adjustments resulting from the acquisition of U.S. Seller in May 2012 and (B) the 2012 Baseline Financials for the period after the acquisition of U.S. Seller in May 2012 and the 2013 Baseline Financials do not include stock compensation expense that had been included in the 2011 Baseline Financials and the 2012 Baseline Financials for the period before the acquisition of U.S. Seller in May 2012.

(b)    The Companies maintain systems of internal accounting controls sufficient to provide reasonable assurance to ABB Ltd. that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.6    Undisclosed Liabilities. The Companies have no material liabilities, and U.S. Seller and Mexico Seller have no material liabilities that would constitute Assumed Liabilities, in each case, that would be required to be reflected on a balance sheet or notes thereto in accordance with GAAP, except for (a) liabilities that are included in a reserve or accrual or disclosed on the Balance Sheet, (b) liabilities that have arisen after the Balance Sheet Date in the ordinary course of business and (c) liabilities that have been incurred in connection with the transactions contemplated by this Agreement.

2.7    Absence of Certain Changes. Except in connection with the transactions contemplated by this Agreement, between the Balance Sheet Date and the date of this Agreement, (a) the Companies have conducted their business and U.S. Seller and Mexico Seller have conducted business with the U.S. Assets and the Mexico Assets in the ordinary course of business, (b) there have not been any changes in the financial condition or results of operations of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, except for any changes that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, taken as a whole, and (c) the Sellers and the Companies have not taken any action which, if taken between the Balance Sheet Date and the date of this Agreement, would require the consent of Buyer pursuant to Section 4.2(c).

2.8    Tax Matters.

(a)    The Companies and the Sellers each has timely filed or had filed on its behalf all income, franchise and other material Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) and all filed Tax Returns were correct and complete in all material respects to the extent they relate to the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets.

(b)    The Companies and the Sellers each has timely paid (or had paid on its behalf) all material amounts of Taxes that are due and payable by them to the extent they relate to the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, whether or not shown or required to be shown on any Tax Return.

(c)    There are no Security Interests other than Permitted Liens on any of the Mexico Assets, Shares or assets of the Companies relating to Taxes.

(d)    There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any currently open taxable period with respect to the Companies.

(e)    All material amounts of Tax required to be withheld or paid by the Companies and the Mexico Seller have been or will be timely withheld and paid over to the appropriate Taxing Authority.

(f)    No deficiency for any material amount of Tax has been asserted or assessed by any Taxing Authority against the Companies and the Mexico Seller or threatened in writing. No audit or other proceeding by any Taxing Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Companies and the Mexico Seller. No written claim has been made by a Taxing Authority in a jurisdiction where the Companies do not file Tax Returns that any Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)    There are no Tax indemnification, allocation, sharing or similar agreements under which any of the Companies could be liable for any material Tax liability of any Person that is not a Company.

(h)    U.S. Company is, and at all times since its inception has been, treated and properly classified as disregarded as an entity separate from its sole owner U.S. Seller for U.S. federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3(b)(1)(ii) and, to the extent permitted by applicable Law, state and local tax purposes.

(i)    Except as set forth on Section 2.8(i) of the Sellers’ Disclosure Schedule, since their respective formations, each Company (other than U.S. Company) has been properly classified as a corporation for U.S. federal income tax purposes.

(j)    There is no taxable income of the Companies that was received or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a taxable period ending after the Closing Date that is attributable to any of the following that occurred or existed on or prior to the Closing Date: (i) an installment sale or open transaction (as defined under U.S. tax law), (ii) a prepaid amount, (iii) a deferred gain, (iv) any cancellation of indebtedness or (v) as it relates to the France Company an item subject to the roll-over regime under Sections 210 A, 210-0A, 210 B, 210 C and 223 F of the French tax code.

(k)    None of the Companies (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Taxing Authority, (ii) has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization, (iii) is, or has been during its current taxable year, a “controlled foreign corporation” within the meaning of Treasury Regulation Section 1.957-1, (iv) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (v) has been, since May 16, 2012, a member of an “affiliated group,” within the meaning of Section 1504(a)(1) of the Code, or any consolidated, combined, unitary or similar group for Tax purposes other than a group of which U.S. Seller is the common parent, (vi) to the Knowledge of U.S. Seller, has liability for any unpaid Taxes of any other Person as a transferee or successor, by Contract or otherwise, (vii) has engaged in any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of Law, or (viii) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(l)    None of the Companies or any Person acting for the Companies has (i) agreed to or is required to make any adjustment to any item of income, gain, deduction, loss or credit by reason of a change in accounting method or has any Knowledge that any Taxing Authority has proposed in writing any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to its business or operations, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(m)    The Sellers have delivered to Buyer complete copies of (i) all income and franchise Tax Returns of the Companies and the Mexico Seller relating to taxable periods ending on or after December 31, 2011 and (ii) any audit report issued within the last five years relating to any income and franchise Taxes due from or with respect to the Companies and the Mexico Seller.

(n)    No property owned by the Companies is, and none of the Mexico Assets are, (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(o)    The Companies are in material compliance with all transfer pricing requirements in all jurisdictions in which the Companies do business. None of the transactions between any Company and other related Persons is subject to any material adjustment, apportionment, allocation or recharacterization under any applicable Law with respect to Taxes, and all of such transactions have been effected on an arm’s length basis.

(p)    None of the Companies has received any Tax holidays or entered into any Tax reduction agreements with any Taxing Authority that are specific to any of the Companies.

(q)    The Belgium Company has not granted any abnormal or benevolent advantages or secret commissions to any person, and has not benefited from any such abnormal or benevolent advantages or secret commissions.

(r)    The Belgium Company has not entered into or been party to any transactions or arrangements which can reasonably be expected to be re-qualified as far as their Tax treatment is concerned.

(s)    Neither the UK Company nor any of the UK Subsidiaries has ever been included in a VAT group with UK Seller or any of its Affiliates for UK tax purposes.

(t)    For purposes of this Section 2.8, any reference to any of the Companies shall be deemed to include any Person that merged with or was liquidated or converted into such Company.

2.9    Tangible Personal Property. Each Company has or will have at Closing good and valid title to or, in the case of leased or licensed assets, a valid leasehold interest in or a valid license or right to use, all of the tangible personal property used or held for use in its business, free and clear of all Security Interests (other than Permitted Liens), and such tangible personal property has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used. The tangible personal property used or held for use by each Company, the tangible personal property included in the U.S. Assets and the Mexico Assets, the Business Properties and the tangible personal property used by the Sellers to provide corporate and information technology services to the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets comprise tangible property that is sufficient for the conduct of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets in substantially the same manner as presently conducted by the Sellers.

2.10    Owned Real Property. Section 2.10 of the Sellers’ Disclosure Schedule lists the Owned Real Property. With respect to the Owned Real Property:

(a)    U.S. Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of any Security Interest, except for recorded easements, covenants and other restrictions of record that do not and would not reasonably be expected to materially impair the current uses of such Owned Real Property;

(b)    there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such Owned Real Property;

(c)    there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(d)    there are no outstanding Contracts for any improvements to the Owned Real Property;

(e)    as of the date of this Agreement, none of the Companies or any Seller has received written notice of any revocation of any governmental permits, licenses and certificates required for the use and occupancy of the Owned Real Property in its current operations or that any revocation is pending or threatened;

(f)    as of the date of this Agreement, there are no condemnation actions pending or, to the Knowledge of the Sellers, threatened against the Owned Real Property or any part thereof or any interest therein; and

(g)    the Owned Real Property is in good operating condition, suitable, sufficient and appropriate in all material respects for its current use (ordinary wear and tear excepted).

2.11    Leases. Section 2.11 of the Sellers’ Disclosure Schedule lists all Transferred Leases. The Sellers have made available to Buyer complete and accurate copies of the Transferred Leases. With respect to each such Transferred Lease:

(a)    the Transferred Lease is a valid and binding obligation and a valid leasehold interest of a Company or a Seller and each other party to such Transferred Lease and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(b)    the Company or Seller that is party to the Transferred Lease and, to the Knowledge of the Sellers as of the date of this Agreement, the other party to the Transferred Lease is not in material breach or material default of the Transferred Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of or by the Seller or Company that is party to the Transferred Lease or, to the Knowledge of the Sellers, any other party thereto or permit termination, modification or acceleration thereunder;

(c)    as of the date of this Agreement, no Company or Seller has received written notice of any revocation of any governmental permits, licenses and certificates that are material and required for the use and occupancy of the real property subject to the Transferred Lease in its current operations, or any written notice that any revocation is pending or threatened;

(d)    as of the date of this Agreement, there are no condemnation, breach of statute or compulsory purchase actions pending or, to the Knowledge of the Sellers, threatened against the real property subject to the Transferred Lease or any part thereof or any interest therein; and

(e)    the Transferred Lease is free from and clear of any Security Interest except for recorded easements, covenants and other restrictions of record that do not and would not reasonably be expected to materially impair the current uses of the leasehold subject to such Transferred Lease.

2.12    Business Properties and Assets.

(a)    The Mexico Seller has good and valid title to (or in the case of leased Mexico Assets, good and valid leasehold interests) in the Mexico Assets that are not Contracts, in either case free and clear of all Security Interests (except for Permitted Liens).

(b)    The Owned Real Property and leaseholds under the Transferred Leases are the only land and buildings owned, used or occupied by the Companies in connection with the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets.

(c)    The assets of the Companies and the Mexico Assets (i) constitute all of the assets sufficient to conduct the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets in substantially the same manner as presently conducted by the Sellers, and (ii) constitute all of the assets, rights and properties reflected in, and used to generate the results of operations contained in, the Financial Statements, except for (x) any such assets, rights or properties transferred or disposed in the ordinary course of business, (y) any assets, rights or properties expressly covered by the Transition Services Agreement or (z) any such assets, rights or properties listed on Section 2.12(c) of the Sellers’ Disclosure Schedule. After giving effect to the transactions contemplated by this Agreement, none of the Sellers will (1) own or have the right to use any assets used exclusively by the Companies or (2) be engaged in the conduct of the same business as the Companies, except, in the case of this clause (2), for designing, manufacturing, marketing, selling and distributing components or parts that can be used as “replacement parts” within the definition of Business but are not specifically marketed as “replacement parts” within the definition of Business.

2.13    Intellectual Property.

(a)    Section 2.13(a) of the Sellers’ Disclosure Schedule accurately lists all Designated Intellectual Property that is the subject of a registration or pending application with a Governmental Entity and the owner of such item of Designated Intellectual Property. As of the date of this Agreement, a Company or an Affiliate of a Company solely owns, and at the Closing, a Company or Buyer will solely own, all rights, title and interest in and to all Designated Intellectual Property, in each case free and clear of any Security Interest other than Permitted Liens. As of the date of this Agreement, a Company or an Affiliate of a Company solely owns or possesses a valid license to use (and at the Closing, a Company or Buyer will solely own or possess a valid license to use) all other Intellectual Property (including Software) used in the operation of the business conducted by the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets, respectively, in each case free and clear of any Security Interest other than Permitted Liens.

(b)    As of the date of this Agreement, none of the Sellers, Companies or, with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets, U.S. Seller or Mexico Seller are named in any pending suit, action, claim or proceeding nor have received any written notice, in either case, which involves (1) a claim of infringement, misappropriation or other violation of any patents, trademarks, trade names, service marks, domain names, trade secrets, copyrights or other Intellectual Property of any third party (including any employee) by the operation of the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets, or (2) a challenge to the use, ownership, validity or enforceability of any Designated Intellectual Property and, to the Knowledge of the Sellers, no such suit, action, claim or proceeding has been threatened. The business conducted by the Companies and by U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets and their products, services and operating activities have not in the past six years infringed, misappropriated or otherwise violated and do not infringe, misappropriate, or otherwise violate any Intellectual Property right of any third party (including any employee).

(c)    As of the date of this Agreement, to the Knowledge of the Sellers, no Designated Intellectual Property is being infringed upon, misappropriated or otherwise violated by any third party.

(d)    As of the date of this Agreement, no Designated Intellectual Property listed on Section 2.13(a) of the Sellers’ Disclosure Schedule has been or is now involved in any interference, reissue, reexamination or opposition proceeding.

(e)    As of the date of this Agreement, to the Knowledge of the Sellers, each patent and registered trademark included in the Designated Intellectual Property listed on Section 2.13(a) of the Sellers’ Disclosure Schedule is valid, subsisting and enforceable. The Companies or the Sellers have made all necessary filings and recordations and paid all registration, maintenance and renewal fees that were or are due and payable to protect and maintain their interest in all Designated Intellectual Property listed on Section 2.13(a) of the Sellers’ Disclosure Schedule that is material to the conduct of business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets.

(f)To the extent that any Designated Intellectual Property has been developed or created or contributed to by a third party (including any past or current employee, contractor or consultant), a Seller or a Company has a valid and enforceable written agreement with such third party pursuant to which a Seller or a Company either (1) has obtained ownership of and is the exclusive owner of, or (2) has obtained a license (sufficient for the conduct of the business of Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted) to all of such third party’s rights, title and interest in and to such work, material, invention or other contribution by operation of Law or by valid and enforceable written agreement. No trade secret material to the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted has been authorized to be disclosed or has been actually disclosed to any third party (including any past or current employee, contractor or consultant) other than pursuant to a non-disclosure agreement restricting the disclosure and use thereof. The Companies and, in connection with the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller and Mexico Seller have taken security measures consistent with industry standards to protect the secrecy, confidentiality and value of all the trade secrets material to their businesses.

(g)None of the Companies or the Sellers have granted to any third party any license or right to the commercial use of any of the Designated Intellectual Property, except for rights and licenses granted (i) on standard form written contracts, or (ii) via implied licenses in connection with the sale or other distribution of products, product packaging, product catalogs or product brochures, in each case, in the ordinary course of business.

(h)Except as set forth on Section 2.13(h) of the Sellers’ Disclosure Schedule, the Designated Intellectual Property together with the Intellectual Property and Software licensed pursuant to

(i) the IP Licenses (as defined below), (ii) the Transition Services Agreement, (iii) standard form contracts of employment, and (iv) contracts for COTS Software constitute all of the Intellectual Property and Software used in the conduct of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted (including any products, services and business operations that are currently the subject of engineering and R&D activities).

(i)Neither the execution of this Agreement or the U.S. Contribution Agreement, the consummation of the transactions contemplated by this Agreement or the U.S. Contribution Agreement, nor the conduct of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted will result in: (i) the loss or impairment or granting of any Company’s right to own or use any of the Intellectual Property or Software owned by, or licensed to, any Company or otherwise used in the conduct of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted; or (ii) the requirement for payment of any additional royalties, fees or other consideration for Buyer or any Company’s right to own or use or continue to own or use any Intellectual Property or Software used in the conduct of the business of the Companies and the conduct of the business of the U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as currently conducted. Following the Closing, the Companies will have the right to exercise all of their current rights under agreements granting rights with respect to Intellectual Property and Software of a third party to the same extent and in the same manner they would have been able to had the transactions contemplated by this Agreement and the U.S. Contribution Agreement not occurred, and without the payment of any additional royalties, fees or other consideration as a result of such transactions and without the necessity of any third party consent as a result of such transactions.

(j)The information technology systems currently used by the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets that are material to the operations of that business (the “IT Systems”) are designed, implemented, operated and maintained in all material respects in accordance with customary industry standards and practices for entities operating businesses similar to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, including with the respect to redundancy, reliability and security. Without limiting the foregoing, the Sellers and the Companies (i) have taken reasonable steps and implemented reasonable procedures to ensure that the IT Systems are free from Malicious Code; and (ii) have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the security and the integrity of the IT Systems. To the Knowledge of the Sellers, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The IT Systems are adequate in all material respects for their intended use and for the operation of the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets in the ordinary course. There has not been any known material malfunction with respect to any of the IT Systems that has not been remedied or replaced in all material respects.

(k)The Companies and, in connection with the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller and Mexico Seller are in compliance in all material respects with any privacy policies posted by them and any Laws relating to personally identifiable information.

2.14    Contracts.

(a)    Section 2.14(a) of the Sellers’ Disclosure Schedule lists all of the Contracts within the categories described in clauses (1) through (17) of this Section 2.14(a) that are used as of the date of this Agreement by the Sellers or the Companies in the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets. All of the Contracts within the categories described in clauses (1) through (17) of this Section 2.14(a) that are identified by an asterisk in Section 2.14(a) of the Sellers’ Disclosure Schedule or to which any of the Companies is a party as of the date of this Agreement shall constitute the “Designated Contracts.Designated Contracts2.14(a)”

(1)any agreement (or group of related agreements) for the purchase or sale of products or services that involves aggregate payments to be made by or to a Company or, with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller, in excess of $150,000 in any consecutive 12 month period, except for any agency, dealer, sales representative, marketing or similar agreement and ordinary course purchase orders for aggregate purchases of less than $250,000;

(2)any agreement (or group of related agreements) for the lease of personal property from or to any third party involving a remaining cost or obligation in excess of $100,000 and providing for performance over a period in excess of one year;

(3)any Contract that relates to the sale of any assets of any Company, other than (x) inventory in the ordinary course of business, or (y) otherwise in the ordinary course of business for consideration in excess of $100,000;

(4)any agreement (other than (x) standard form contracts of employment, (y) contracts for COTS Software and (z) implied licenses granted in connection with the sale or other distribution of products, product packaging, product catalogs or product brochures in the ordinary course of business) providing for the license either by or to a Seller or a Company of any Intellectual Property or Software that is used by a Company or a Seller in connection with the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets (each such agreement, an “IP License”);

(5)any agreement relating to the ownership of, investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business), including investments in partnerships, joint ventures and minority equity investments;

(6)any agreement creating, incurring, assuming or guaranteeing (or that may create, incur, assume or guarantee) indebtedness or under which a Security Interest has been imposed on any material asset of the Companies or Mexico Asset, in either case tangible or intangible and direct or indirect, except for Permitted Liens;

(7)any agreement that restricts or limits the Companies from freely engaging in any line of business or with any Person anywhere in the world or from soliciting with respect to employment or hiring any Person;

(8)any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the one-year period immediately preceding the date of this Agreement or under which any Company or Seller (as it relates to the Mexico Assets or Mexico Assumed Liabilities) will have an obligation with respect to an “earn out,” contingent purchase price or contingent payment obligations;

(9)any franchise or similar agreement;

(10)any agency, dealer, sales representative, marketing or similar agreement under which sales of products of the Companies or, with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller exceeded $250,000 in the year ended on the Balance Sheet Date;

(11)any agreement involving the settlement of any lawsuit with respect to which (A) any unpaid amount exceeds $100,000 or (B) conditions precedent to the settlement thereof have not been satisfied;

(12)any Contract containing any future capital expenditure obligations of any Company in excess of $100,000;

(13)all collective bargaining Contracts or Contracts with any labor organization, union or association;

(14)any Contract between or among any Company on the one hand and any Seller, any Affiliate of any Sellers (other than any Company) or any officers, directors or stockholders of any Company or any members of his or her immediate family or any of their respective Affiliates on the other hand;

(15)any material management, consulting or other Contract with independent contractors or consultants (or similar arrangements, but excluding agency, dealer, sales representative or marketing agreements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(16)any partnership, joint venture, strategic alliance, or cross-licensing Contract with a third party or Contract pursuant to which a Company or the Seller has disclosed any material trade secrets owned (or purported to be owned) by any Company to a third party (other than standard written nondisclosure agreements entered into either in the ordinary course of business or with potential purchasers of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets); and

(17)any agreement pursuant to which the Companies or, with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller is obligated to indemnify any other Person for any Taxes;
except that no agreement described in clauses (1) through (17) above is identified as a Designated Contract unless a Company or a Seller (as relates solely to the Mexico Assets or the Mexico Assumed Liabilities) currently has, or may in the future have, any material rights or obligations thereunder.
(b)    A complete and accurate copy of each Designated Contract has been made available to Buyer. As to each Designated Contract, with respect to the Company or the Seller that is party thereto, (x) the Designated Contract is valid, binding enforceable, and in full force and effect in all material respects, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, (y) as of the date of this Agreement, the Company or the Seller that is party thereto is not in material breach or default, no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under the Designated Contract and the Company or the Seller that is party thereto has not received any written notice that it has breached, violated or defaulted under the Designated Contract and (z) the Company or the Seller that is party thereto has not repudiated any material provision of the Designated Contract. As to each Designated Contract, with respect to any party thereto that is not a Company or a Seller, as of the date of this Agreement (1) the Designated Contract is valid, binding, enforceable and in full force and effect in all material respects, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, (2) no such party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the Designated Contract, and (3) no such party has repudiated any material provision of the Designated Contract.

2.15    Litigation. There is no (a) litigation, (b) arbitration or (c) investigation or proceeding administered by any Governmental Entity pending or, to the Knowledge of the Sellers, threatened, against the Companies or, to the extent relating to the U.S. Assets or the Mexico Assets or the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or the Mexico Assets, Mexico Seller or U.S. Seller. As of the date of this Agreement, none of (x) the Companies, (y) to the extent relating to the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or the Mexico Assets, Mexico Seller or U.S. Seller, or (z) the U.S. Assets or the Mexico Assets is subject to any judgments, decrees, injunctions, rules or orders of any Governmental Entity that are not applicable to Persons or businesses generally.

2.16    Employment Matters.

(a)    The Sellers have made available to Buyer a true and complete list of (1) all Business Employees, independent contractors or consultants of the Companies and the Mexico Seller as of the date of this Agreement, along with the location, position, hire date, seniority status (if applicable), current annual rate of compensation, commission, bonus or other incentive-based compensation, target annual bonus opportunity and eligibility for participation in Employee Benefit Plans of each such person, and (2) all Business Employees who are on leave, short-term or long-term disability, whether or not such disability is work-related, or furlough as of the date of this Agreement.

(b)    The Sellers have made available to Buyer true and complete copies of all employment contracts with each Business Employee and contracts with independent contractors or consultants of the Companies.

(c)    None of the Companies has ever been a party to any transaction to which the Acquired Rights Directive applied.

(d)    As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Companies and Mexico Seller that are due and payable for services performed on or prior to the date hereof has been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any compensation, commissions or bonuses.

(e)    None of the Companies or, with respect to the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller is a party to or bound by any collective bargaining agreement, works council or other union contract. To the Knowledge of the Sellers, since January 1, 2011, no union or group of employees is seeking or has sought to organize employees of the Companies or, with respect to the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller for the purpose of collective bargaining. Since January 1, 2011, none of the Companies or, with respect to the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller have experienced any strikes, grievances, claims of unfair labor practices or other labor disputes that would reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.

(f)    Each of the Companies or, with respect to the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller is and has been in compliance in all material respects with the terms of the collective bargaining agreements, works council or other union contracts that it is bound by or party to.

(g)    All individuals characterized and treated by the Companies and, in connection with the business conducted by Mexico Seller with the Mexico Assets, the Mexico Seller as consultants or independent contractors of the Companies and the Mexico Seller are properly treated as independent contractors under all applicable Laws.

(h)    There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, federal, state or local “mass layoff” or “plant closing” law) with respect to each of the Companies or, with respect to the business conducted by them with the U.S. Assets or Mexico Assets, U.S. Seller or Mexico Seller since October 1, 2013, except to the extent that each of the Companies or, with respect to the business conducted by it with the U.S. Assets or Mexico Assets, U.S. Seller or Mexico Seller has complied with WARN and any similar federal, state or local “mass layoff” or “plant closing” law with respect to such mass layoff of plant closing, as applicable.

2.17    Employee Benefits.

(a)    Section 2.17(a) of the Sellers’ Disclosure Schedule sets forth a correct and complete list of (i) each Employee Benefit Plan pursuant to which any of the Companies will have any liability following the Closing (which are each identified by an asterisk) and (ii) each other material Employee Benefit Plan.

(b)    With respect to each Employee Benefit Plan, the Sellers have made available to Buyer a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any current summary plan description and (ii) the most recent IRS determination letter.

(c)    Each Employee Benefit Plan has been established and is being administered, in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Law and all contributions due under each Employee Benefit Plan have been paid.

(d)    The Companies have no obligation to contribute to (1) a “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not subject to ERISA) or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (2) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (3) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e)    With respect to each group health plan benefiting any current or former employee of the Companies or any ERISA Affiliate that is subject to Section 4980B of the Code, the Companies and the ERISA Affiliates have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)    As of the date of this Agreement, no material actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Benefit Plan.

(g)    The Employee Benefit Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified and the trusts maintained pursuant thereto have been determined by the IRS to be exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Employee Benefit Plans which could reasonably be expected to cause the loss of each such determination.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event): (i) result in any payment becoming due to any employee of the Companies, (ii) increase any benefits under any Employee Benefit Plan to any Business Employees, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Employee Benefit Plan of the Companies, or (iv) result in any amount being nondeductible under Section 280G of the Code.

2.18    Environmental Matters.

(a)    The operations of the Companies and the operations conducted by U.S. Seller or Mexico Seller with the U.S. Assets or the Mexico Assets at the Business Properties are in compliance with applicable Environmental Laws in all material respects.

(b)    Except as could not reasonably be expected to result in any of the Companies, the U.S. Seller or the Mexico Seller incurring material liabilities, or except as set forth in Section 2.18(b) of the Sellers’ Disclosure Schedule, there is no pending or, to the Knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation or formal administrative proceeding or claim by any Governmental Entity or other Person relating to any Environmental Law (1) against any of the Companies, (2) to the extent relating to the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets and the Mexico Assets or any of the Business Properties, against U.S. Seller or Mexico Seller, or (3) otherwise affecting or relating to the U.S. Assets, the Mexico Assets or any of the Business Properties or any real property formerly owned, operated, leased, or occupied by the Companies or the Sellers in the conduct of the Business.

(c)    The Sellers and the Companies have, and have had since January 1, 2009, all material permits, licenses and approvals required under Environmental Law to operate the Business Properties as operated by the Sellers and the Companies since January 1, 2009.

(d)    No Materials of Environmental Concern have been Released by any Company, U.S. Seller or Mexico Seller or, to the Knowledge of the Sellers, at any Business Property, except for any such Releases that have been remediated or that are not of a quantity or nature sufficient to require active remediation pursuant to any applicable Environmental Law.

(e)    The Sellers, the Companies and U.S. Seller and Mexico Seller (concerning the U.S. Assets and the Mexico Assets, respectively) have made available to Buyer all material reports and studies in their possession, custody or control relating to the environmental condition of real properties currently or formerly owned, operated or leased by such entities, or relating to such entities’ material noncompliance with, or liabilities arising under or pursuant to, applicable Environmental Laws.

2.19    Legal Compliance. Since January 1, 2009 the Companies and, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller and Mexico Seller have been in compliance in all material respects with all applicable Laws with respect to the business of Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets. As of the date of this Agreement, none of the Companies, U.S. Seller or Mexico Seller has received written notice of any pending action, suit, proceeding or claim relating to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets alleging any failure to so comply.

2.20    Permits. Section 2.20 of the Sellers’ Disclosure Schedule lists all Transferred Permits, and the Transferred Permits constitute all approvals, authorizations, consents, franchises, licenses, permits and certificates by any Governmental Entity as are material and necessary as of the date of this Agreement to the operation of the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as presently conducted or for the lawful ownership of its properties and assets. As of the date of this Agreement, to the Knowledge of the Sellers, each Transferred Permit is in full force and effect, no Company or Seller is or has been in violation of or default under any Transferred Permit in any material respect and no suspension or cancellation of any such Transferred Permit has been threatened in writing.

2.21    Customers and Suppliers. As of the date of this Agreement, since the Balance Sheet Date, no material supplier of the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller other than scheduled reductions or terminations expressly contemplated by the Contract between the supplier, on the one hand, and the Companies, U.S. Seller or Mexico Seller, on the other hand. As of the date of this Agreement, since January 1, 2011, none of the top five customers in the aggregate of the Companies for the year ended on the Balance Sheet Date and, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller and Mexico Seller has stopped, or materially decreased the rate of buying products or services from the Companies or, in connection with the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller, or has indicated in writing that it will stop, or materially decrease the rate of, buying products or services from the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller.

2.22    Brokers’ Fees. No Company or Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute a Mexico Assumed Liability or a liability of the Companies.

2.23    Insurance. Set forth on Section 2.23 of the Sellers’ Disclosure Schedule is a complete and correct list of (a) the material insurance policies currently maintained by the Companies and (b) the material insurance policies that are related to the business of the Companies or the business conducted by the U.S. Seller or Mexico Seller with the U.S. Assets and the Mexico Assets and are currently maintained by any Seller or Affiliate of a Seller. With respect to each such insurance policy, (i) no Seller, Company or Affiliate of the foregoing is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and (ii) no notice of cancellation or termination has been received other than in connection with ordinary renewals by any Seller, Company or Affiliate of the foregoing. At all times, all of the Mexico Assets, assets of the Companies, business interruption risks and all other risks that are normally insured by companies carrying on operations similar to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets have been adequately insured.

2.24    Anti-Corruption and Anti-Bribery Laws.

(a)    The Companies and, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller represent and warrant that neither they or any Subsidiary or Affiliate thereof, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or authorized to act for or on behalf of the Companies, has, directly or indirectly, in connection with the business of the Companies:

(1)    made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage;

(2)    paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(3)    made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(4)    established or maintained any unlawful fund of corporate monies or other properties;

(5)    created or caused the creation of any false or inaccurate books and records of the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller related to any of the foregoing; or

(6)    otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law.

(b)    For purposes of this provision:

(1)    “Government Official” means any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Government Entity or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States; and

(2)    “Government Entity” means any government other than the Federal government and governments of the states, commonwealths, territories and other political subdivisions of the United States of America (a “Government”), any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any Government or any sovereign wealth fund, excluding entities related to the government of the United States.

2.25    Sanctions and Export Controls. None of the Companies nor, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller, their Subsidiaries nor their respective directors, officers, employees, or agents (a) is a person with whom transactions are prohibited or limited under any U.S. economic sanctions laws, including those administered by the Office of Foreign Assets Control, or (b) within the last five years has violated any U.S. economic sanctions laws. The Companies and, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller, are and for the past five years have been in possession of all licenses or permits required for the lawful conduct of their business under U.S. export control laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. Within the past five years, neither the Companies nor, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller, (x) have made any voluntary disclosures to U.S. Government authorities under U.S. economic sanctions laws or U.S. export control laws, or (y) have been the subject of any investigation or inquiry by any U.S. Governmental Entity regarding the compliance of the Companies with such laws.

2.26    Product Liability; Recalls.

(a)    There are no Asbestos Claims pending or, to the Knowledge of the Sellers, threatened, against the Companies or the U.S. Seller and Mexico Seller in connection with the U.S. Assets and Mexico Assets. The Companies are not currently selling any asbestos or asbestos-containing products.

(b)    There are no claims by or before any Governmental Entity pending or, to the Knowledge of Sellers, threatened against or involving any of the Sellers relating to any product alleged to have been processed, manufactured, marketed, labeled or sold by any of them in the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets and alleged to have been defective, or improperly processed, manufactured, marketed, labeled or sold; nor, to the Knowledge of Sellers, has there been any valid basis since January 1, 2004 for any such claim. Since January 1, 2009, there has been no product recall or post-sale warning conducted by the Sellers or its Affiliates with respect to any product alleged to have been processed, manufactured, marketed, labeled or sold by any of them in the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets, and no such product recall or post-sale warning is otherwise outstanding.

2.27    Seller Non-Reliance. The Sellers acknowledge that (a) the representations and warranties of Buyer set forth in Article III constitute the sole and exclusive representations and warranties of the

Buyer Parties to the Sellers in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and the Buyer Parties are not making and disclaim, and the Sellers waive, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements and (b) the Seller Parties have not relied and will not rely on, and will not make any claims against the Buyer Parties with respect to the subject matter of this Agreement based on, any representations or warranties other than those set forth in this Agreement and the Ancillary Agreements.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct.
3.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

3.2    Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and such Ancillary Agreements and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, this Agreement and each such Ancillary Agreement constitute or will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3    Noncontravention. Subject to compliance with the applicable requirements of the Antitrust Laws, neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which Buyer will be a party, nor the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements, will:

(a)    conflict with or violate any provision of the Organizational Documents of Buyer;

(b)    require on the part of Buyer any filing or registration with, or notification to, or permit, authorization, consent or approval of, any Governmental Entity, except for such filings as may be required under the Antitrust Laws and any filing, registration, notification, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of benefit under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Buyer is a party or by which Buyer is bound, except for (1) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a

Buyer Material Adverse Effect or (2) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d)    violate any Law applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4    Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to Buyer’s Knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5    Investment Intent. Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom. Buyer further acknowledges that (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares, and (b) it can bear the economic risk of an investment in the Shares for an indefinite period of time.

3.6    Financing.

(a)    Buyer has delivered to the Sellers copies of the commitment letters (the “Debt Financing Commitment Letters”), dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement (as the same may be amended, modified or supplemented, the “Debt Financing Commitment,” and such debt financing contemplated by the Debt Financing Commitment, the “Debt Financing"). As of the date hereof, the Debt Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligation of Buyer and each of the other parties thereto except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(b)    There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer or any other party thereto under the Debt Financing Commitment. As of the date hereof, Buyer and its Affiliates do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer at the Closing as contemplated by the Debt Financing Commitment Letters, and Buyer and its Affiliates do not have any knowledge that any of the lenders that are parties to the Debt Financing Commitments Letters will not perform their obligations thereunder.

(c)    Except for the fee letters relating to the Debt Financing (complete copies of which have been provided to the Sellers with redactions to the extent necessary to comply with confidentiality obligations), as of the date hereof, there are no side letters or other Contracts relating to the Debt Financing Commitment that could adversely affect the availability of the full amount of the Debt Financing. None of the Debt Financing Commitment Letters have been modified, amended or altered prior to the date of this Agreement and, as of the date of this Agreement, no such amendment or modification is contemplated, and none of the respective commitments under any of the Debt Financing Commitment Letters have been withdrawn or rescinded.

(d)    Assuming receipt of the amounts to be funded under the Debt Financing Commitment at the Closing, Buyer will have sufficient cash or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including payment to the Sellers of the Estimated Purchase Price at the Closing and payment of any transaction fees and expenses of or payable by Buyer; provided, however, that the receipt of the amounts to be funded under the Debt Financing Commitment is not a condition to Closing. All commitment fees and other fees required to be paid pursuant to the terms of the Debt Financing Commitments have been paid in full or will be paid in full when due.

(e)    Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement regardless of the reasons why such Debt Financing, any alternative financing, or other financing is not obtained or whether such reasons are within or beyond the control of Buyer.

3.7    Solvency. Assuming (a) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement and (b) that any estimates, projections or forecasts of business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets have been prepared in good faith based upon assumptions that were and continue to be reasonable, (1) after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (2) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.8    Due Diligence by Buyer. Buyer acknowledges that (a) it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, projected operations, workforce and affairs of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets (including the Mexico Assumed Liabilities and the U.S. Assumed Liabilities) and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and this Agreement, including the representations and warranties of the Sellers set forth in Article II, as qualified and limited by the Sellers’ Disclosure Schedule, (b) such representations and warranties, as so qualified and limited, constitute the sole and exclusive representations and warranties of the Seller Parties to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and the Seller Parties are not making and disclaim, and Buyer waives, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements, including any implied warranties as to condition, merchantability, fitness for a particular purpose or suitability, as to any of the U.S. Assets or the Mexico

Assets or the assets of the Companies, (c) the Buyer Parties have not relied and will not rely on, and will not make any claims against the Seller Parties with respect to the subject matter of this Agreement based on, any representations or warranties other than those set forth in this Agreement, as qualified and limited by the Sellers’ Disclosure Schedule, and the Ancillary Agreements and (d) Buyer takes (to the extent otherwise conveyed by this Agreement) the business of the Companies, the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets and the U.S. Assets and the Mexico Assets as-is and where-is (subject to the benefit of the representations and warranties set forth in Article II, as qualified and limited by the Sellers’ Disclosure Schedule). Except in the case of fraud, Buyer acknowledges that none of the Sellers nor any other Person will have or be subject to any liability to any Buyer Party or any other Person resulting from the distribution to the Buyer Parties or the Buyer Parties’ use of any information regarding the business of the Companies, the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, the Companies or the transactions contemplated by this Agreement that is not specifically and expressly set forth in Article II, as qualified and limited by the Sellers’ Disclosure Schedule, including any confidential information memoranda or financial databook distributed on behalf of the Sellers or their Affiliates and any management presentations, other documents and other information provided or made available to the Buyer Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer further acknowledges and agrees that the Seller Parties are not making any representation or warranty with respect to any cost estimates, projections or other predictions, including the reasonableness of any underlying assumptions, that may have been provided to any Buyer Party. Nothing in this Section 3.8 shall limit the representations and warranties of the Sellers contained in this Agreement or the Ancillary Agreements.
ARTICLE IV

PRE-CLOSING COVENANTS

4.1    Closing Efforts; Hart-Scott-Rodino Act.

(a)    Subject to the terms of this Agreement, each of the Parties shall use reasonable best efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to: (1) effect all applicable registrations, filings and notices with or to Governmental Entities, and (2) otherwise comply in all material respects with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Each of the Parties shall promptly notify the other Party of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(b)    Without limiting the generality or effect of Section 4.1(a), as promptly as practicable after the date of this Agreement and in any event before or on the seventh Business Day after the date of this Agreement, U.S. Seller and Buyer each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) notification and report forms relating to the transactions contemplated by this Agreement as required by the Hart-Scott-Rodino Act; provided, that in no event shall the Parties request in their respective notification and report forms early termination of the Hart-Scott-Rodino Act waiting period. As promptly as practicable and in any event prior to any relevant deadline, U.S. Seller and Buyer each shall (1) supply the other with any additional information which may be required in order to effectuate such filings and (2) supply any additional information which reasonably may be required by the FTC or the DOJ and which the parties may reasonably deem appropriate. As promptly as practicable and in any event prior to any relevant deadline, U.S. Seller and Buyer shall file with any other Governmental Entity any other filings, reports, information, and documentation required for the transactions contemplated by this Agreement pursuant to any other Antitrust Laws.

(c)    Without limiting the generality or effect of Section 4.1(a), each Party shall (1) use its reasonable best efforts to obtain promptly any clearance required under the Hart-Scott-Rodino Act and any other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised on a current basis of the status of any communications with, and any inquiries or requests for additional information from any governmental entities and shall comply promptly with any such inquiry or request, (2) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the transactions contemplated by this Agreement so as to enable the closing of the contemplated transactions to occur expeditiously, (3) use its reasonable best efforts to defend through litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the transactions contemplated by this Agreement would violate any law, or any regulation or rule of any governmental entity, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent consummation of the transactions contemplated by this Agreement, and (4) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other Party and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable Hart-Scott-Rodino Act waiting period and the waiting periods under any other Antitrust Law at the earliest practicable dates, such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of any Governmental Entity and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such Governmental Entities.

(d)    Without limiting the generality or effect of Section 4.1(a), each Party shall (1) give the other Parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) promptly inform the other Parties of any communication with any Governmental Entity regarding the transactions contemplated by this Agreement, and (3) keep the other parties informed as to the status of any such proceeding or communication. Each Party shall consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the transactions contemplated by this Agreement.

(e)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transactions contemplated by this Agreement, each of Buyer and U.S. Seller shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)    For purposes of Sections 4.1(a), (c) and (e), Buyer’s “reasonable best efforts” shall require Buyer to commit to any and all consent decrees, divestitures, sales, dispositions, licenses, or hold-separate orders or similar arrangements or conduct of business arrangements as a condition of obtaining any necessary antitrust approval.

4.2    Operation of Business.

(a)    Except for the U.S. Contribution and as otherwise contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Sellers shall, and shall cause the Companies to, conduct the operations of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets in the ordinary course of business.

(b)    Without limiting the generality of Section 4.2(a), except for the U.S. Contribution, during the period from the date of this Agreement until the Closing Date and subject to applicable Law, U.S. Seller and Mexico Seller with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets shall, and each Share Seller shall cause the Companies to, in a manner and to the extent consistent with the conduct of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets in the ordinary course of business:

(1)    use commercially reasonable efforts to preserve intact the business operations, organization and goodwill of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets;

(2)    use commercially reasonable efforts to keep available the services of the Business Employees;

(3)    use commercially reasonable efforts to maintain existing material business relations with third parties;

(4)    pay accounts payable and similar obligations in compliance with their terms, bill customers, collect receivables and purchase inventory;

(5)use commercially reasonable efforts to maintain insurance coverage at levels consistent with presently existing levels;

(6)maintain its books, accounts and records and use commercially reasonable efforts to maintain its current pricing policies and terms and conditions of sales; and

(7)use commercially reasonable efforts to maintain and service the tangible assets of the Companies in good operating condition and repair, normal wear and tear excepted.

(c)    Without limiting the generality of Section 4.2(a), except for the U.S. Contribution or as set forth in Section 4.2(c) of the Sellers’ Disclosure Schedule, during the period from the date of this Agreement until the Closing Date, the Sellers will not and will cause the Companies not to, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, solely with respect to the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets:

(1)    engage in any new line of business;

(2)    incur or permit to be incurred any obligation or other liability in excess of $250,000 in any way affecting the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, except for incurrence of accounts payable in the ordinary course of business;

(3)    sell, lease, license, sublicense, covenant not to assert, abandon, allow to lapse or otherwise dispose of any U.S. Asset, Mexico Asset or material assets of the Companies (including Intellectual Property and Software), other than in connection with the sale of inventory in the ordinary course of business;

(4)    materially increase the compensation or benefits payable or provided, or to become payable or provided, to any of the Business Employees or former employees of the Companies, including adopting or agreeing to any transaction or sale bonus, or retention or other severance arrangements, other than as otherwise (x) required by any Employee Benefit Plan or Law, (y) contemplated by this Agreement or (z) agreed by the Parties;

(5)    grant, create, incur, or suffer to exist any Security Interest on any material U.S. Asset or Mexico Asset or material asset of the Companies, or on any material portion of the assets of the Companies, the U.S. Assets or the Mexico Assets, in each case, that did not exist on the date of this Agreement and would be in existence immediately after the Closing, other than Permitted Liens;

(6)    cancel or compromise any material debt or claim or waive or release any material right of the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller;

(7)    except to the extent required by Law or GAAP, make any material change to its cash management practices (including with respect to accounts receivable and inventory) or any of its methods of accounting or methods of reporting revenue and expenses or accounting practices or make any write down in the value of its inventory, in each case which would affect in any material manner the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets;

(8)    make any change in general pricing practices or policies or any change in its credit or allowance practices or policies;

(9)    terminate, modify, waive any material right under or amend any Designated Contract, except in the ordinary course of business, or enter into any new Contracts related to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, except Contracts made in the ordinary course of business that are not otherwise restricted by Section 4.2(c)(2);

(10)    directly or indirectly engage in any material transaction or enter into any loan arrangement with any shareholder or employee of any Company or any of their Affiliates;

(11)    settle any proceeding (including any civil, criminal, administrative, investigate or appellate proceeding and any informal proceeding), audit or similar examination against, relating to or affecting the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, except for any settlement that does not result in any equitable remedy being imposed on the Companies other than a customary nondisclosure obligation or does not require any payment by any of the Companies following the Closing or give rise to a U.S. Assumed Liability or Mexico Assumed Liability;

(12)    with respect to the Companies only, make, change or revoke any Tax election, settle or compromise any Tax claim or liability, change (or make a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes, waive or extend any statute of limitations period in respect of Taxes, or surrender any claim for a refund of Taxes;

(13)    terminate, cancel or fail to renew any Transferred Permits or any permits, licenses and approvals required under Environmental Law related to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets;

(14)    issue, transfer, sell or otherwise dispose of any equity interests (including the Shares) in any Company, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such equity interests (including the Shares);

(15)    declare or pay any dividend or make any distribution beyond the retained earnings of any Company or in an amount that would cause any Company to have less than the applicable amount of Operating Cash as of Closing;

(16)    amend the Organizational Documents of any of the Companies; or

(17)    agree or commit to do any of the foregoing.

(d)    Notwithstanding anything to contrary in Sections 4.2(a) through 4.2(c), the Sellers and the Companies shall be permitted to (1) accept capital and loans from the Share Sellers or any of their Affiliates, and (2) use any and all cash, cash equivalents and other short-term liquid investments of the Companies to make dividends, distributions or other payments to the Shares Sellers or any of their Affiliates to the extent that such dividends or distributions for each Company are not beyond the retained earnings of that respective Company.

4.3    Access.

(a)    The Sellers shall permit the representatives of Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets) to the premises, properties, financial, Tax and accounting records, Contracts, and other records and documents, of or pertaining to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets. Notwithstanding the foregoing, the Sellers shall not be obligated (1) to provide any information, documents or access to any person unless Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such person from the Sellers, (2) to provide any information, documents or access that would (A) violate the provisions of any applicable Laws or any Contract to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto; provided, in the case of this clause (2), that Sellers shall use commercially reasonable efforts, without being required to incur any costs or expenses payable to a third party or other direct costs, to provide such information documents or access (or a portion or summary thereof) in a manner that does not violate Law or Contract or cause the loss of attorney-client privilege, (3) to provide access that would result in unreasonable interference with any of the businesses or operations of any Seller or Company, or (4) to provide access to conduct any sampling or testing of the Environment without U.S. Seller’s prior written consent in U.S. Seller’s sole discretion. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Companies or the Sellers in connection with the transactions contemplated by this Agreement, except with the prior written consent of the U.S. Seller.

(b)    Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive the Closing or any termination of this Agreement, and any information provided by or on behalf of the Sellers or any of the Sellers’ Affiliates to Buyer pursuant to this Agreement shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) and treated in accordance with the Confidentiality Agreement, except that if the Closing occurs, the Confidentiality Agreement, insofar as it covers Evaluation Material relating exclusively to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, shall terminate effective as of the Closing.

(c)    Notwithstanding any provision of this Agreement to the contrary, Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding (1) pending or proposed bids for new contracts or subcontracts or any related information where Buyer or an Affiliate of Buyer also has submitted or intends to submit a bid for such contract or subcontract or (2) pending or proposed materials or product supply or service contracts.

(d)    Between the date of this Agreement and the Closing Date, the Sellers shall furnish to Buyer, within 15 days after the end of each calendar month, a copy of the internal unaudited combined income statement and balance sheet of the Companies and the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, as of the end of and for the month.

4.4    Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Companies, on the one hand, and the Sellers or any of their Affiliates (other than the Companies), on the other hand, shall be eliminated without any liability to, or other obligation of, the Companies, except to the extent (a) expressly provided for in this Agreement or (b) such payables, receivables, liabilities and other obligations relate to bona fide transactions entered into or conducted on substantially prevailing market terms at substantially prevailing market prices.

4.5    Financing.

(a)    Efforts to Consummate. Buyer shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using reasonable best efforts to (1) subject to Section 4.5(b), maintain in effect the Debt Financing Commitment in accordance with the terms and subject to the conditions thereof, (2) satisfy on a timely basis (or obtain any waiver of) all conditions and covenants applicable to Buyer in the Debt Financing Commitment that are within Buyer’s control and otherwise comply with its obligations thereunder, (3) enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment (the “Definitive Financing Agreements”), (4) consummate the Debt Financing at or prior to Closing, and (5) enforce its rights under the Debt Financing Commitment and procure that the providers of the Debt Financing comply with all of their obligations (including negotiating and entering into the agreements contemplated thereby promptly and, at Closing, funding the Debt Financing) required to consummate the transactions contemplated by this Agreement (including, if the conditions set forth in Sections 5.1 and 5.2 and the Debt Financing Commitment Letters or the Definitive Financing Agreements have been satisfied or waived, through threatening, commencing or pursuing litigation, arbitral or other adversarial proceedings).

(b)    Amendment and Replacement of Debt Financing Commitment. Buyer shall not permit any amendment or modification to be made to, or waive any provision or remedy under, the Debt Financing Commitment, except that notwithstanding the foregoing, Buyer shall have the right to amend or replace the Debt Financing Commitment from time to time between the date hereof and Closing (i) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities as a party thereto or (ii) in any other manner that would not, taken as a whole, have the effect of (A) reducing the aggregate amount of the Debt Financing such that Buyer’s representation in Section 3.6 would no longer be true and correct, (B) imposing new or additional conditions to the receipt of the Debt Financing or otherwise expanding, amending or modifying any of the conditions to the receipt of the Debt Financing, in each case in a manner that would reasonably be expected to delay or prevent the Closing, or (C) adversely impacting the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Buyer shall use its reasonable best efforts to arrange and obtain alternative sources of funds in an amount sufficient to consummate the transactions contemplated by this Agreement. The terms “Debt Financing Commitment” and “Debt Financing” shall be deemed to refer to the Debt Financing Commitment as it may be amended or replaced as permitted by this Section 4.5(b) and the financing contemplated by the amended or replacement Debt Financing Commitment.

(c)    Information and Notices to U.S. Seller. Upon the reasonable request of U.S. Seller from time to time, Buyer shall keep U.S. Seller informed in reasonable detail of the status of its efforts to arrange and obtain the Debt Financing, including any amendment or replacement. Without limiting the generality of the preceding sentence, Buyer shall give U.S. Seller prompt notice: (1) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Debt Financing Commitment, Definitive Financing Agreements or any agreement contemplated thereby; (2) of the receipt by Buyer or any of its Affiliates or representatives of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Financing Commitment, Definitive Financing Agreements or any agreement contemplated thereby; and (3) if for any reason Buyer or any of its Affiliates believes in good faith that (A) there is a dispute or disagreement between or among any parties to the Debt Financing Commitment, Definitive Financing Agreements or any agreement contemplated thereby; or (B) it is reasonably likely that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment. Buyer will furnish to U.S. Seller correct and complete copies of any Definitive Financing Agreements or any alternative Debt Financing Commitment and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, as long as information relating to the amounts or conditionality of, or conditions precedent to, the funding of the Debt Financing is not redacted).

4.6    2013 Audited Financial Statements. Sellers shall cause to be prepared and delivered to Buyer as soon as practicable an independent audit report from KPMG LLP with respect to the 2013 Audited Financial Statements, it being understood that the costs incurred in connection with the carve-out and preparation of the 2013 Audited Financial Statements shall constitute a U.S. Assumed Liability (as defined in the U.S. Contribution Agreement) and shall not be included in Seller Transaction Expenses. Delivery to Buyer of the 2013 Audited Financial Statements is not a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement.

4.7    Seller Release. Subject to the next sentence, effective as of the Closing Date, the Sellers, on behalf of themselves, their Affiliates and their respective successors and assigns (collectively, the

“Seller Releasing Parties”), hereby irrevocably and unconditionally release and forever discharge (a) the Companies and each of their respective current and former officers, directors, employees, successors and assigns, (b) solely with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, the Business Employees and (c) solely with respect to the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, Buyer and its permitted assignees pursuant to Section 12.5 and the Business Employees (clauses (a), (b) and (c), collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and all other claims and demands whatsoever, including any rights to indemnification, contribution or reimbursement from any Buyer Released Parties, in each case whether arising in law or in equity and whether pursuant to the Organizational Documents of the Buyer Released Parties, Contracts or otherwise, which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in respect of any cause, matter or thing occurring before the Closing solely in connection with the business conducted by the Companies or the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets and the Mexico Assets. The preceding sentence does not apply to (1) the liabilities and obligations of or performance by the Buyer Parties under this Agreement and the Ancillary Agreements, including the Assumed Liabilities, (2) causes or matters that occur after the Closing and (3) fraud, bad faith or intentional misconduct by any Buyer Released Party.

4.8    Conduct of Buyer. During the period from the date of this Agreement until the Closing Date, except for the Debt Financing and the other transactions contemplated by this Agreement, Buyer shall not, and shall not permit any of its subsidiaries to:

(a)    enter into any Contract or incur any obligation requiring Buyer or its subsidiaries to make (1) any acquisition or purchase of a material amount of the assets of or any equity interest in any Person or (2) any merger, consolidation, business combination or joint venture with any Person, in the case of each of the foregoing clauses (1) and (2), for an aggregate purchase price in excess of $25,000,000;

(b)    incur, assume, guarantee, prepay or otherwise become liable, directly, contingently or otherwise, for any indebtedness for borrowed money in excess of $25,000,000 in the aggregate, except (1) in the ordinary course of business and (2) for (A) indebtedness for borrowed money incurred pursuant to the Amended and Restated Credit Agreement, dated as of December 17, 2010 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified as of the date of this Agreement), by and among inter alios Buyer, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto, (B) indebtedness for borrowed money incurred pursuant to the Credit Agreement, dated as of April 26, 2011 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified as of the date of this Agreement), by and among inter alios Buyer, UBS AG Stamford Branch as administrative agent and collateral agent and the lenders from time to time party thereto, (C) indebtedness for borrowed money in replacement of or to refinance existing indebtedness for borrowed money, (D) guarantees by Buyer of indebtedness for borrowed money of wholly owned subsidiaries of Buyer, which indebtedness is incurred in compliance with this Section 4.8(b), (E) interest rate swaps on customary commercial terms, consistent with past practices, and (F) indebtedness in respect of overdrafts protections applied in the ordinary course of business in connection with Buyer’s cash management system; or

(c)    take or agree to take any action which would reasonably be expected to cause Buyer’s representations or warranties contained in Sections 3.6 or 3.7 to be untrue or incorrect in any material respect.

4.9    Further Action Regarding Intellectual Property.

(a)    If, after the date of this Agreement, Buyer or any of its Affiliates identify any gap or defect in the chain of title, ownership or lien status of any registration or pending application included in the Designated Intellectual Property, Sellers shall promptly at their own expense execute and file all documents and take all other appropriate actions as necessary to reflect a Company as the sole and exclusive owner of good and valid title to such registrations or pending applications, free and clear of any Security Interest other than Permitted Liens, and to eliminate or correct any such gaps or defects in the chain of title, ownership or lien status thereof. If, after the Closing, either Buyer or any Seller identifies any item of Designated Intellectual Property that inadvertently was not previously transferred by a Seller or its Affiliates to a Company, then Sellers shall (or shall cause their Affiliates to) promptly transfer such Designated Intellectual Property to Buyer (or its designated Affiliate) for no additional consideration.

(b)    If, after the Closing, either Buyer or any Seller identifies any item of Intellectual Property that constitutes an Excluded Asset (as such term is defined in the Contribution Agreement) that was erroneously transferred by a Seller or its Affiliates to a Company, Buyer shall (or cause such Company to) promptly transfer such Intellectual Property to a Seller (or its designated Affiliate) for no additional consideration.

4.10    Transition Services Agreement. U.S. Seller and Buyer shall negotiate in good faith to prepare and agree to Schedule A of the Transition Services Agreement as promptly as practicable following the date hereof, and in any event prior to Closing. The version of Schedule A of the Transition Services Agreement that is included in Exhibit D to this Agreement as of the date hereof, with any revisions thereto that are mutually agreed by Buyer and U.S. Seller in writing prior to Closing, shall constitute Schedule A of the Transition Services Agreement for the purpose of the delivery contemplated by Section 1.3(b)(7). After the Closing, at the request of Buyer, U.S. Seller and Buyer shall negotiate additional services under the Transition Services Agreement according to Section 1.4 thereof.

4.11    Title Insurance Policy. At or prior to Closing, U.S. Seller shall deliver to Buyer such deed as is reasonably necessary for Buyer to obtain an American Land Title Association (ALTA) standard title insurance policy, issued by Chicago Title Insurance Company or a similarly rated title company (“Title CompanyTitle ”), insuring U.S. Company’s fee title to the Owned Real Property, free and clear of all defects and encumbrances, excepting only Permitted Liens (it being understood that U.S. Seller may be required to deliver certain documentation to the Title Company, including a title affidavit). Buyer’s obtaining the policy described in the preceding sentence is not a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS PRECENDENT TO CLOSING

5.1Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or written waiver by Buyer) of the following conditions:

(a)(1) the Fundamental Representations of the Sellers (other than Section 2.8 (Tax Matters)) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, and (2) all other representations and warranties of the Sellers set forth in Article II shall be true and correct as of the Closing Date as if made on the Closing Date, except (A) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the following clause (B)), and (B) where all failures of such representations or warranties in this clause (2) to be true and correct (without giving effect to any materiality or Business Material Adverse Effect or similar qualification in any such representation or warranty) would not, in the aggregate, reasonably be expected to result in a Business Material Adverse Effect;

(b)the Sellers shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by the Sellers under this Agreement as of or prior to the Closing;

(c)(1) no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect and (2) no action or proceeding by a Governmental Entity shall be pending, or threatened in writing, that seeks to prevent or enjoin in any respect the consummation of the transactions contemplated by this Agreement;

(d)the Sellers shall have executed and delivered to Buyer the Sellers’ Certificate;

(e)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any consents required thereunder shall have been obtained;

(f)there shall not have occurred since the date of this Agreement any Business Material Adverse Effect;

(g)each deliverable of the Sellers under Section 1.3(b) shall have been delivered to Buyer;

(h)the Sellers shall have obtained the consents and approvals set forth on Section 5.1(h) of the Sellers’ Disclosure Schedule;

(i)all right and interest in and to the trademarks set forth on Section 5.1(i) of the Sellers’ Disclosure Schedule, including the goodwill of the business connected with the use thereof and symbolized thereby and all rights to sue and recover for past, present and future infringement or dilution thereof, shall have been assigned to UK Seller free and clear of all Security Interests other than Permitted Liens, and all filings and actions necessary to record such assignment with the U.S. Patent & Trademark Office shall have been made or taken; and
(j)all equity interests in Ambi-Rad Energy Limited shall have been distributed by UK Company to an Affiliate of the Sellers other than the Companies.

5.2    Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or written waiver by the U.S. Seller) of the following conditions:

(a)the representations and warranties of Buyer set forth in Article III shall be true and correct as of the Closing Date as if made on the Closing Date, except (1) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the following clause (2)), and (2) where all failures of such representations or warranties to be true and correct (without giving effect to any materiality or Buyer Material Adverse Effect or similar qualification in any such representation or warranty) would not, in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect;

(b)Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
(c)(1) no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect and (2) no action or proceeding by a Governmental Entity shall be pending, or threatened in writing that seeks to prevent or enjoin in any respect the consummation of the transaction contemplated by this Agreement;

(d)Buyer shall have executed and delivered to the Sellers the Buyer’s Certificate;

(e)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any consents required thereunder shall have been obtained; and

(f)each deliverable of Buyer under Section 1.3(b) shall have been delivered to U.S. Seller.

5.3    Deemed Waiver. If either Party is not obligated to perform the Closing pursuant to this Agreement, but nevertheless elects to perform, and actually performs, the Closing, and the other Party is obligated to perform, the Parties shall proceed with the consummation of this Agreement as if all Parties were obligated to do so, and the Party who is not obligated to proceed but elects to do so (the “Waiving Party”) shall be deemed to have specifically waived the fulfillment of the condition or conditions, the nonfulfillment of which excused the obligation of the Waiving Party to perform pursuant to this Agreement as contemplated by Sections 5.1 and 5.2, as the case may be.

5.4    Frustration of Closing Conditions. Neither the Sellers nor Buyer may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the closing conditions of the other Party to be satisfied, as required by Section 4.1(a).

ARTICLE VI

INDEMNIFICATION

6.1Indemnification by the Sellers. Subject to the terms and conditions of this Article VI and Section 7.12, from and after the Closing, the Sellers shall jointly and severally defend and indemnify Buyer, its Affiliates (including the Companies) and their respective successors, assigns (if and to the extent permitted under this Agreement), stockholders, partners, members, agents, representatives, officers, directors and employees (each, a “Buyer Party”) against Damages sustained by a Buyer Party arising from or in connection with:

(a)any failure of a representation or warranty of the Sellers contained in this Agreement (other than those set forth in Section 2.8) to be true and correct on the date hereof and on the Closing Date as if made on such date, or any failure of a representation or warranty of U.S. Seller contained in Section 2.3 of the Contribution Agreement to be true and correct when made;

(b)any failure by a Seller to perform any covenant or agreement contained in this Agreement;

(c)any Excluded Liabilities (other than the liabilities specified in clause (f) of the definition of Excluded Liabilities set forth in the U.S. Contribution Agreement and clause (C) of the definition of Mexico Excluded Liabilities);

(d)the Special Indemnities; or

(e)any Qualified Event.

6.2    Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall defend and indemnify the Seller, its Affiliates and their respective successors, assigns (if and to the extent permitted under this Agreement), stockholders, partners, members, agents, representatives, officers, directors and employees (each, a “Seller Party”) against Damages sustained by a Seller Party arising from or in connection with:

(a)    any failure of a representation or warranty of Buyer contained in this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date;

(b)    any failure by Buyer to perform any covenant or agreement contained in this Agreement; or

(c)    any Mexico Assumed Liabilities and any U.S. Assumed Liabilities, in each case, other than such liabilities that give rise to indemnifiable Damages pursuant to Section 6.1(a) or 6.1(b).

6.3    Claims for Indemnification.

(a)    Procedure for Third-Party Claims. Except as provided in Section 7.6 (relating to Tax Claims) and Section 7.12, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall notify the Indemnifying Party promptly, and in any event not more than 30 days after becoming aware of any third-party claim, of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought by delivering a Claim Notice with respect thereto. No delay on the part of the Indemnified Party in notifying an Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Within 45 days of delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party that includes an unqualified acknowledgment by the Indemnifying Party that any Damages arising out of such third party claim are indemnifiable pursuant to this Article VI, assume control of the defense of such action, suit, proceeding or claim, at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense, at the sole cost and expense of the Indemnifying Party. The Party not controlling such defense may participate therein at its own expense, except that, if in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make separate representation of the Indemnified Party advisable, then the expense of the separate representation shall constitute Damages incurred by the Indemnified Party. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof. No Party shall agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to contrary contained in this Article VI, the Indemnifying Party shall not have the right to control the defense of any third party claim against an Indemnified Party if such third party claim (i) seeks an injunction or other equitable relief against an Indemnified Party or its business, (ii) is a criminal claim or (iii) would reasonably be expected to result in Damages in excess of the amounts indemnifiable pursuant to this Article VI.

(b)    Procedure for Claims for Indemnification. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Except to the extent otherwise expressly stated in a written notice, if any, delivered by the Indemnifying Party within 45 days following receipt of the Claim Notice, the Indemnifying Party shall be deemed to have not contested that the Indemnified Party is entitled to receive any portion or all of the Damages claimed in such Claim Notice or is otherwise entitled to indemnification with respect to the matter described in the Claim Notice. If a dispute relating to a Claim Notice is not resolved within 120 days following the delivery of the Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 12.12. For the avoidance of doubt, in the event an Indemnified Party delivers a Claim Notice within the applicable survival period set forth in Section 6.4 that involves Damages in an amount that has not yet been determined, the Indemnifying Party shall not be required to make payments in respect of its indemnification obligation pursuant to this Agreement unless and until such Damages have been finally determined according to the first sentence of this Section 6.3(b), by agreement of the Indemnified Party and the Indemnifying Party or by a court of competent jurisdiction in accordance with Section 12.12, it being understood that such indemnification obligation shall survive in accordance with Section 6.4 until the applicable claim is fully and finally resolved and the amount of Damages arising out of or related thereto has become finally determined.

6.4    Survival. The representations and warranties and covenants of the Sellers and Buyer set forth in this Agreement, the Sellers’ Certificate and the Buyer’s Certificate shall survive the Closing and the consummation of the transactions contemplated by this Agreement and continue until April 15, 2015, at which time they shall expire, except for (1) the Fundamental Representations, which representations and warranties shall survive until the April 15, 2019, (2) the covenant set forth in Section 7.2 (except with respect to the representations and warranties in Section 2.8 (Taxes), which shall be governed by clause (1) of Section 6.4), which covenant shall survive until 60 days following the expiration of the applicable statute of limitations, (3) the representations and warranties in Section 2.18 (Environmental Matters) and Section 2.3 (Other Matters) of the Contribution Agreement survive until April 15, 2017 and (4) the covenants and other provisions set forth in Article I, Article IX and Article X and any other covenant or provision that contemplates performance after the Closing, which will survive the Closing in accordance with their respective terms. For the avoidance of doubt, all applicable statutes of limitations or other claims periods set forth in this Section 6.4 with respect to claims for Damages pursuant to this Article VI and Article VII shall be shortened to the applicable claims periods set forth in this Section 6.4 and all applicable claims periods and survival periods expressly set forth in this Section 6.4 shall be definitive and shall not be modified or superseded by any statutory or other limitations period, except that if an indemnification claim is properly asserted in writing pursuant to Section 6.3 or Section 7.6 prior to the expiration of the representation, warranty or covenant that is the basis for such claim, then such representation, warranty or covenant shall survive until, but only for the purpose of, the resolution of such claim, and all applicable statutes of limitations and other claim periods shall be tolled until such claim is fully and finally resolved. For the avoidance of doubt, if a Claim Notice or notice of a Tax Claim is delivered within the applicable period provided in this Section 6.4, nothing in this Agreement shall limit the Indemnified Party’s right thereafter to commence an action in a court of competent jurisdiction with respect to any dispute relating to such Claim Notice or notice of Tax Claim, regardless of whether the applicable representation, warranty, covenant or agreement has subsequently expired.

6.5    Limitations.

(a)    The following limitations shall apply to claims under this Article VI (other than Excluded Liabilities and Special Indemnities) or otherwise made with respect to the Sellers’ Certificate:

(1)    Except for Damages arising from or in connection with the Fundamental Representations, the Sellers shall not be liable for any Damages under Section 6.1(a) unless and until (x) for any individual matter or series of related matters, the aggregate amount of all Damages with respect to any individual matter or series of related matters exceeds $100,000 and (y) the aggregate amount of all Damages that the Buyer Parties have otherwise become entitled to recover under Section 6.1(a), other than Damages arising from or in connection with the Fundamental Representations, exceeds $2,500,000, whereafter the Buyer Parties shall be entitled, subject to this Article VI and Article VII, to recover such Damages in excess of $2,500,000.

(2)    The Sellers shall not be liable for any Damages under Section 6.1(e) unless and until the aggregate amount of all such Damages exceeds $500,000, whereafter the Buyer Parties shall be entitled, subject to this Article VI, to recover such Damages in excess of $500,000.

(3)    Except for Damages arising from or in connection with the Fundamental Representations, the Sellers shall not be liable with respect to any Damages under Section 6.1(a) or Section 6.1(e) to the extent that such Damages, when aggregated with all other Damages that the Buyer Parties have become entitled to recover under Section 6.1(a) (other than Damages arising from or in connection with the Fundamental Representations) or Section 6.1(e), exceed 10% of the Adjusted Purchase Price.

(4)    The Sellers shall not be liable with respect to any Damages under Section 6.1(a) arising from or in connection with the Fundamental Representations or Section 6.1(b) to the extent that such Damages, when aggregated with all other Damages that the Buyer Parties have become entitled to recover under Section 6.1(a), Section 6.1(b) or Section 6.1(e), exceed the Adjusted Purchase Price.

(5)    The amount of Damages to which a Buyer Party is entitled with respect to any claim shall be calculated net of any accruals, reserves or provisions for the events or circumstances giving rise to the Damages that are reflected as a liability in the Balance Sheet (other than Excluded Liabilities and Special Indemnities) or in the calculation of Closing Working Capital in the Final Closing Statement.

(6)    The amount of Damages recoverable by a Buyer Party under this Agreement shall be reduced by (x) the amount of any payment, indemnity, contribution or similar benefit actually received by the Buyer Party with respect to such Damages from any insurance provider or any other third party (net of any costs of collection and increases in premiums), and (y) the amount of any Tax Benefit actually realized by any Buyer Party or any Company that is attributable to any deduction, loss, credit or other Tax Benefit in the form of a reduction in cash Taxes payable or cash Tax refund resulting from or arising out of any Damages within 3 years of the date of such Damages being incurred. The Buyer Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and other third party payments to which it may be entitled in connection with any Damages it incurs. If the Buyer Party actually receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received a payment from the Sellers (or any of their Affiliates), it shall pay to U.S. Seller or its designee, within 30 days after such payment is actually received, an amount equal to the excess of (A) the amount previously received by the Buyer Party from the Sellers (or any of their Affiliates) with respect to such claim plus the amount of such insurance or other third party payment (net of any costs of collection and increases in premiums), over (B) the amount of Damages to which the Buyer Party has become entitled from the Sellers under this Agreement in connection with such claim.

(7)    If Buyer Parties may be entitled to assert a claim for indemnification on the basis of a set of facts and circumstances under any of Sections 6.1(a) or 6.1(b), then the Buyer Parties shall assert the claim under Section 6.1(a) (unless such claim arises out of a willful breach of any covenant of this Agreement, in which case it may be asserted under Section 6.1(b)). If Seller Parties may be entitled to assert a claim for indemnification on the basis of a set of facts and circumstances under any of Sections 6.2(a) or 6.2(b) then the Seller Parties shall assert the claim under Section 6.2(a) (unless such claim arises out of a willful breach of any covenant of this Agreement, in which case it may be asserted under Section 6.2(b)).

(8)    In no event shall the Sellers, Buyer or their respective Affiliates have any obligation or liability for

(A)any Damages arising from or relating to any act, omission or transaction carried out by or at the request, or with the written consent of, Buyer before, on or after the Closing Date;
(B)any Damages claimed for breach of a representation or warranty in any Claim Notice received by the Sellers after the end of the survival period for the representation or warranty provided for in Section 6.4;

(C)any Damages that could have been avoided through reasonable efforts to mitigate such Damages which were not taken by an Indemnified Party;

(D)in the case of the Sellers, any Damages to the extent (but solely to the extent) that any amount of the Damages are reflected in Closing Indebtedness or as a liability in the Balance Sheet (other than Excluded Liabilities and Special Indemnities) or in the calculation of Closing Working Capital in the Final Closing Statement; or

(E)Damages sustained by the Mexico Permitted Assignee that would not have been sustained by Buyer if the Buyer had not assigned or delegated its rights or obligations under this Agreement to the Mexico Permitted Assignee.

(b)    The Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled under this Article VI.

(c)    From and after the Closing, except with respect to (1) claims for fraud, (2) claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, (3) claims subject to resolution in accordance with the procedures set forth in Section 1.4, (4) claims for breach of Sections 10.6, 10.7, 10.8 and 10.9 and (5) claims under the Ancillary Agreements in accordance with their terms, the rights provided to the Parties under this Article VI and Article VII shall be the sole and exclusive remedies of the

Parties and their respective Affiliates with respect to claims under this Agreement or otherwise relating to the transactions contemplated by this Agreement. Without limiting the meaning of the preceding sentence, except in the case of fraud, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

(d)    None of the Sellers shall have any obligation to indemnify any Buyer Party with respect to Damages otherwise subject to indemnification under Section 6.1 arising from any Releases of Materials of Environmental Concern identified through any sampling or testing of the Environment after the Closing Date unless such sampling or testing is (1) required to maintain compliance with Law; (2) required to be conducted in response to any third-party claim, action, suit or proceeding; (3) done pursuant to an order by a Governmental Entity; (4) required to maintain compliance with an applicable lease agreement or (5) requested by a potential direct or indirect purchaser of any material portion of a Business Property. The Sellers’ obligation to indemnify any Buyer Party with respect to any Response Actions otherwise subject to indemnification under Section 6.1 shall be limited to Response Actions done in a reasonable and cost effective manner to obtain or maintain compliance with Environmental Law assuming continued utilization of the Business Property for industrial uses as occurring and situated or configured on the Closing Date, which can include Land Use Covenants and Restrictions that would reduce costs subject to indemnification under Section 6.1 as long as such Land Use Covenants and Restrictions do not materially interfere with the continued utilization of the Business Property for industrial uses as occurring and situated or configured as of the Closing. Buyer shall not be indemnified under this Article VI for Damages to the extent they arise from Buyer’s failure to implement Land Use Covenants and Restrictions that would reduce costs subject to indemnification under Section 6.1 and would not materially interfere with the continued utilization of the Business Property for industrial uses as occurring and situated or configured as of the Closing.

(e)    Neither Party may recover under this Article VI for the matters that are subject to resolution in accordance with the procedures set forth in Section 1.4.

6.6    Materiality Qualifications. For purposes of determining the failure of any representation or warranty to be true and correct and calculating Damages hereunder, any qualification in the representations and warranties herein as to materiality, Business Material Adverse Effect, Buyer Material Adverse Effect or words of similar import shall be disregarded, except for such qualifications (a) in the representations set forth in Sections 2.5(a), 2.7, 2.14(a), 2.17(a) and 2.18(c), (b) included within the definition of “Business Material Adverse Effect” or “Buyer Material Adverse Effect”, in each case, to the extent such terms are included in any representation or warranty and not disregarded pursuant to the immediately preceding clause (a), or (c) included within the definition of “Transferred Permits” or “Permitted Liens” as used in any representation or warranty.

6.7    Treatment of Indemnification Payments. The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Adjusted Purchase Price for all Tax purposes to the extent permitted by applicable Law.

6.8    Manner of Payment. The Buyer Parties and the Seller Parties shall effect any indemnification pursuant to this Article VI by wire transfer of immediately available funds from U.S. Seller or Buyer, as the case may be, to an account designated by Buyer or U.S. Seller, as the case may be, within 10 days after the determination of the amount of the indemnification obligation pursuant to this Article VI.

ARTICLE VII

TAX MATTERS

7.1Preparation and Filing of Tax Returns; Payment of Taxes.

(a)The Sellers shall be responsible for the preparation and timely filing of (1) all Tax Returns of the Sellers for all periods (including all the consolidated, unitary and combined income Tax Returns for the Sellers which include the operations of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets for any Pre-Closing Tax Period) and (2) all Tax Returns of the Companies that are filed or required to be filed (taking into account any extensions that have been obtained prior to the Closing Date) on or prior to the Closing Date; provided that, with respect to the Tax Returns referred to in clause (2), (x) each such Tax Return shall be prepared in a manner consistent with past practices, unless otherwise required by Law and (y) the Sellers shall furnish a completed copy of each such Tax Return to Buyer for Buyer’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) not later than 20 days before the due date for filing such Tax Return (including extensions thereof). In the event the Parties are unable to resolve any dispute within 10 days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 7.9, which resolution shall be binding on the Parties.

(b)Following the Closing, Buyer shall be responsible for the preparation and timely filing of all Tax Returns for the Companies for any Pre-Closing Tax Period or any Straddle Period that are not covered by Section 7.1(a) and, subject to the rights to payment from the Sellers under Section 7.1(c), Buyer shall make or cause to be made all payments required with respect to any such Tax Returns. To the extent that such Tax Returns relate to a Pre-Closing Tax Period, such Tax Returns shall be prepared in a manner consistent with past practices, unless otherwise required by Law. Buyer shall furnish a completed copy of such Tax Return to the applicable Seller for such Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) not later than 20 days before the due date for filing such Tax Return (including extensions thereof), together with a statement setting forth the amount of Taxes for which the Sellers are responsible pursuant to Section 7.2 (the “Tax Statement”). In the event the Parties are unable to resolve any dispute within 10 days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 7.9, which resolution shall be binding on the Parties.

(c)Not later than 5 days before the due date for the payment of Taxes with respect to any Tax Return covered by Section 7.1(b), and notwithstanding any dispute as to the Tax Statement, the Sellers shall pay to Buyer an amount equal to the Taxes shown on the Tax Statement as being the responsibility of the Sellers under Section 7.2, but only to the extent that the amount of Taxes shown on the Tax Statement exceeds the amount of such Taxes that are reflected as a liability in the calculation of Closing Working Capital in the Final Closing Statement. In the event that the Sellers fail to timely make such payment, the Sellers shall be required to pay Buyer interest at the applicable statutory rate for underpayment of Taxes with respect to the amount of such Tax from the date the payment was required to be made until the date the Sellers actually pay such amount to Buyer. No payment pursuant to this Section 7.1 shall excuse the Sellers from their indemnification obligations pursuant to Section 7.2 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of the Sellers exceeds the amount of any payments by the Companies or the Sellers under this Section 7.1(c).

(d)Unless otherwise required by Law, without the applicable Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not cause or permit the filing of any amended Tax Return with respect to the Companies for any Pre-Closing Tax Period if the Sellers would be liable for additional Taxes as a result of such amendment under Section 7.2.

(e)All transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing or similar Taxes and administrative fees (including notary fees) (“Transfer TaxesTransfer Taxes7.1(e)”) arising in connection with the consummation of the transactions contemplated by this Agreement (other than any Transfer Taxes attributable to the contribution of U.S. Assets to the U.S. Company prior to Closing) shall be borne by Buyer. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Party legally obligated to file such Tax Return, and, if required by applicable Law, the Parties will, or will cause their Affiliates to, join in the execution of any such Tax Returns.

7.2    Indemnification by the Sellers. From and after the Closing, the Sellers shall jointly and severally defend and indemnify the Buyer Parties against Damages sustained by the Buyer Parties arising from or in connection with: (i) Taxes of any of the Companies for any Pre-Closing Tax Period (allocated, with respect to any Straddle Period, as provided in Section 7.3), (ii) Taxes imposed on any Company by reason of being a member of a consolidated, combined, unitary, or similar group on or prior to the Closing Date, and that are imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law), (iii) any failure of a representation or warranty of the Sellers contained in Section 2.8 to be true and correct on the date of this Agreement and on the Closing Date as if made on such date and the failure of the Sellers or, prior to the Closing, any of the Companies, to perform any covenant or agreement contained in this Agreement with respect to Taxes, (A) in each case determined without regard to any qualification related to materiality or Business Material Adverse Effect contained therein and (B) in each case, except with respect to the representations and warranties set forth in Sections 2.8(g), 2.8(h), clauses (i), (ii), (iv) and (v) of Section 2.8(j) and clause (ii) of Section 2.8(l), only insofar as such failure results in Tax for a Pre-Closing Tax Period, (iv) any Transfer Taxes arising as a result of the contribution of U.S. Assets to the U.S. Company prior to Closing, (v) Taxes that are Excluded Liabilities and (vi) Taxes of another Person for any Pre-Closing Tax Period imposed on any of the Companies by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise; provided that the Sellers shall not be liable with respect to any Taxes (A) to the extent of the amount of such Taxes that are reflected as a liability in the calculation of Closing Working Capital in the Final Closing Statement, (B) for any Taxes incurred as a result of any acts by Buyer or Buyer’s Affiliates (including the Companies following the Closing) after the Closing on the Closing Date that are outside the ordinary course of business and not otherwise contemplated by this Agreement, (C) to the extent that such Damages (other than Damages arising from or in connection with Section 7.2(ii) and Section 7.2(v)), when aggregated with all other Damages to which the Buyer Parties have become entitled to recover under this Agreement or in connection with the transactions contemplated by this Agreement, exceed the Adjusted Purchase Price, or (D) if a notice of a Tax Claim in respect of such Taxes is not delivered within the applicable period provided in Section 6.4.

7.3    Allocation of Certain Taxes. Taxes attributable to any Straddle Period shall be determined as follows: (a) real, personal and intangible property or ad valorem Taxes for the portion of any period ending at the close of the Closing Date shall equal the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of such period and the denominator of which is the total number of days in such period; and (b) any other Taxes shall be computed based on the Taxes accrued as of the period ended at the close of the Closing Date.

7.4    Refunds and Carrybacks.

(a)The Sellers shall be entitled to any refund of Taxes (including any interest paid thereon) or any credit of Taxes in lieu of a refund with respect to the Companies, the Mexico Assets or the operations of the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets attributable to the Pre-Closing Tax Period (other than any such Tax refund or credit, or portion thereof, (1) to the extent reflected as an asset in the calculation of Closing Working Capital in the Final Closing Statement or (2) arising from the carryback of losses, credits or other Tax attributes from a taxable period, or portion thereof, beginning after the Closing Date).

(b)Buyer shall be entitled to any refund of Taxes (including any interest paid thereon) or any credit of Taxes in lieu of a refund with respect to the Companies, the Mexico Assets or the operations of the business conducted by Buyer or its Affiliates with the U.S. Assets or the Mexico Assets to which the Sellers are not entitled pursuant to Section 7.4(a), including any refund or credit attributable to taxable periods or portions thereof beginning after the Closing Date.

(c)Buyer shall promptly forward to or reimburse the Sellers for any such refund of Taxes (including any interest paid thereon) or any credit of Taxes in lieu of a refund due a Seller pursuant to Section 7.4(a) after receipt thereof, and the Sellers shall promptly forward to Buyer or reimburse Buyer for any such refund (including any interest paid thereon) or any credit of Taxes in lieu of a refund due Buyer pursuant to Section 7.4(b) after receipt thereof, in each case, net of any Taxes and expenses incurred in connection therewith.

7.5    Cooperation on Tax Matters. Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing in a timely manner any information within a Party’s possession or subject to that Party’s control as may be reasonably requested by the Party filing such Tax Returns. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Companies, the Mexico Assets or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets. Buyer, the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

7.8    Tax Contests.

(a)If a written notice of audit, contest, examination, claim, litigation, assessment, deficiency, adjustment, proposed adjustment or other administrative or court proceeding, suit or dispute relating to any Taxes or Tax Returns of the Sellers, the Companies, the Mexico Assets or the operations of the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets is received by Buyer, any Company or any of their respective Affiliates for which the Sellers would be expected to be liable pursuant to Section 7.2 (a “Tax Claim”), Buyer shall give the Sellers prompt notice of such Tax Claim; provided that no delay on the part of Buyer in notifying the Sellers shall relieve the Sellers from any indemnification obligation hereunder unless (and then solely to the extent) the Sellers are thereby prejudiced.

(b)The Sellers shall have the right, at their own expense, to control any Tax Claims relating to (1) any Taxes or Tax Returns of the Sellers (including any consolidated, unitary, combined, or similar Tax Return that includes any of the Sellers and reports any of the operations or business of any of the Companies or any of the operations or business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or the Mexico Assets), and (2) any Taxes or Tax Return of the U.S. Company for any Pre-Closing Tax Period. With respect to Tax Claims described in clause (2) of the prior sentence, (i) Buyer shall have the right to be present at, but not control, all conferences, meetings and proceedings with Tax Authorities related to such claims, (ii) the Sellers shall keep Buyer fully informed and consult in good faith with Buyer with respect to any material matter and any issue relating to such Tax Claim, (iii) the Sellers shall provide Buyer copies of all correspondence, notices and other written material received from any Taxing Authority with respect to such Tax Claim and shall otherwise keep Buyer promptly apprised of substantive developments with respect to such Tax Claim and (iv) the Sellers shall provide Buyer with a copy of, and an opportunity to review and comment on, all submissions made to a Taxing Authority in connection with such Tax Claim. With respect to all Tax Claims described in this Section 7.6(b), neither the Sellers nor the U.S. Company shall agree to a settlement or compromise thereof without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if such settlement could adversely affect Buyer or any of the Companies for any taxable period or portion thereof after the Closing Date, Buyer’s failure to approve the settlement shall not be considered unreasonable).

(c)Buyer shall have the right, at the Sellers’ expense, to control any other Tax Claim relating to Taxes or Tax Returns with respect to the Companies, the Mexico Assets or the U.S. Assets; provided that, with respect to any Tax Claim for which Sellers would be expected to be liable pursuant to Section 7.2 or that could otherwise affect adversely the Taxes of the Sellers, (i) Sellers shall have the right to be present at, but not control, all conferences, meetings and proceedings with Tax Authorities related to such claims, (ii) Buyer shall keep the Sellers fully informed and consult in good faith with the Sellers with respect to any material matter or issue relating to such Tax Claim, (iii) Buyer shall provide the Sellers copies of all correspondence, notices and other written material received from any Taxing Authority with respect to such Tax Claim and shall otherwise keep the Sellers promptly apprised of substantive developments with respect to such Tax Claim, (iv) Buyer shall provide the Sellers with a copy of, and an opportunity to review and comment on, all submissions made to a Taxing Authority in connection with such Tax Claim, and (v) neither Buyer nor any Company shall agree to a settlement or compromise thereof without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)This Section 7.6, and not Section 6.3(a), shall govern with respect to the allocation of responsibility for the conduct of any Tax Claim.

7.7    Termination of Tax Sharing Agreements. Any Tax indemnification, allocation, sharing or similar agreements under which any of the Companies could be liable for the Tax liability of any Person that is not a Company shall be terminated as of the Closing Date and, from and after the Closing Date, no Company shall be obligated to make any payment pursuant to any such agreement.

7.8    UK Degrouping Charge Elections.

(a)    UK Seller, or an Affiliate of UK Seller that is a resident of the UK for UK tax purposes, shall jointly make a valid Taxation of Chargeable Gains Act 1992, section 171A election with the UK Company to elect the whole of the gain or loss arising on the transfer of all chargeable assets from Benson Heating Limited to Ambi-Rad Limited on January 9, 2014 to fall due on UK Seller or an Affiliate of UK Seller that is a resident of the UK for UK tax purposes.

(b)    UK Seller, or an Affiliate of UK Seller that is a resident of the UK for UK tax purposes, shall jointly make, or cause to be made, a valid Corporation Tax Act 2009, section 792 election with the UK Company to elect the whole of the gain arising on the transfer of all “intangible fixed assets” from Benson Heating Limited to Ambi-Rad Limited on January 9, 2014 to fall due on UK Seller, or an Affiliate of UK Seller that is a resident of the UK for UK tax purposes.

7.9    Disputes. Any dispute as to any matter covered by this Article VII shall be resolved by the Neutral Accountant. The fees and expenses of the Neutral Accountant shall be borne equally by the Sellers, on the one hand, and Buyer, on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, without prejudice to the other Party’s rights hereunder.

7.10    Treatment of Indemnification Payments. The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Adjusted Purchase Price for all Tax purposes to the extent permitted by applicable Law.

7.11    Manner of Payment. The Seller Parties shall effect any indemnification pursuant to this Article VII by wire transfer of immediately available funds from U.S. Seller, to an account designated by Buyer, within 10 days after the determination of the amount of the indemnification obligation pursuant to this Article VII.

7.12    Coordination. For the avoidance of doubt, (i) any claim by any Buyer Party for indemnification by the Sellers against any Taxes shall be made solely pursuant to the provisions of Article VII, (ii) the provisions of Article VI (other than Section 6.4 and Section 6.5(a)(6)) shall not apply to any claim by any Buyer Party for indemnification by Sellers against any Taxes and (iii) except with respect to claims for fraud and claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights provided under Article VII shall be the sole and exclusive remedies with respect to claims by any Buyer Party against the Sellers with respect to any Taxes.

ARTICLE VIII

TERMINATION

8.1Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a)the Parties may terminate this Agreement by mutual written consent of Buyer and U.S. Seller;

(b)Buyer or U.S. Seller may terminate this Agreement by written notice to U.S. Seller or Buyer, respectively, if any Governmental Entity with jurisdiction over such matters shall have issued a judgment, order, decree, stipulation or injunction (a “Governmental Order”) enjoining or preventing the consummation of the transactions contemplated by this Agreement and such Governmental Order shall have become final and unappealable, except that this Section 8.1(b) shall not be available to Buyer or U.S. Seller unless the Sellers or Buyer, respectively, shall have used their respective commercially reasonable efforts to oppose or have made inapplicable to the transactions contemplated by this Agreement any such judgment, order, decree, stipulation or injunction; and

(c)Buyer or the U.S. Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before July 18, 2014 (the “Termination Date”) by reason of the failure of (1) in the case of a termination by Buyer, any condition precedent under Section 5.1 (unless the failure results from a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement) or (2) in the case of a termination by U.S. Seller, any condition precedent under Section 5.2 (unless the failure results from a material breach by the Sellers of any representation, warranty, covenant or agreement contained in this Agreement).

8.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, except for Article XI and Sections 4.3(b), 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.14, 12.16, 12.17, 12.18, 12.19 and 12.20 (which shall survive any such termination), all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties, and there shall be no liability on the part of any Party or its officers, directors, stockholders or Affiliates. Notwithstanding the preceding sentence, termination of this Agreement shall not relieve any Party from liability for any Damages resulting from willful breach, prior to such termination, of any covenant or agreement set forth in this Agreement.
ARTICLE IX

EMPLOYEE MATTERS

9.1Employer Substitution. Subject to the terms and conditions of the Employer Substitution Agreements, on the Closing Date, all Mexico Employees shall be transferred automatically to Buyer or its permitted assignee pursuant to Section 12.5, Buyer or its permitted assignee pursuant to Section 12.5 shall become their substitute employer and the Mexico Employees shall become employees of Buyer or its permitted assignee pursuant to Section 12.5 as of the Closing Date, as per Article 41 of Mexico’s Federal Labor Law and Article 290 of Mexico’s Social Security Law.

9.2    Employee Benefit Plan Participation. On the Closing Date, all Business Employees shall cease participating in the Employee Benefit Plans that are sponsored or maintained by the Sellers or any of their Affiliates following the Closing Date, except that Business Employees may continue to participate in each Employee Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) in accordance with the terms of the Transition Services Agreement.

9.3    Compensation; Employee Benefits; Severance Plans. Except where otherwise provided by applicable Laws, (a) from the Closing Date until the first anniversary of the Closing Date, Buyer shall, or shall cause one of its Affiliates to provide each Business Employee with base salary or base wages no less favorable in the aggregate than such Business Employee’s base salary or base wages immediately prior to the Closing Date and (b) from the Closing Date until December 31, 2014, Buyer shall, or shall cause one of its Affiliates to, provide the Business Employees with a target annual bonus opportunity (expressed as a percentage of base salary or base compensation) and employee benefit plans, programs and arrangements that are no less favorable in the aggregate than those provided to the Business Employees immediately prior to the Closing Date and set forth on Section 2.17(a) of the Sellers’ Disclosure Schedule, except that any defined benefit pension, equity, equity-based, transaction bonus or retention employee benefit plans shall be disregarded for this purpose. For the avoidance of doubt, this Section 9.3 shall require Buyer to maintain, or cause its Affiliates to maintain, from the Closing Date until December 31, 2014, a severance pay plan, program or practice for the benefit of each Business Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to each such Business Employee. To the extent that the terms of the Collective Bargaining Agreements provide requirements or benefits that differ from those set forth in this Section 9.3, such terms shall govern in lieu of this Section 9.3. In cases where benefit plans or benefit coverages provided to Business Employees covered by the Collective Bargaining Agreements are maintained under Employee Benefit Plans, Buyer will bargain and negotiate in good faith and use its commercially reasonable efforts to enter into agreements with the labor union representing such Business Employees to substitute the benefit plans or benefit coverages provided by the U.S. Seller under the Collective Bargaining Agreements with benefit plans or coverages of Buyer and that otherwise comply with the applicable Collective Bargaining Agreements.

9.4    Eligibility. With respect to any Buyer Plan in which any Business Employee first becomes eligible to participate on or after the Closing Date, Buyer shall (or shall cause its Affiliates to): (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under a Buyer Plan providing group health benefits, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior to the Closing Date under the analogous Employee Benefit Plan; (b) provide such Business Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in a Buyer Plan providing group health benefits under the analogous Employee Benefit Plan (to the same extent that such credit was given under such Employee Benefit Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Buyer Plan during the plan year in which such participation begins; and (c) recognize all service of such Business Employees with the Sellers and the Companies and their Affiliates and predecessors (including recognition of all prior service with any entity (including any such Affiliate prior to its becoming an Affiliate of the Sellers or the Companies) that was recognized by the Sellers or the Companies (or any such Affiliate) prior to the date of this Agreement in the ordinary course of administering their (or such Affiliate’s) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Buyer Plan, to the extent that such service was recognized for such purpose under the analogous Employee Benefit Plan and would not result in a duplication of benefits.

9.5    Accrued Personal, Sick or Vacation Time; Severance. Except where otherwise provided by applicable Laws, Buyer shall (a) credit each Business Employee with any unused vacation and sick leave earned as of the Closing Date under the vacation and sick leave policy of the Sellers applicable to such Business Employee, and the Sellers shall have no liability therefor following the Closing Date, and (b) give each Business Employee credit for benefit accrual purposes under any severance pay policy or program of Buyer or its Affiliates.

9.6    Flexible Account Plan. To the extent Business Employees participate in a dependent care or medical expense reimbursement account of U.S. Seller (“Seller’s Flexible Account Plan”) during the calendar year that includes the Closing, Buyer shall establish (or cause its Affiliates, if applicable, to establish) one or more comparable plans (“Buyer’s Flexible Account Plan”), and Buyer’s Flexible Account Plan shall (a) assume the obligations of Seller’s Flexible Account Plan with respect to reimbursement claims that have not been received by U.S. Seller or its Affiliates as of the Closing Date for such Business Employees as of the Closing Date and (b) provide the same level of dependent care and medical expense reimbursement account benefits as those provided under Seller’s Flexible Account Plan in accordance with the terms of Buyer’s Flexible Account Plan at least through the end of the plan year in effect as of the Closing. Buyer shall be responsible for all liability for and administration of reimbursement claims that have not been received by U.S. Seller or its Affiliates as of the Closing Date, regardless of when the claim was incurred. U.S. Seller shall transfer to Buyer accumulated net contributions to each such account that covers each such Business Employee.

9.7    Defined Contribution Plan. To the extent Business Employees participate in a defined contribution plan of U.S. Seller immediately prior to the Closing Date, Buyer shall, as soon as practicable after the Closing Date, establish a defined contribution plan for the benefit of such Business Employees and/or allow such Business Employees to participate in a defined contribution plan Buyer presently maintains (in either case, the “Buyer’s 401(k) Plan”). As soon as reasonably practicable after the Closing Date, either (a) U.S. Seller shall, subject to applicable Law, cause to be transferred from the Thomas & Betts Corporation Employees’ Investment Plan to Buyer’s 401(k) Plan in a spinoff/merger transaction liability for the vested and unvested account balances, including any outstanding loans, of such Business Employees, together with cash (or other assets acceptable to the trustee of Buyer’s 401(k) Plan) equal to such liability, and Buyer shall cause Buyer’s 401(k) Plan to accept such transfer or (b) if Buyer and U.S. Seller mutually agree, Buyer shall, subject to applicable law, take any and all necessary action to cause the trustee of the Buyer’s 401(k) Plan, if requested to do so by a Business Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution in accordance with the terms and conditions of the Thomas & Betts Corporation Employees’ Investment Plan. In the case of a Business Employee with an outstanding loan under the Thomas & Betts Corporation Employees’ Investment Plan, the Buyer and the U.S. Seller shall take any and all necessary action, to the extent allowable by Law and the terms and conditions of Buyer’s 401(k) Plan, to permit the Business Employee to rollover such outstanding loan balance to the Buyer’s 401(k) Plan, provided, however, that the Business Employee may transfer such loan only if such Business Employee elects to rollover his or her entire account balance under the Thomas & Betts Corporation Employees’ Investment Plan to the Buyer’s 401(k) Plan. The obligations of U.S. Seller and Buyer under this Section 9.7 are conditioned upon the receipt from the other of a current favorable IRS determination letter or opinion letter with respect to the other Party’s 401(k) plan (or such other evidence of the tax-qualified status of such plan as Buyer or U.S. Seller may reasonably request).

9.8    Employees Subject to Collective Bargaining. To the extent required by applicable Law, the Sellers will or will cause the Companies to provide notice to labor unions and/or works councils representing Business Employees of the transactions contemplated by this Agreement and engage in bargaining with those labor unions and/or works councils. Buyer shall, or shall cause the U.S. Company to, assume and comply with all obligations under the Collective Bargaining Agreements.

9.9    U.S. WARN Act. Buyer agrees to provide any required notice under WARN and any other similar applicable Law and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring after the Closing Date.

9.10    U.S. COBRA. Buyer shall have the sole responsibility for “continuation coverage” benefits provided on or after the Closing Date for all Business Employees and “qualified beneficiaries” of Business Employees for whom a “qualifying event” occurs after the Closing Date. The Sellers shall retain responsibility for any qualifying event occurring prior to the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

9.11    Eligibility Service. When a Business Employee listed on Schedule 9.11 terminates employment with Buyer, Buyer shall notify U.S. Seller and provide U.S. Seller with the Business Employee’s date of termination within 30 days of such date. After the Closing Date, Buyer shall provide to U.S. Seller any additional information reasonably requested by U.S. Seller so that U.S. Seller can continue to record such Business Employees’ “Years of Eligibility Service” and “Years of Credited Service” pursuant to the Thomas & Betts Corporation Pension Plan for Bargaining Unit Employees,

effective December 1, 2008, and any such information shall be provided as soon as reasonably practicable after Buyer receives the request from U.S. Seller.

9.12    No Third-Party Beneficiary Rights. Nothing in this Article IX, whether express or implied, shall (a) create any third-party beneficiary or other rights in any present or former employee of the Sellers or the Companies (including any beneficiary or dependent thereof), any other participant in any Employee Benefit Plan or any other Person, (b) create any rights to continued employment with Buyer or any of its Affiliates, or (c) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Buyer, the Sellers, the Companies or any of their Affiliates.

ARTICLE X

OTHER POST-CLOSING COVENANTS

10.1Claims Against Directors, Managers, Officers and Employees. Buyer shall not make, and shall cause the Companies and Buyer’s Affiliates not to make, any claims against any current or former directors, managers, officers or employees of the Sellers or the Companies for their actions or omissions in their capacity as directors, managers, officers or employees of the Sellers or the Companies, as applicable, that took place on or before the Closing Date, except that this Section 10.1 shall not apply (a) in the case of fraud, bad faith or intentional misconduct, (b) to Business Employees who are employed by Buyer or its permitted assignees pursuant to Section 12.5 immediately after the Closing and (c) former employees of U.S. Seller or Mexican Seller engaged solely in the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or Mexico Assets, as applicable.

10.2    Payment of Certain Monies. In the event that a Seller (or an Affiliate thereof) receives an invoice for, or is otherwise charged with, after the Closing, any U.S. Assumed Liabilities or Mexico Assumed Liabilities, such Seller (or Affiliate thereof) shall promptly forward such invoice or details of such charge to Buyer, and Buyer shall pay, discharge or otherwise assume responsibility for such invoice or charge. Buyer shall promptly forward to the Seller designated by U.S. Seller all monies received by Buyer or its Affiliates (including the Companies) following the Closing with respect to any Excluded Asset, and the Sellers shall promptly forward to Buyer all monies received by a Seller or its Affiliates following the Closing with respect to any U.S. Asset or Mexico Asset.

10.3    Waiver of Conflicts. The Parties acknowledge that at all times up to the Closing, in-house and all other counsel, including Jones Day, of U.S. Seller and its Affiliates as of the Closing Date (“Sellers’ Counsel”) have represented only the Sellers and the Companies and that Sellers’ Counsel possesses or will possess communications and documents that Sellers’ Counsel prepared or will prepare in connection with their representation of the Companies, in each case that relate to this Agreement or the Ancillary Agreements and were delivered or prepared before the Closing (collectively, the “Sellers’ Counsel Work Product”). The Parties further acknowledge that Sellers’ Counsel has been and will be providing, prior to the Closing, legal advice to the Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and in such capacity will have obtained confidential information of the Companies (the “Company Confidential Information”), including privileged communications between Sellers’ Counsel, on the one hand, and the directors, officers, shareholders, members, accounting firms, financial advisors or employees of the Companies, on the other hand (the “Company Privileged Communications”). If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or the Ancillary Agreements between Buyer and the Sellers (each a “Dispute”), the Parties, to the extent that such consent is necessary, hereby consent to Sellers’

Counsel’s representation of the Sellers in the Dispute(s), as long as neither Buyer nor any of its Affiliates are clients of Sellers’ Counsel when the dispute arises or exists. In any Dispute, Buyer shall not seek disclosure or discovery of any item of Sellers’ Counsel Work Product as evidence in any legal proceeding (including arbitration) arising out of such Dispute.

10.4    Use of Names.

(a)The Sellers are not conveying any ownership rights in, or (except as expressly set forth in Section 10.4(b)) granting any license to use, any Seller Mark to Buyer or any of its Affiliates and, after the Closing, Buyer shall, and shall cause each of its Affiliates (including the Companies) to cease any trademark use of any Seller Marks. In the event Buyer violates any of its obligations under this Section 10.4, the Sellers and their Affiliates may proceed against Buyer in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 10.4 may cause the Sellers and their Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer, therefore, agrees that in the event of any actual or threatened violation of this Section 10.4, each Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 10.4, without the necessity of posting a bond.

(b)Buyer and the Companies shall have a non-exclusive, non-transferable, fully-paid, fully paid-up and royalty-free license (without the right to sublicense such rights) to use, solely in connection with the conduct of the business of the Companies or the business conducted with the U.S. Assets and the Mexico Assets in the ordinary course, the Licensed Seller Marks:

(1)on finished goods, work in process and raw materials inventory and packaging existing as of the Closing Date or on order from suppliers of the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller as of the Closing Date, until the earlier of (A) the time that supplies of such inventory and packaging have been depleted and (B) the day that is 180 days after the Closing Date, as long as (x) from and after 60 days after the Closing Date, any such item is marked or labeled with a sticker or stamp to the effect that the Companies, their Affiliates, the business conducted by the Companies and the business conducted with the U.S. Assets and the Mexico Assets are no longer affiliated with the Sellers and (y) Buyer and its Affiliates provide warranty terms for the products constituting or containing such inventory or delivered in such packaging that are at least as favorable to the customer as the warranty terms provided by the Companies or U.S. Seller for comparable products before the Closing;

(2)for a period of 180 days following the Closing Date, on products of the Companies or manufactured by Buyer with the U.S. Assets and the Mexico Assets after the Closing Date, as long as (x) from and after 60 days after the Closing Date, any such products are marked or labeled with a sticker or stamp to the effect that the Companies, their Affiliates, the business conducted by the Companies and the business conducted with the U.S. Assets and the Mexico Assets are no longer affiliated with the Sellers and (y) Buyer and its Affiliates provide warranty terms for the products that are at least as favorable to the customer as the warranty terms provided by the Companies or U.S. Seller for comparable products before the Closing;

(3)for a period of 180 days following the Closing Date, on existing product catalogs and product brochures that are (A) used as of the Closing Date in the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets and (B) are included in the assets of the Companies, as long as from and after 60 days after the Closing Date, any such catalog or brochure is marked or labeled with a sticker or stamp to the effect that the Companies, their Affiliates, the business conducted by the Companies and the business conducted with the U.S. Assets and the Mexico Assets, are no longer affiliated with the Sellers; and

(4)for a period of 180 days following the Closing Date, in any website or other digital content that is (A) used as of the Closing Date by the Companies or, in connection with the business conducted by them with the U.S. Assets and the Mexico Assets, U.S. Seller or Mexico Seller and (B) included in the assets of the Companies, as long as Buyer and the Companies use commercially reasonable efforts to remove the Licensed Seller Marks from such content and all websites maintained by Buyer or any of its Affiliates.

(c)Notwithstanding anything to the contrary in this Section 10.4, from and after 30 days after the Closing, Buyer shall, and shall cause each of its Affiliates to, make clear in all correspondence, communications or other information disseminated by Buyer or its Affiliates regarding the business of the Companies or the business conducted with the U.S. Assets and the Mexico Assets that the business conducted with the U.S. Assets and the Mexico Assets and the Companies are no longer affiliated with the Sellers.

10.5    Post-Closing Access and Cooperation. After the Closing Date, subject to Section 10.3, each Party shall provide the other Parties with such reasonable assistance (without charge, unless any Party is entitled to indemnification therefor pursuant to Article VI or unless such assistance is otherwise covered by the Transition Services Agreement) as may be requested by the other Parties in connection with any matter, dispute, claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including any tax return or form) relating to the Mexico Assets, the Excluded Assets, the Mexico Assumed Liabilities, the Excluded Liabilities, the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets. Such assistance shall include permitting the Party requesting assistance to have reasonable access to the employees, books and records of the other Parties, subject to Section 10.3, except that any Party may restrict the foregoing access to the extent that (A) such restriction is required by applicable Law, (B) such access would result in a violation of confidentiality obligations to a third party or (C) disclosure of any such information would result in the loss or waiver of the attorney-client privilege (as long as such Party and/or counsel for such Party shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege).

10.6    Non-Competition. Until the third anniversary of the Closing Date, the Sellers and their respective Affiliates will not engage in the Business in North America and Europe. The preceding sentence shall not prevent the Sellers and their respective Affiliates from (a) acquiring any company or business that derived sixteen percent or less of its revenue in the last fiscal year for which financial results are available from the sale of products within the definition of Business, (b) designing, manufacturing, marketing, selling and distributing components or parts that can be used as “replacement parts” within the definition of Business but are not specifically marketed as “replacement parts” within the definition of Business or (c) marketing, selling or distributing products within the definition of Business in connection with the design, manufacturing, marketing, sale or distribution of systems or facilities that incidentally include products within the definition of Business, as long as the sales price for the products comprises less than 5% of the sales price of the system or facility.

10.7    Non-Solicit/No-Hire. Subject to the last sentence of this Section 10.7, for a period of two years from and after the Closing Date, the Sellers and their respective Affiliates shall not, directly or indirectly, solicit for employment or employ any Business Employee holding the positions listed on Schedule 10.7 as of the Closing Date (each a “Key Employee”), except that this restriction shall not prohibit the Sellers or any of their Affiliates from soliciting for employment or employing any such Person whose employment relationship with Buyer or any of its Affiliates has been terminated (i) by Buyer, as long as discussions between the Sellers or their Affiliates and such Person did not commence prior to the date of such termination, or (ii) by such Person, as long as the Sellers or any of their Affiliates do not solicit such Person for employment or employ such Person during the period from the date of such termination to the date that is 90 days after the date of such termination. Notwithstanding the foregoing, nothing in this Section 10.7 shall prohibit general mass solicitations of employment (including by way of a search firm, newspaper or other periodical, or on a website or blog) that are not targeted at any Key Employees. This Section 10.7 shall bind only ABB Ltd. and its Subsidiaries and not any other Affiliate of ABB Ltd., unless such other Affiliate is acting at the recommendation of, or first learned about the applicable Key Employee from, ABB Ltd. or any of its Subsidiaries.

10.8    Confidentiality. From and after the Closing Date, Sellers (subject to the last sentence in this Section) shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person or use or otherwise exploit for their own benefit or for the benefit of anyone other than Buyer or the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, any Buyer Confidential Information (as defined below). Sellers shall not have any obligation to keep confidential (or cause their subsidiaries and officers, directors or employees to keep confidential) any Buyer Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or pursuant to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), as long as in the event disclosure is required by applicable Law or pursuant to any judicial or administrative proceeding, the Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may, at its own expense, seek an appropriate protective order. For purposes of this Section 10.8, “Buyer Confidential Information” means any non-public information with respect to the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other similar specialized information or proprietary matters. “Buyer Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes available to a Seller on a non-confidential basis from a source other than the Companies, as long as such other source is not, to such Seller’s knowledge, bound by a confidentiality obligation to the any of the Companies, (ii) is generally available to the public on the date of this Agreement or (iii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

10.9    Insurance Matters.

(a)    Buyer agrees and acknowledges that none of the insurance policies of the Sellers or their Affiliates (for purposes of this Section 10.9, collectively “Seller Group”) will provide insurance cover in respect of the Companies, the U.S. Assets, the Mexico Assets, the Assumed Liabilities, the Business Employees or the assets, tangible or intangible property, liabilities, ownership, activities, business, operations, equityholders, directors, managers, agents, officers and employees of the Companies or the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or the Mexico Assets for any losses or liabilities of any kind arising as a result of any event, except as provided in Section 10.9(b) with respect to events occurring before the Closing Date.

(b)    Without limitation of the transfer of the Assumed Liabilities and the sale of the Shares under this Agreement and subject to Buyer reimbursing (or procuring the reimbursement of) U.S. Seller or its Affiliates in accordance with Section 10.9(c), but subject to the next sentence, Buyer and the Companies shall be entitled, after the Closing Date, to request, by written notice, Seller Group to cause claims to be made under the general liability, umbrella liability, automobile liability, workers’ compensation, property, crime, European employer liability and European civil liability insurance policies of Seller Group or any predecessors of any members of Seller Group that were maintained at any time prior to the Closing and are in effect at the time of Buyer’s or the Companies’ request, whether with a third party insurer or a captive insurer (the “Occurrence Policies”), in respect of any loss or liability insured or potentially insured under the Occurrence Policies arising as a result of any event occurring prior to the Closing in connection with the business of the Companies or the business of U.S. Seller and Mexico Seller conducted with the U.S. Assets and Mexico Assets, other than Damages that Sellers have acknowledged are indemnifiable by the Sellers under Article VI and that are not limited by the application of Section 6.5 (collectively, “Qualified Losses”). Seller Group is not obligated under the preceding sentence to make available any liability insurance in excess of $250,000,000 in any policy period of the Occurrence Policies. Buyer shall notify U.S. Seller in writing of each claim that Buyer desires that the Seller Group notify to the relevant insurer under any Occurrence Policy in accordance with this Section 10.9(b). Seller Group is not obligated under this Section 10.9(b) (1) to cause the claims to be made other than consistent with its ordinary practice of making claims under the Occurrence Policies, as long as Seller Group causes any reasonable claim to be made, or (2) to file or engage in any legal action, lawsuit or court or arbitration proceeding against any insurer or otherwise. The members of Seller Group are not being delegated the duties or obligations, or acting on behalf, of any third-party insurer.

(c)    Within 30 days of receipt by Buyer of written notice from U.S. Seller providing reasonable details of any Insurance Recovery Expenses (as defined below), Buyer shall reimburse (or procure the reimbursement of) the relevant member(s) of the Seller Group for such Insurance Recovery Expenses. For purposes of this Section 10.9(c), “Insurance Recovery Expenses” shall mean out-of-pocket costs and expenses reasonably incurred by a member of the Seller Group in connection with the recovery of any Qualified Losses, including without duplication retrospective insurance premiums, premium audits, self-insured retentions, deductibles, indemnity payments under policies, loss conversion factor expenses, claims handling fees, legal fees, taxes and state surcharges incurred or suffered by any member of the Seller Group (including, solely to the extent provided in clause (2) below, ABB Insurance Limited) as a result of any such claim, as long as (1) such charges or amounts are levied on or incurred by the relevant member(s) of the Seller Group in accordance with its ordinary practice, (2) the total amount of deductibles and self-insured retentions included in Insurance Recovery Expenses for general and umbrella liability insurance claims that are reinsured by, or subject to self-insured retention or deductible provisions in the general and umbrella liability insurance policies of, any member of the Seller Group (including ABB Insurance Limited) shall be deemed to be $500,000 per occurrence and (3) the total amount of the deductibles or self-insured retentions included in Insurance Recovery Expenses for claims that are not described in the preceding clause (2) shall be the actual per-occurrence deductibles or self-insured retentions pursuant to the self-insured or deductible provisions under the applicable policies and shall not include any costs or expenses of any kind incurred by a reinsurer of Seller Group’s insurer or any captive insurer of the Seller Group.

(d)All monies payable in respect of any claim made by U.S. Seller pursuant to Section 10.9(b) shall be payable as provided in the Occurrence Policy, and if the monies are paid to a member of the Seller Group, U.S. Seller shall remit the monies to Buyer or a Person otherwise directed by Buyer.

(e)At Buyer’s sole cost and expense, Buyer shall, and shall cause the Companies to, provide such reasonable assistance and information as the Seller Group may request to enable the Seller Group to make any claim pursuant to Section 10.9(b), including cooperating with the relevant insurance company. Seller Group shall provide such reasonable assistance and information as Buyer and its Affiliates (including the Companies following the Closing) may request to facilitate Buyer’s recovery of Qualified Losses pursuant to Section 10.9(b); provided that Seller Group’s Insurance Recovery Expenses in connection with such assistance and cooperation shall be reimbursed in accordance with Section 10.9(c).

ARTICLE XI

DEFINITIONS

11.1    Certain Definitions. For purposes of this Agreement, each of the following terms has the meaning set forth below.

“2011 Audited Financial Statements” means the audited combined statements of financial position, operations, comprehensive income, cash flows and changes in parent company equity of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2011.
“2011 Baseline Financials” means the internal unaudited combined balance sheet and income statement for the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2011.
“2012 Audited Financial Statements” means the audited combined statements of operations, comprehensive income, financial position, cash flows, and changes in parent company equity of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2012.
“2012 Baseline Financials” means the internal unaudited combined balance sheet and income statement for the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2012.
“2013 Baseline Financials” means the internal unaudited combined balance sheet and income statement for the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2013.
“2013 Audited Financial Statements” means the audited combined statements of operations, comprehensive income, financial position, cash flows, and changes in parent company equity of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets as of and for the fiscal year ended December 31, 2013, prepared in accordance with GAAP and in compliance with Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“Acquired Rights Directive” means the Acquired Rights Directive 2001/23/EC and encompasses any national legislation or regulations which implement its provisions.
“Adjusted Purchase Price” means the Estimated Purchase Price as adjusted pursuant to Section 1.4.
“Affiliate” has the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.
“Ancillary Agreements” means the U.S. Contribution Agreement and the agreements and instruments referred to in clauses (4) and (7) of Section 1.3(b).
“Antitrust Laws” means the Hart-Scott-Rodino Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Asbestos Claims” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations arising out of or in connection with the manufacturing, design, marketing, use, sale, distribution, exposure, supply, handling or transportation of products of the Companies or the U.S. Seller and Mexico Seller in connection with the U.S. Assets and Mexico Assets and other equipment or products alleged to cause or contribute to personal physical or bodily injuries in the nature of asbestosis, lung cancer, mesothelioma, including asbestos, asbestos-containing products, silica, silica-containing products and mixed dust.
“Assumed Liabilities” means the “U.S. Assumed Liabilities” as set forth in the U.S. Contribution Agreement and the “Mexico Assumed Liabilities.”
“Balance Sheet” means the balance sheet as of the Balance Sheet Date included in the 2013 Baseline Financials.
“Balance Sheet Date” means December 31, 2013.
“Belgium Company” means Reznor Europe N.V., a public limited company organized under the laws of Belgium.
“Belgium Shares” means all of the issued and outstanding equity interests in the Belgium Company.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.
“Business Employees” means (a) the employees of the Companies, (b) the Mexico Employees and (c) the individual set forth in Schedule D-1.
“Business Material Adverse Effect” means any change, effect, event, condition or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, taken as a whole, except that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance, individually or in the aggregate, arising out of, resulting from or attributable to (1) actions contemplated by the Parties in connection with this Agreement, (2) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (3) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof applicable to the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets occurring after the date of this Agreement, (4) national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, or any escalation or worsening of any such acts, (5) the financial, securities or capital markets or the economy; (6) changes in the industries in which the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets operates in general; (7) the currency markets or currency fluctuations generally; (8) Buyer’s refusal or unreasonable delay in granting a request to take or omit to take any action that the Sellers or the Companies are not permitted to take (or is required to omit from taking) under this Agreement without having obtained the prior consent of Buyer; (9) any action taken at the written request of, or with the written consent of, Buyer; or (10) earthquakes, hurricanes, tornadoes or other natural disasters, except in the cases of clauses (3), (4), (5), (6), (7), and (10), to the extent that the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets, taken as a whole, are disproportionately affected thereby as compared to other companies or businesses operating in the principal industries in which the business of the Companies and the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets operates or (b) the ability of the Sellers to consummate the transactions contemplated by this Agreement.
“Business Properties” means the Owned Real Property and the real property leased pursuant to the Transferred Leases.
“Buyer’s Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to a judgment, order, decree, stipulation or injunction against Buyer) of Section 5.2 is satisfied.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
“Buyer Plans” means employee benefit plans, agreements, programs, policies and arrangements maintained by Buyer (or its Affiliates) for the benefit of the Business Employees.
“Canada Adjustment” means an amount equal to (a) trade accounts receivable arising from sales in Canada by the Canadian Affiliate of U.S. Seller of products manufactured or supplied by the Companies or U.S. Seller or Mexico Seller (in connection with the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or Mexico Assets), minus (b) sales commissions payable by the Canadian Affiliate of U.S. Seller in connection with the sale in Canada of products manufactured or supplied by the Companies or U.S. Seller or Mexico Seller (in connection with the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or Mexico Assets), minus (c) sales promotion liability of the Canadian Affiliate of U.S. Seller of products manufactured or supplied by the Companies or U.S. Seller or Mexico Seller (in connection with the business conducted by U.S. Seller or Mexico Seller with the U.S. Assets or Mexico Assets), in the case of each of clauses (a), (b) and (c) to the extent included in the calculation of Closing Working Capital.
“Canadian Affiliate” means T&B Limited, a company limited by shares incorporated under Canadian law.
“Claim Notice” means a written notice signed by an officer of the Indemnified Party which contains (a) a statement that the Indemnified Party has sustained, or has become aware of a breach or third-party claim that may give rise to, Damages that are or would be indemnifiable under Article VI and a reasonable explanation of the basis therefor, including the Section of this Agreement whose breach or purported breach gives rise to such claim for Damages, (b) a reasonably specific description of and the amount or, if the amount of Damages is not determinable as of the date of delivery of a Claims Notice, a good faith estimate of the amount of Damages that have been or may be sustained by the Indemnified Party, which estimate shall not limit the Damages recoverable by the Indemnified Party and (c) if applicable, copies of all relevant documentation (including any summons, complaint, pleading, written demand or other document or instrument).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Cash” means the cash and cash equivalents held as of the Determination Time in bank accounts or other financial accounts controlled by any of the Companies, but excluding (i) any escrowed amounts or otherwise restricted cash balances, except to the extent such amounts are included in Net Working Capital and (ii) the amounts of any uncleared checks, drafts or wire transfers issued or initiated by the Companies prior to the Determination Time, with cash and cash equivalents held in currencies other than U.S. dollars being converted to the equivalent of U.S. dollars using the applicable currency exchange rate at the noon (New York City time) buying rate on the fourth Business Day before the Closing Date for such currency for cable transfers quoted in New York City as certified for customs purposes by the Federal Reserve Bank of New York. Notwithstanding the foregoing, to the extent that Closing Cash of any Company exceeds 200% of the amount of Operating Cash for the Company, the amount of Closing Cash for such Company shall be offset by the actual costs (including Tax costs) of repatriating such excess Closing Cash to Buyer, assuming that the excess Closing Cash is repatriated as a dividend.
“Closing Date” means the earlier of (a) the first Monday or (b) the first Business Day of a calendar month to occur on or after the fourth Business Day after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.
“Closing Indebtedness” means, as of the Determination Time, without duplication, (i) the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs, expense reimbursements, penalties and other fees, charges, payments and expenses) in respect of (A) indebtedness for money borrowed of the Companies or included in the Assumed Liabilities and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Companies is responsible or liable or that is included in the Assumed Liabilities; (ii) all obligations of the Companies or included in the Assumed Liabilities under leases required to be capitalized in accordance with GAAP; and (iii) all obligations of the Companies or included in the Assumed Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, except in the case of each of clauses (i), (ii) and (iii) to the extent such obligations are included as a liability in the calculation of Closing Working Capital.
“Closing Statement” means a statement calculating the Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and the Canada Adjustment.
“Closing Working Capital” means Net Working Capital as of the Determination Time.

“Closing Working Capital Adjustment” means (a) the difference of the Closing Working Capital minus $22,250,000, if such difference is negative, (b) the difference of the Estimated Closing Working Capital minus $22,750,000, if such difference is positive, and (c) if the absolute value of the difference between the Estimated Closing Working Capital and the Target Working Capital Amount is $250,000 or less, zero.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreements” means the agreements set forth in item 1 of Section 2.16(e) of the Sellers’ Disclosure Schedule.
“Company” means (a) Belgium Company, (b) France Company, (c) UK Company, (d) the UK Subsidiaries and (e) the U.S. Company.
“Companies’ Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Company holds, directly or indirectly, stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.
“Confidentiality Agreement” means the confidentiality agreement dated October 29, 2013, between Buyer and U.S. Seller.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.
“COTS Software” means generally available, commercial, off-the-shelf software available on standard terms, the source code of which has not been modified or customized by or for the Companies or the Sellers and is licensed to a Company or a Seller pursuant to a Contract that does not require any future payment, including any applicable maintenance and support fees, of more than $2,000 per user per year.
“Damages” means any and all claims, costs, losses, obligations, debts, damages, fines, fees, penalties and expenses (including reasonable attorneys’ and other professionals’ fees, costs of investigation and amounts paid in defense or settlement), whether arising in contract, tort, strict liability, or otherwise, but excluding punitive damages except to the extent arising in connection with a third-party claim.
“Designated Intellectual Property” means (1) all Intellectual Property described in clauses (a), (b) and (c) of such definition that is registered or subject to a pending application for registration and owned (or purported to be owned) by a Company, a Seller or its Affiliate and that is solely used or solely held for use in connection with the business conducted by the Companies or the business conducted by U.S. Seller or Mexico Sellers with the U.S. Assets or the Mexico Assets (including the Reznor Marks); (2) all Software that is owned (or purported to be owned) by a Company, a Seller or its Affiliate and that is solely used or solely held for use in connection with the business conducted by the Companies or the business conducted by U.S. Seller or Mexico Sellers with the U.S. Assets or the Mexico Assets, (3) all Intellectual Property (other than Software) described in clauses (c), (d) (to the extent applicable to the Intellectual Property described in clause (c)) and (e) of such definition that is owned (or purported to be owned) by a Company, a Seller or its Affiliate and that is primarily used or primarily held for use in connection with the business conducted by the Companies or the business conducted by U.S. Seller or Mexico Sellers with the U.S. Assets or the Mexico Assets, and (4) all other Intellectual Property owned (or purported to be owned) by any Company, including, in each case of (1) through (4), all rights to (i) the underlying inventions and Intellectual Property relating thereto, and (ii) damages for past, present and future infringement, misappropriation and other violation thereof by third parties.
“Determination Time” means 12:01 a.m. North American Central Time on the Closing Date.
“Employee Benefit Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) all other severance and/or retention pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any Business Employees or former employees of the Companies that are sponsored or maintained by Sellers or any ERISA Affiliate or with respect to which the Sellers, the Companies or any ERISA Affiliate have made or are required to make payments, transfers or contributions or otherwise have any liability.
“Environment” means any surface water, ground water, soil or subsurface strata, or ambient or indoor air.
“Environmental Law” means any Law in effect on or prior to the Closing Date relating to the protection of the Environment, natural resources or health and safety with respect to Materials of Environmental Concern.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Companies or the Sellers.
“Estimated Closing Working Capital” means U.S. Sellers’ good faith estimate of Closing Working Capital, calculated in accordance with the accounting principles set forth in Schedule 1.4.
“Estimated Purchase Price” means Purchase Price calculated using the estimates of Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Canada Adjustment delivered pursuant to Section 1.4(a).
“Excluded Assets” has the meaning set forth in the U.S. Contribution Agreement.
“Excluded Liabilities” means the “Excluded Liabilities” as set forth in the U.S. Contribution Agreement and the Mexico Excluded Liabilities.
“Final Closing Statement” means the Closing Statement as finally determined in accordance with Sections 1.4(c) and 1.4(d).

“Financial Statements” means the (a) 2011 Audited Financial Statements, (b) the 2012 Audited Financial Statements, (c) the 2011 Baseline Financials, (d) the 2012 Baseline Financials and (e) the 2013 Baseline Financials.
“FIRPTA Certification” means a certification of U.S. Seller’s non-foreign status, dated as of the Closing Date and in form and substance as provided in Treasury Regulations section 1.1445-2(b)(2), that Buyer is exempt from withholding any portion of the Purchase Price allocated to U.S. Seller.
“France Company” means Gaz Industrie S.A.S., a simplified joint stock company organized under the laws of France.
“France Shares” means all of the issued and outstanding shares in the France Company.
“Fundamental Representations” means those representations set forth in Sections 2.2(a), (b) and (d) (Capitalization), 2.3 (Sellers’ Authority), 2.8 (Sellers’ Tax Matters), 2.22 (Brokers’ Fees), 3.1 (Buyer’s Organization), 3.2 (Buyer’s Authority), and 3.8 (Buyer’s Due Diligence).
“GAAP” means United States generally accepted accounting principles, to the extent consistently applied and as in effect as of the date hereof.
“Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Party” means the party entitled to indemnification under Article VI.
“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.
“Intellectual Property” means all right, title or interest in the following, whether protected, created, recognized or arising under the laws of, or located in, any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, corporate names and other source or business identifiers and general intangibles of a like nature (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith (collectively, “Marks, definition of Intellectual Property”), (c) copyrights and copyrightable works and all mask work, database and design rights, (d) registrations, applications and renewals of or for any of the foregoing, (e) trade secrets, confidential information, technology, know-how, inventions, improvements, specifications, machining, tooling, engineering and manufacturing methods and processes, designs, formulae, techniques, technical data and manuals, research and development information, customer lists, vendor lists, drawings, quality-control data and other confidential business information, and (f) Software.
“IRS” means the Internal Revenue Service.
“Knowledge” means the actual knowledge of the individuals named on Schedule D-2, in the case of the Sellers, and the individuals named on Schedule D-3 in the case of Buyer.
“Land Use Covenants and Restrictions” means those measures (including institutional and engineering controls) affecting the title and/or use of property, including obligations to maintain cover and containment structures and to monitor and test environmental media, and conditions and restrictions to protect the Environment or persons from unacceptable exposures to Materials of Environmental Concern (including prohibition on use of groundwater, obligations to maintain cover and obligations to monitor and test environmental media) and which may be memorialized in documents of title to “run with the land” such as described in deed notices or restrictions.
“Law” means any domestic or foreign, federal, state or local law, statute, ordinance, rule, administrative ruling, common law, regulation, order, writ, award, judgment, injunction, directive, decree or other requirement of any Governmental Entity.
“Licensed Seller Marks” means any and all Seller Marks used in the conduct of the business of the Companies or the business conducted by U.S. Seller or Mexico Sellers with the U.S. Assets or the Mexico Assets prior to Closing, including those Marks comprising, or that include, the names “Thomas & Betts,” “T&B” and “ABB.”
“Malicious Code” means, collectively, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (B) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.
“Materials of Environmental Concern” means any substance, material or waste defined by applicable Environmental Law on the date of this Agreement as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or regulatory effect, including asbestos, oil, petroleum and petroleum products.
“Mexico Assets” means, subject to Section 1.7, Mexico Seller’s right, title and interest in, to and under those assets, Contracts, properties and rights set forth in or described in clauses (a) through (k) below, wherever located, existing as of the Closing, that are exclusively used or exclusively held for use in connection with the Mexico Business:
(a)    Mexico Seller’s rights in the Contracts set forth or described in Schedule D-4;

(b)    all Contracts that are entered into by Mexico Seller in the ordinary course of business prior to the Closing that relate solely to the Mexico Business;

(c)    all unfulfilled purchase orders for the purchase of any products that are offered by Mexico Seller solely in connection with the Mexico Business;

(d)    furniture, office equipment, personal computer hardware (and related software licenses for software that is installed thereon to the extent transferrable and not an Excluded Asset) and consumable supplies owned by Mexico Seller relating exclusively to the Mexico Business, and all warranties and guarantees, if any, express or implied, existing for the benefit of Mexico Seller in connection therewith to the extent transferable to Buyer;

(e)    all inventory of raw materials, work-in-process, spare parts and finished goods, together with office supplies, maintenance supplies, manufacturing supplies, packaging materials and promotional materials, in each case that is held solely in connection with the Mexico Business;

(f)    all technical information, trade secrets, technology, know-how, specifications, designs, drawings and customer lists that are used primarily in connection with the Mexico Business;

(g)    all goods and services to be received subsequent to the Closing arising out of prepayments and payments by Mexico Seller prior to the Closing that are reflected in the calculation of the Closing Working Capital in the Final Closing Statement;

(h)    all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials kept, used or prepared by Mexico Seller solely in connection with the Mexico Business, subject to any restrictions imposed by applicable Law on the transfer of employee files, as long as Mexico Seller is entitled to retain copies or extracts of any business records related to any Excluded Assets or Excluded Liabilities;

(i)    all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, to the extent based upon, arising out of or otherwise related to any Mexico Assumed Liability;

(j)    all credits, prepaid expenses, deferred charges, deposits and prepaid items that are reflected in the calculation of the Closing Working Capital in the Final Closing Statement; and

(k)    all rights under confidentiality, non-solicitation, non-competition or other restrictive covenants with (1) Mexico Employees and (2) independent contractors and former employees of the Mexico Seller solely engaged in the Mexico Business.

Notwithstanding the foregoing definition, the Mexico Assets do not include servers and related Software, routers and related Software, switches and related Software and other network infrastructure used in connection with the Mexico Business.
“Mexico Assumed Liabilities” means all liabilities and obligations of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) to the extent relating to the Mexico Assets or the Mexico Employees, including the following liabilities and obligations:
(a)    all liabilities and obligations arising before, on or after the Closing Date from or in connection with all Contracts included in the Mexico Assets, except as provided in Section 1.7;

(b)    all liabilities and obligations arising before, on or after the Closing Date from or in connection with the leasehold interests held as of the date of this Agreement by Mexico Seller;

(c)    all mortgages, deeds of trust, pledges, security interests, encumbrances, covenants, easements, rights of way, title defects, charges or other liens that are related to the Mexico Asset and either described in clauses (a) through (i) of the definition of “Permitted Liens” or are identified in this Agreement;

(d)    all liabilities and obligations with respect to all actions, charges, grievances, arbitrations, suits, proceedings, disputes, claims or investigations that arise from or are in connection with the operation of the business conducted by Buyer with the Mexico Assets;

(e)    all liabilities and obligations relating to the Mexico Employees;

(f)    all liabilities and obligations arising before, on or after the Closing Date out of any Releases of Materials of Environmental Concern at, upon, under or migrating to or from the Mexico Property and any liabilities and obligations under Environmental Law with respect to the Mexico Property; and

(g)    all liabilities arising from the ownership or operation of the Mexico Assets by Buyer.

“Mexico Business” means the business of manufacturing unit heaters, radiant heaters, air handling units, makeup air units and related replacement parts for the commercial heating, ventilation and air conditioning equipment market, as the business has been conducted by Mexico Seller or was conducted by the predecessor owners and operators of the business.
“Mexico Employees” means all employees who are employed by Mexico Seller on the Closing Date (including any such employees who are on approved leave on the Closing Date because of jury duty, family or medical leave, sick leave, vacation, salary continuation or military duty or who are on long term disability) and are primarily engaged in the business conducted by U.S. Seller with the U.S. Assets or by Mexico Seller with the Mexico Assets.
“Mexico Excluded Liabilities” means, except to the extent any such matter is designated as a Mexico Assumed Liability, (A) any liability, contingent or otherwise, of any Seller with respect to (i) any retiree welfare arrangements other than as required under the Collective Bargaining Agreements or (ii) any defined benefit pension plan including any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (including a “multiemployer plan,” as defined in Section 3(37) of ERISA) contributed to or required to be contributed to prior to the Closing by the Mexico Seller or any of its ERISA Affiliates, (B) all liabilities and obligations relating to properties owned or leased by Mexico Seller before but not at the Closing, regardless of whether used for the operation of the Mexico Assets and (C) all Taxes of the Mexico Seller for any taxable period and all Taxes for any taxable period, or portion thereof, ending on or prior to the Closing Date imposed as a result of the ownership or operation of the Mexico Business or the Mexico Assets.
“Mexico Property” means the real property leased pursuant to the Monterrey Lease.
“Monterrey Lease” means that certain Lease Agreement entered into by and between Urbanizaciones San Rafael, S.A. de C.V., as Lessor, and Thomas & Betts Monterrey, S. de R.L. de C.V., as Lessee, dated as of August 1st, 2005, and amended as of December 14, 2010, for the main building of the industrial park located at Prof. Rodolfo Gonzalez número 100 Col. Jardines de la Victoria, Guadalupe, Nuevo Leon, Mexico.
“Net Working Capital” means current assets minus current liabilities, in each case of (A) the Companies, (B) to the extent arising from or related to the Mexico Assets or the Mexico Employees, Mexico Seller and (C) to the extent arising from or related to the business conducted with the U.S. Assets or the Business Employees, the Canadian Affiliate; provided that (i) Net Working Capital shall include only those line items and adjustments set forth on Schedule 1.4, (ii) each line item and adjustment included in Net Working Capital shall be calculated in accordance with the Accounting Principles (to the extent not inconsistent with Schedule 1.4), and (iii) Net Working Capital shall not include any income Tax assets or income Tax liabilities or any amounts included in Closing Cash, Closing Indebtedness or Seller Transaction Expenses.

“Neutral Accountant” means PricewaterhouseCoopers or, in the event that circumstances create an actual conflict of interest that would impair such Person’s ability to impartially determine any issue presented to it pursuant to this Agreement, a nationally recognized certified public accounting firm mutually agreed upon by the Sellers and Buyer.
“North America” means the territories of Canada, the United States of America and the United Mexican States.
“Operating Cash” means, with respect to each Company, the amount of cash set forth opposite such Company’s name on Schedule D-5.
“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each person that is a corporation, (b) the certificate of formation, articles of organization, limited liability company agreements or regulations, as applicable, of each person that is a limited liability company, (c) the certificates of limited partnership and the agreements of limited partnership of each person that is a limited partnership, and (d) the memorandum and/or articles of association, charter, constitution, shareholders agreement or other documentation governing the formation, organization, governance, ownership and existence of any person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States.
“Owned Real Property” means all real property described in Section 2.10 of the Sellers’ Disclosure Schedule.
“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s and similar liens arising in the ordinary course of business for amounts that are not material (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) liens for Taxes not yet due and payable, (e) liens for Taxes which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and disclosed in the Sellers’ Disclosure Schedule, (g) recorded easements, covenants, zoning ordinances and other restrictions which do not materially impair the current uses of the Transferred Leases or the Owned Real Property, (h) liens disclosed in the Sellers’ Disclosure Schedule, (i) liens arising solely by actions of Buyer and (j) liens that would not reasonably be expected to be material to the conduct of the business of the Companies or the business conducted by the U.S. Seller and Mexico Seller with the U.S. Assets and Mexico Assets.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Purchase Price” means the amount equal to (a) $260,000,000 plus (b) Closing Cash minus (c) Closing Indebtedness minus (d) Seller Transaction Expenses minus (e) the absolute value of the Closing Working Capital Adjustment, if the Closing Working Capital Adjustment is negative, plus (f) the Closing Working Capital Adjustment, if the Closing Working Capital Adjustment is positive, minus (g) the Canada Adjustment, if the Canada Adjustment is positive, plus (h) the absolute value of the Canada Adjustment, if the Canada Adjustment is negative.

“Qualified Event” has the meaning set forth in Schedule D-6.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment.
“Response Action” means any environmental investigation, assessment, monitoring, cleanup, containment, restoration, removal, remediation or other corrective or response action involving any Business Property.
“Reznor Marks” means, collectively, the Reznor ROW Marks and Reznor U.S. Marks.
“Reznor ROW Marks” means (a) the non-U.S. trademark registrations and trademark applications set forth on Section 11.1(a) of Sellers’ Disclosure Schedule and all issuances, extensions and renewals thereof; (b) all rights of any kind whatsoever of UK Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; (c) any and all goodwill connected with or symbolized by the foregoing; (d) any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (e) any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.
“Reznor U.S. Marks” means (a) the U.S. trademark registrations and trademark applications set forth on Section 11.1(b) of Sellers’ Disclosure Schedule and all issuances, extensions and renewals thereof; (b) all rights of any kind whatsoever of UK Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; (c) any and all goodwill connected with or symbolized by the foregoing; (d) any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (e) any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.
“Securities Act” means the Securities Act of 1933.
“Security Interest” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, covenant, easement, right of way, title defect, charge or other lien (whether arising by contract or by operation of Law), transfer restriction or other similar agreement or restriction of any kind, whether voluntary or involuntary.
“Seller Marks” means all Marks owned by Seller or any of its Affiliates, other than the Marks included in the Designated Intellectual Property and/or the U.S. Assets, and, for the avoidance of doubt, shall include all Marks consisting of, or that include, the names “Thomas & Betts,” “T&B” and “ABB.”
“Seller Transaction Expenses” means the aggregate amount of all out-of pocket fees and expenses, incurred and not paid by the Companies at or prior to the Closing in connection with the process of selling the Companies, U.S. Assets and Mexico Assets or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees or expenses associated with obtaining the release and termination of any Security Interests; (B) all brokers’ or finders’ fees; (C) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts and (D) all sale, “stay-around,” retention, change-in-control or similar bonuses, termination, severance and other payments and benefits to current or former directors, officers, employees and consultants paid following the Closing solely as a result of consummation of the transactions contemplated hereby or related to any process for the sale of the Companies, U.S. Assets and Mexico Assets (including the employer portion of any payroll Taxes attributable to any of the amounts described in this clause (D)).
“Sellers’ Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to a judgment, order, decree, stipulation or injunction against any of the Sellers) of Section 5.1 is satisfied.
“Sellers’ Disclosure Schedule” means the disclosure schedule provided by the Sellers to Buyer on the date of this Agreement.
“Shares” means the Belgium Shares, the France Shares, the UK Shares and the U.S. Shares.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Special Indemnities” means any liability, contingent or otherwise, with respect to (i) any retiree welfare arrangements other than as required under the Collective Bargaining Agreements or (ii) any defined benefit pension plan including any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (including a “multiemployer plan”, as defined in Section 3(37) of ERISA) contributed to or required to be contributed to prior to the Closing by the Sellers or any of their ERISA Affiliates, (iii) any properties owned or leased by Sellers before but not at the Closing, regardless of whether used for the operation of the business of the Companies or the business conducted by U.S. Seller or Mexico Sellers with the U.S. Assets or the Mexico Assets and (iv) the distribution contemplated by Section 5.1(j).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Seller (or another Subsidiary of a Seller) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.
“Target Working Capital Amount” means $22,500,000.

A “Tax Benefit” will be realized by a Person for purposes of this Agreement when such Person obtains a reduction in Tax liability, and, for this purpose, increases in Tax attributes, such as loss carryovers and basis, will not be deemed a Tax Benefit until such Person obtains a reduction in Tax liability from the use of such attribute. Tax Benefit shall be determined by computing the amount of cash Taxes payable by the Buyer Party before and after inclusion of any Tax items attributable to the Damages for which the Buyer Party has been indemnified under Article VI or Article VII and treating such Tax items as the last items claimed for the applicable taxable year.
“Taxes” means any federal, state, county, local, municipal, foreign and other taxes, levies, fees, imposts, duties and similar charges including taxes imposed on, or measured by, income, profits or gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer and gains taxes, withholding, employment, social security charges (or similar), capital gains, goods and services, capital stock, license, branch, payroll, estimated, escheat, disability, registration, alternative or add-on minimum, unemployment, compensation, utility, severance, production, stamp, occupation, premium, windfall profits, and franchise taxes, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
“Taxing Authority” means any applicable Governmental Entity responsible for the imposition of Taxes.
“Tax Purchase Price” means the amount of the Adjusted Purchase Price, the U.S. Assumed Liabilities, the Mexico Assumed Liabilities and any other relevant items, determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.
“Tax Returns” means all reports, returns, declarations, information returns, claims for refund, elections, disclosure, forms or other information required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transferred Lease” means the Monterrey Lease and any lease or sublease pursuant to which any Company leases or subleases from another Person any real property.
“Transferred Permits” means all material permits, licenses, franchises or authorizations from any Governmental Entity included in the Mexico Assets or the U.S. Assets or held by the Companies.
“Transition Services Agreement” means the Transition Services Agreement delivered at the Closing pursuant to Section 1.3(b)(7).
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.
“UK Company” means Ambi-Rad Group Limited, an English company limited by shares.
“UK Shares” means the entire issued share capital of the UK Company, comprising 400,000 ordinary shares of GBP1 each.
“UK Subsidiaries” means (a) Ambi-Rad Limited, a company limited by shares incorporated under the laws of England and Wales and (b) Reznor (UK) Limited, a company limited by shares incorporated under the laws of England and Wales.

“U.S. Assets” means the Owned Real Property and the assets contributed to U.S. Company pursuant to the U.S. Contribution Agreement.
“U.S. Assumed Liabilities” has the meaning set forth in the U.S. Contribution Agreement.
“U.S. Company” means Reznor Manufacturing Company, LLC, a Delaware limited liability company.
“U.S. Contribution” means the transactions to be effected by the U.S. Contribution Agreement.
“U.S. Contribution Agreement” means the U.S. Contribution Agreement in the form attached hereto as Exhibit E.
“U.S. Shares” means all of the limited liability company interests in the U.S. Company.
11.2    Certain Additional Definitions. As used in this Agreement, the following terms have the respective meanings ascribed thereto in the Section set forth opposite each such term below:
Term    Section

Accounting Principles	1.4(b)

Acquisition Proposal	12.15

Agreed Courts	12.12

Agreement	Preamble

Belgium Seller 2	Preamble

Belgium/France Seller	Preamble

Business	Recitals

Buyer	Preamble

Buyer Confidential Information	10.8

Buyer Party	6.1

Buyer Released Parties	4.7

Buyer’s 401(k) Plan	9.7

Buyer’s Flexible Account Plan	9.6

Company Confidential Information	10.3

Company Privileged Communications	10.3

Counterparty	1.7

Covered Matters	12.11

Debt Financing	3.6(a)

Debt Financing Commitment	3.6(a)

Debt Financing Commitment Letters	3.6(a)

Definitive Financing Agreements	4.5(a)

Designated Contracts	2.14(a)

Dispute	10.3

DOJ	4.1(b)

FTC	4.1(b)

Government	2.24(b)

Government Entity	2.24(b)

Government Official	2.24(b)

Governmental Order	8.1(b)

Guarantee	12.16

Insurance Recovery Expenses	10.9(c)

IP License	2.14(a)(4)

IT Systems	2.13(j)

Key Employees	10.7
Marks 11.1, definition of Intellectual Property

Mexico Permitted Assignee	12.5

Mexico Seller	Preamble

Non-Assignable Assets	1.7

Occurrence Policies	10.9(b)

Parties	Preamble

Party	Preamble

Qualified Losses	10.9(b)

Seller	Preamble

Seller Group	10.9(a)

Seller Party	6.2

Seller Releasing Parties	4.7

Seller’s Flexible Account Plan	9.6

Sellers	Preamble

Sellers’ Counsel	10.3

Sellers’ Counsel Work Product	10.3

Share Sellers	Preamble

Tax Claim	7.6

Tax Statement	7.1(b)

Termination Date	8.1(c)

Title Company	4.11

Transfer Taxes	7.1(e)

U.S. Seller	Preamble

UK Seller	Preamble

VAT	1.9

Waiving Party	5.3

WARN	2.16(h)

ARTICLE XII

MISCELLANEOUS

12.1    Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party, except that any Party may make any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, to the extent permitted by Law, have the right to review and comment on such press release or announcement, and the disclosing Party shall incorporate all reasonable comments of the other Party, prior to its publication).

12.2    No Third Party Beneficiaries. Except as set forth in Article VI and Article VII with regard to the Buyer Parties and the Seller Parties, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that Section 12.2, Section 12.7, Section

12.11, Section 12.12 and Section 12.17 are intended to be for the benefit of and shall by enforceable by the lenders, lead arrangers, bookrunners, syndication agents or similar entities that are party to the Debt Financing Commitment Letter.

12.3    Treatment of the Companies. Prior to the Closing, the Companies will be deemed, for purposes of this Agreement, to be Affiliates of the Sellers and not of Buyer. Following the Closing, the Companies will be deemed, for purposes of this Agreement, to be Affiliates of Buyer and not of the Sellers.

12.4    Entire Agreement. This Agreement (including the Ancillary Agreements and the Sellers’ Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between Buyer, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior agreements, letters of intent, term sheets or understandings among Buyer, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of the Sellers or any of their respective Affiliates to Buyer, whether written or oral, with respect to the subject matter of this Agreement, other than in the Confidentiality Agreement, the Ancillary Agreements and the Sellers’ Disclosure Schedule, and the Parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement, the Ancillary Agreements or the Sellers’ Disclosure Schedule.

12.5    Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of U.S. Seller (in the case of an assignment by Buyer) or Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence, Buyer may assign all or a portion of its rights hereunder to any Affiliate of Buyer or to any lenders (including any agent or other representative thereof) to Buyer or Affiliate thereof as collateral security for obligations to such lenders (including any agent or other representative thereof) in respect of the Debt Financing, including any refinancings, extensions, refundings or renewals thereof without the consent of U.S. Seller (including the right to acquire any of the Shares, U.S. Assets or Mexico Assets), but any such assignment shall not relieve Buyer of its obligations under this Agreement. In addition, Buyer may assign and delegate all or a portion of its rights to the Mexico Assets, its obligations under the Mexico Assumed Liabilities and its rights and obligations under Section 9.1 to Prodensa Servicios de Consultoria, S.A. de. C.V. or any of its Affiliates (the “Mexico Permitted Assignee ”) without the consent of U.S. Seller, but any such assignment and delegation shall not relieve Buyer of its obligations under this Agreement. If Buyer assigns and delegates its rights and obligations to the Mexico Permitted Assignee as permitted under the preceding sentence, the Mexico Permitted Assignee shall be treated as a Buyer Party for the purpose of calculating Damages that are indemnifiable under Article VI or Article VII, but the right to seek indemnification for such Damages and to exercise all other rights under Article VI or Article VII shall be exercised only by Buyer and its Affiliates on behalf of such assignee. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6    Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (or if such day is not a Business Day, on the next Business Day), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems (or if such day is not a Business Day, on the next Business Day):

If to Buyer: Nortek Inc. 50 Kennedy Road Providence, RI 02903 Telecopy: 1-401-751-4610 Attention: Kevin W. Donnelly	Copy to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telecopy: 1-212-310-8007 Attention: Frederick S. Green, Esq. Sarah E. Stasny, Esq.
If to Sellers: ABB Inc. 187 Danbury Road Wilton, CT 06897 Telecopy: 1-203-563-0403 Attention: David Keating, Vice President
Copies to:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 31825
Telecopy: 1-901-252-1374
Attention: Hal Fonville,Senior Counsel

and

Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
Telecopy: 1-650-739-3900
Attention: Daniel R. Mitz
David Y. Chen

12.7    Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time; provided, however, that amendments, waivers and other modifications of Section 12.2, this Section 12.7, Section 12.11, Section 12.12 and Section 12.17 shall not be effective against or with respect to the lenders, lead arrangers, bookrunners, syndication agents or similar entities that are party to the Debt Financing Commitment Letter without the written consent thereof, which may be withheld for any reason. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.9    Expenses. Except as otherwise specifically provided to the contrary in this Agreement or any Ancillary Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

12.10    Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be irreparably harmed in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that money damages or other legal remedies would not be an adequate remedy for any such damage harm. Accordingly, in any action seeking specific performance of this Agreement or any provision thereof, each Party (a) stipulates that there is no adequate remedy at law for the harm or prospective harm arising from a breach of the Agreement or any provision thereof and (b) agrees that the other Party or Parties may enforce specifically the terms and provisions of this Agreement, and this right shall include the right of the Sellers to cause Buyer to cause the purchase transaction provided for in Article I to be consummated. A Party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for Damages incurred or suffered by such Party in the case of a willful breach of this Agreement, as long as in no event shall Sellers or their Affiliates be entitled to both an award of specific performance to cause Buyer to cause the purchase transaction provided for in Article I to be consummated and an award of monetary damages for any breach of this Agreement prior to Closing, other than monetary damages comprised of reasonable attorneys’ and other professionals’ fees, costs of investigation and court costs sustained by a Party in a successful claim for specific performance.

12.11    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement (including any dispute arising out of or relating to the Debt Financing Commitment or the performance thereof), the transactions contemplated hereby or by the Debt Financing Commitment and/or the interpretation and/or enforcement of the respective rights and duties of the Parties under this Agreement or the rights and duties of the lenders party to the Debt Financing Commitment Letters thereunder, whether arising in contract or in tort (collectively, the “Covered Matters”), shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York, except for any Ancillary Agreement that expressly provides that it will be governed by the laws of another jurisdiction.

12.12    Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of New York and of the U.S. federal courts, in each case that are located in the Borough of Manhattan, and courts having appellate jurisdiction thereover (the “Agreed Courts”), with respect to any Covered Matter, (b) that, to the fullest extent permitted by applicable Law, service of process may also be made on the Party in the same manner as notices may be delivered under Section 12.6, (c) that service made pursuant to clause (b) shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon the Party personally within the State of New York and (d) to irrevocably waives any defenses it may have to service made pursuant to clause (b). Each of the Parties further agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in contract or tort or otherwise, against any other Party hereto or against the lenders party to the Debt Financing Commitment Letters with respect to any Covered Matter in any forum other than the Agreed Courts.

12.13    Bulk Transfer Laws. Buyer and the Sellers hereby waive compliance by Buyer and the Sellers with the bulk sales law, bulk transfer law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; it being understood that any liability arising out of or relating to such noncompliance shall constitute an Excluded Liability.

12.14    Construction.

(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)All references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(e)All references to “$,” or “dollars” refer to currency of the United States of America.

(f)The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(g)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(h)The words “include,” “includes,” “including” and or similar terms shall be deemed to be followed by the words “without limitation.”

(i)The term “ordinary course of business” and similar terms shall be deemed followed by “consistent with past practice”;

(j)Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including by waiver or consent (in the case of agreements or instruments) and by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein (in the case of statutes).

(k)Unless otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

12.15    No Solicitation; Acquisition Proposals. From the date of this Agreement until the Closing Date or until this Agreement is terminated as provided in Article VIII, the Sellers shall not, directly or indirectly, through any officer, director, employee, stockholder, agent, representative or Affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement, (a) solicit, initiate or knowingly encourage submission of proposals or offers from any person relating to any acquisition or purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Companies, the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets (an “Acquisition Proposal”); (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person; (c) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal; or (d) except in connection with the U.S. Contribution and except for the sale of inventory or obsolete property, plant or equipment in the ordinary course of business, sell, transfer or otherwise dispose of any interest in the Companies, the business of the Companies or the business conducted by U.S. Seller and Mexico Seller with the U.S. Assets and the Mexico Assets.

12.16    Guarantee. U.S. Seller hereby unconditionally and irrevocably guarantees (the “Guarantee”) the timely payment and performance by the other Sellers of all of their obligations under this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, without any necessity of Buyer being required to provide notice or demand or pursue any recourse or remedies against any other Person, including any Seller.

12.17    Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Debt Financing Commitment or the transactions contemplated by this Agreement or the Debt Financing Commitment or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement or the Debt Financing Commitment.

12.18    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

12.19    Further Representations. The Sellers, on the one hand, and Buyer, on the other hand, acknowledge and represent that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. The Sellers, on the one hand, and Buyer, on the other hand, further represent that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other as to such tax consequences.

12.20    Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

The Parties hereby execute this Agreement as of the date first above written.
NORTEK, INC.
By: /s/Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Senior Vice President, General
Counsel & Secretary

THOMAS & BETTS CORPORATION
By: /s/Charles L. Treadway
Name: Charles L. Treadway
Title: President and CEO

THOMAS & BETTS INTERNATIONAL, LLC
By: /s/Charles L. Treadway
Name: Charles L. Treadway
Title: President

THOMAS & BETTS NETHERLANDS B.V.
By: /s/David Alyea
Name: David Alyea
Title: Director
By: /s/W. David Smith, Jr.
Name: W. David Smith, Jr.
Title: Director

THOMAS & BETTS HOLDINGS (U.K.) LIMITED
By: /s/David Alyea
Name: David Alyea
Title: Director
By: /s/W. David Smith, Jr.
Name: W. David Smith, Jr.
Title: Director

THOMAS & BETTS MONTERREY S. DE R.L. DE C.V.
By: /s/John C. Castany
Name: John C. Castany
Title: Attorney-in-Fact

EXHIBIT A

FORM OF BILL OF SALE
This BILL OF SALE (this “Bill of Sale”) is made and entered into as of [ ], 2014, by and between Thomas & Betts Monterrey S. de R.L. de C.V., a Mexico corporation (“Mexico Seller”), and Nortek, Inc., a Delaware corporation (“Buyer”), pursuant to that certain Purchase and Sale Agreement, dated as of March 21, 2014 (the “Purchase Agreement”), by and between Buyer and Mexico Seller, and other Parties thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Mexico Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer purchases, acquires, assumes and accepts from Mexico Seller, all of the right, title and interest in, to and under all of the Mexico Assets.
This Bill of Sale is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Purchase Agreement, which is hereby incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.
This Bill of Sale shall be binding upon, and shall inure to the benefit of the parties hereto and their respective assigns, transferees and successors in interest. This Bill of Sale is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right beyond those rights and obligations expressly set forth in the Purchase Agreement.
This Bill of Sale shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
This Bill of Sale may be executed in any number of counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Bill of Sale by facsimile or electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of this Bill of Sale and shall be sufficient to bind the parties to the terms and conditions of this Bill of Sale.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Bill of Sale as of the date first written above by their respective officers thereunto duly authorized.

THOMAS & BETTS MONTERREY S. DE R.L. DE C.V.

By:
Name:
Title:

NORTEK, INC.

By:
Name:
Title

(Signature Page to Bill of Sale (Purchase Agreement)

EXHIBIT B

FORM Of ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is made and entered into as of [ ], 2014, by and between Nortek, Inc., a Delaware corporation ( “Buyer”), and Thomas & Betts Monterrey S. de R.L. de C.V., a Mexico corporation (“Mexico Seller”), pursuant to that certain Purchase and Sale Agreement, dated as of March 21, 2014 (the “Purchase Agreement”), by and among Buyer, Mexico Seller and the other Parties thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
Mexico Seller hereby sells, conveys, assigns and transfers to Buyer the Mexico Assets.
Buyer hereby accepts, assumes and agrees to pay, perform or otherwise discharge, as the case may be, subject to valid claims and defenses, the Mexico Assumed Liabilities, and further hereby agrees to sign, seal, execute and deliver, or cause to be signed, sealed, executed and delivered, and to make or cause to be done or made, upon the reasonable written request of Mexico Seller, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may be reasonably requested by Mexico Seller, for the purpose of or in connection with the assumption by Buyer of the Mexico Assumed Liabilities.
This Assignment Agreement is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Purchase Agreement, which is incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Assignment Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.
This Assignment Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective assigns, transferees and successors in interest. This Assignment Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right beyond those rights and obligations expressly set forth in the Purchase Agreement.
This Assignment Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
This Assignment Agreement may be executed in any number of counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Assignment Agreement by facsimile or electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of this Assignment Agreement and shall be sufficient to bind the parties to the terms and conditions of this Assignment Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Assignment and Assumption Agreement as of the date first written above by their respective officers thereunto duly authorized.

THOMAS & BETTS MONTERREY S. DE R.L. DE C.V.

By:
Name:
Title:

NORTEK, INC.

By:
Name:
Title:

(Signature page to Assignment and Assumption Agreement (Purchase Agreement))

EXHIBIT C-1
CONFIDENTIAL

FORM OF EMPLOYER SUBSTITUTION AGREEMENT
(UNIONIZED EMPLOYEES)
(English language version for your benefit only)

EMPLOYER SUBSTITUTION AGREEMENT ENTERED INTO BY AND BETWEEN, ON THE ONE PART, THOMAS & BETTS MONTERREY, S. DE R.L. DE C.V. (HEREINAFTER REFERRED TO AS “T&B MONTERREY”), HEREIN REPRESENTED BY MR. [*]; ON THE SECOND PART BY [NEWCO] Note: NEWCO shall be an affiliate of Nortek or an affiliate of Prodensa Servicios de Consultoría, S.A. de C.V. (HEREINAFTER REFERRED TO AS “NEWCO”), HEREIN REPRESENTED BY MR. [*]; AND ON THE OTHER PART BY THE GENERAL TRADE UNION OF INDUSTRY AND COMMERCE OF THE STATE OF NUEVO LEON (CROC AFFILIATED) (HEREINAFTER REFERRED TO AS THE “UNION”), HEREIN REPRESENTED BY ITS GENERAL SECRETARY MR. [*], IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

I.	T&B Monterrey represents that:

(a)
It is a commercial company incorporated under the laws of the Mexican Republic and until this date was the employer of the employees in the work center located in the industrial park at Prof. Rodolfo Gonzalez número 100 Col. Jardines de la Victoria, Guadalupe, Nuevo Leon, Mexico (the “Main Building “Work Center”)

(b)	Mr. [*] is its legal representative with enough authority to execute this agreement on its behalf.

II.	[NEWCO] represents that:

(a)
It is a commercial company incorporated under the laws of the Mexican Republic, which as of this date, will be the employer of the employees that work in connection with the assets that it has acquired from T&B Monterrey and which are located in the Main Building Work Center.

(b)	Mr. [*] is its legal representative with sufficient authorities to execute this agreement on its behalf.

III.	The UNION represents that Mr. [*] is its General Secretary and has sufficient authorities to execute this agreement on its behalf.

IV.
T&B Monterrey and the UNION represent that they have executed a Collective Bargaining Agreement with respect to the workers and the activities carried out at the Work Center (hereinafter referred to as the “Collective Agreement”), which was last revised on [*] and is deposited with the Local Board of Conciliation and Arbitration of [*], under the file [*].

V.	T&B Monterrey and [NEWCO] represent that:

(a)
T&B Monterrey has transferred to [NEWCO] the ownership of the production assets, of the Main Building Work Center, located in the industrial park at Prof. Rodolfo Gonzalez número 100 Col. Jardines de la Victoria, Guadalupe, Nuevo Leon, Mexico, and as a consequence of the above [NEWCO] has accepted to become the Substitute Employer of the employees that are primarily engaged in the business conducted with said assets of which shall remain working for [NEWCO] in the Main Building Work Center (the “Transferred Employees”).

(b)	T&B Monterrey shall remain the employer of the employees that are not Transferred Employees.
VI.     [NEWCO] and the UNION represent that:

a)	The Transferred Employees shall continue working at the Main Building Work Center and shall now be employees of [NEWCO] and therefore, the collective bargaining agreement executed with T&B Monterrey shall continue to apply to them in accordance with their activities.

b)
The UNION has been fully informed of the transfer of assets referred to in the preceding Representations and it agrees with the Employer Substitution that in terms of Article 41 of the Mexican Federal Labor Law will become effective on [*], 2014, recognizing [NEWCO] as the sole employer of the workers that continue working at the Work Center.

Acknowledging the truthfulness of the foregoing Representations, the parties agree on the following:
clauses
FIRST.- [NEWCO] substitutes T&B Monterrey as Employer of all and each one of the Transferred Employees, mentioned in Exhibit A, becoming their Substitute Employer and succeeding to the rights and obligations set forth in the Collective Bargaining Agreement in favor and/or to the charge of T&B Monterrey with respect to them in its role of employer of the said Transferred Employees.

T&B Monterrey shall only remain as Employer of the employees that do not work at the Main Building Work Center and are not Transferred Employees.

SECOND.- The employer substitution agreed to in the preceding clause shall have effects starting on [*], 2014.

THIRD.- As a consequence of the employer substitution hereby agreed, starting on the date mentioned in the previous clause, [NEWCO] shall assumes each and every one of the labor obligations currently to the charge of T&B Monterrey with respect to the Transferred Employees, mentioned in Exhibit A, recognizing them their seniority, category and maintaining the labor conditions under which they are actually working.

FOURTH.- The UNION states that it has no objection with the employer substitution agreed in this instrument, acknowledging [NEWCO] as the new employer of the Transferred Employees, mentioned in Exhibit A, to whom the Collective Bargaining Agreement shall continue to apply.

FIFTH.- The UNION states its consent in that, after the date stated in the Second Clause of this Agreement, the work in the Main Building Work Center shall continue to be governed by the Collective Bargaining Agreement previously executed with T&B Monterrey, the terms of which are not to be modified save in the normal terms and conditions established in the Federal Labor Law.

SIXTH.- The parties establish as their addresses to receive notices the following:
If to [NEWCO]:

If to T&B Monterrey:

If to the UNION:

SEVENTH.- [NEWCO] agrees to deposit this Agreement before the Local Board of Conciliation and Arbitration of [*], in the five business days following its execution.

Having read this Agreement, and well informed of its legal scope and the obligations contained in the same, the parties sign it in triplicate in Monterrey, Nuevo León, on [*], 2014.

THOMAS & BETTS MONTERREY, S. DE R.L. DE C.V. ____________________________ By: [*] Position: [*]	[NEWCO] _____________________________ By: [*] Position: [*]
THE GENERAL TRADE UNION OF INDUSTRY AND COMMERCE OF THE STATE OF NUEVO LEON ____________________________ By: [*] Position: [*]

EXHIBIT C-2
CONFIDENTIAL

FORM OF EMPLOYER SUBSTITUTION AGREEMENT
(NON-UNIONIZED EMPLOYEES)

EMPLOYER SUBSTITUTION AGREEMENT Note: Form to be used for non-union employees. ENTERED INTO BY AND BETWEEN, ON THE ONE PART, THOMAS & BETTS MONTERREY, S. DE R.L. DE C.V., (HEREINAFTER REFERRED TO AS “T&B MONTERREY”), HEREIN REPRESENTED BY MR. [*]; ON THE SECOND PART BY [NEWCO] Note: NEWCO shall be an affiliate of Nortek or an affiliate of Prodensa Servicios de Consultoría, S.A. de C.V. (HEREINAFTER REFERRED TO AS “NEWCO”), HEREIN REPRESENTED BY MR. [*], IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

I.	T&B Monterrey represents that:

(a)
It is a commercial company incorporated under the laws of the Mexican Republic and until this date was the employer of the employees in the work center located in the industrial park at Prof. Rodolfo Gonzalez número 100 Col. Jardines de la Victoria, Guadalupe, Nuevo Leon, Mexico (the “Main Building Work Center”)

(b)	Mr. [*] is its legal representative with enough authority to execute this agreement on its behalf.

II.	[NEWCO] represents that:

(a)
It is a commercial company incorporated under the laws of the Mexican Republic, which as of this date, will be the employer of the employees that work in connection with the assets that it has acquired from T&B Monterrey and which are located in the Main Building Work Center.

(b)	Mr. [*] is its legal representative with sufficient authorities to execute this agreement on its behalf.

III.	T&B Monterrey and [NEWCO] represent that:

(a)
T&B Monterrey has transferred to [NEWCO] the ownership of the production assets of the Main Building Work Center, located in the industrial park at Prof. Rodolfo Gonzalez número 100 Col. Jardines de la Victoria, Guadalupe, Nuevo Leon, Mexico, and as a consequence of the above [NEWCO] has accepted to become the Substitute Employer of the employees that are primarily engaged in the business conducted with said assets and who are listed in “Exhibit “A” hereof, all of whom shall remain working for [NEWCO] in the Main Building Work Center (the “Transferred Employees”).

(b)	T&B Monterrey shall remain the employer of the employees that are not Transferred Employees.
Acknowledging the truthfulness of the foregoing Representations, the parties agree on the following:
clauses
FIRST.- [NEWCO] substitutes T&B Monterrey as Employer of all and each one of the non-unionized Transferred Employees becoming their Substitute Employer and succeeding to the rights and obligations set forth in the Labor Individual Agreements, derived from the applicable laws or customs which up to the date of execution of this Agreement existed in favor and/or to the charge of T&B Monterrey in its role of employer of the said Transferred Employees.

T&B Monterrey shall only remain as Employer of the employees that do not work at the Main Building Work Center and are not Transferred Employees.

SECOND.- The employer substitution agreed to in the preceding clause shall have effects starting on [*], 2014.

THIRD.- As a consequence of the employer substitution hereby agreed, starting on the date mentioned in the previous clause, [NEWCO] shall assume each and every one of the labor obligations currently to the charge of T&B Monterrey with respect to the Transferred Employees, recognizing them their seniority, category and maintaining the labor conditions under which they are actually working.

FOURTH.- The parties establish as their addresses to receive notices the following:
If to [NEWCO]:

If to T&B Monterrey

Having read this Agreement, and well informed of its legal scope and the obligations contained in the same, the parties sign it in triplicate in Monterrey, Nuevo León, on [*], 2014.

THOMAS & BETTS MONTERREY, S. DE R.L. DE C.V. ____________________________ By: [*] Position: [*]	[NEWCO] _____________________________ By: [*] Position: [*]

EXHIBIT D
CONFIDENTIAL

FORM OF TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT dated [__] (together with all schedules attached hereto, this “Agreement”) is by and between Nortek, Inc., a Delaware corporation (“Buyer”) and Thomas & Betts Corporation, a Tennessee corporation (“U.S. Seller”). U.S. Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Purchase Agreement (as defined below).
1.    This Agreement is executed and delivered as a condition to the closing of the transactions contemplated by the Purchase and Sale Agreement, dated as of March 21, 2014 (the “Purchase Agreement”), by and among Buyer, U.S. Seller and certain of U.S. Seller’s Affiliates regarding the acquisition of the Shares and the Mexico Assets and assumption of the Mexico Assumed Liabilities by Buyer.
2.    Buyer and the Companies (collectively, “Buyer Group”) desire to obtain from U.S. Seller, and U.S. Seller has agreed to provide to Buyer Group, for the periods and on the terms and conditions set forth herein certain transition services related to the operation of the business conducted by the Companies and by Buyer with the U.S. Assets and Mexico Assets.
In consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	SERVICES PROVIDED BY U.S. SELLER OR ITS AFFILIATES
1.General. During the term of this Agreement, U.S. Seller shall provide, or shall cause one or more of its Affiliates to provide, each service to Buyer Group described in Schedule A (individually, a “Service” and collectively, the “Services”), unless an earlier termination date for a given Service is set forth under the heading “Service Termination Date” next to such Service on Schedule A or unless such Service is earlier terminated in accordance with Section 5 of this Agreement. For the avoidance of doubt, if Schedule A does not specify an earlier termination date for a given Service, the “Service Termination Date” for such Service shall be the last day of the term of this Agreement pursuant to Section 5.1. During the term of this Agreement, the Parties may amend Schedule A by mutual written agreement. The parties intend that this Agreement provides for (a) the continued provision of all applications, systems processes, support and services by U.S. Seller or its Affiliates as such parties have provided to the Business prior to the Closing, as long as (1) Buyer or its Affiliates provide prior funding for any payroll payments, other payments and related Tax payments that are issued as a Service and (2) U.S. Seller is not required to make any accounting judgments in connection with the provision of any Services, and (b) the migration of all such services to the systems of Buyer, in the case of both clauses (a) and (b), including but not limited to the Services set forth on Schedule A.
2.Cooperation.
(a)U.S. Seller and Buyer each shall cause its and its Affiliates’ employees to reasonably cooperate with the other Party’s and its Affiliates employees to the extent required for effective delivery of the Services. The U.S. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to make reasonably available to the Buyer Group appropriate personnel to respond to inquiries from Buyer Group with respect to the Services. In addition, each of U.S. Seller and Buyer shall designate a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution pursuant to Section 1.3 or Section 7.7 of any issues that may arise during the performance of any of the Parties’ respective obligations hereunder. The initial point of contact designated by U.S. Seller shall be [__], and the initial point of contact designated by Buyer shall be [__] (collectively, the “Contact Managers”). Each of U.S. Seller and Buyer may change its Contact Manager by written notice to the other Party. Each of U.S. Seller and Buyer shall also designate points of contact on Schedule B hereto who shall be responsible for the day-to-day operations for each category of Services set forth on Schedule B.
(b)U.S. Seller’s employees, consultants and agents shall have the rights of ingress to and egress from Buyer’s and its Affiliates’ premises upon reasonable prior notice for the purpose of providing or receiving Services hereunder; provided that U.S. Seller shall cause such employees, consultants and agents to comply with the provisions of Section 4 and shall be responsible for any non-compliance by any such person with the provisions of Section 4. Buyer Group’s employees, consultants and agents shall have the rights of physical ingress to and physical egress from U.S. Seller’s and its Affiliates’ premises upon reasonable prior notice for the purpose of (i) accessing and monitoring the Services hereunder, (ii) accessing, monitoring, and migrating related data, information and documentation for such Services and (iii) migrating the Services; provided that the Buyer shall cause such employees, consultants and agents to comply with the provisions of Section 4 and shall be responsible for any non-compliance by any such person with the provisions of Section 4. Notwithstanding the preceding sentence, Buyer Group’s employees, consultants and agents shall not have any rights to access the IT systems, software or networks owned or operated by or on behalf of U.S. Seller and its Affiliates, except (1) for data links that are implemented with industry-standard security protections against unauthorized intrusions or breaches and provide Buyer Group with read-only access to order, accounting and other data recorded in the IT systems of U.S. Seller or its Affiliates that are created pursuant to the Services and (2) as specifically provided in Schedule A.
(c)U.S. Seller shall, and shall cause its Affiliates to, (i) use the same effort as U.S. Seller uses for its business operations (but in no circumstances less than its reasonable efforts) to make available the resources and the personnel required or advisable to provide and migrate the Services and (ii) prioritize equally the requests of the Buyer Group with the requests of the business operations of U.S. Seller. In addition, U.S. Seller shall use commercially reasonable efforts to assist the Buyer in negotiating any new agreements required or advisable to migrate the Services.
(d)Buyer may request modifications to the Services as the Companies or U.S. Seller or Mexico Seller, in operating the business they conducted with the U.S. Assets or Mexico Assets, may have requested during the ordinary course of business and U.S. Seller shall (i) consider in good faith the requested modifications of Buyer and (ii) facilitate the consideration of such modifications with respect to any Third-Party Providers (as defined below).
(e)For such time as any employees of U.S. Seller or any of its Affiliates or any Third-Party Provider are providing Services to Buyer Group under this Agreement, (i) such employees will remain employees of U.S. Seller or such Affiliate or Third-Party Provider, as applicable, and shall not be deemed to be employees of Buyer or any Company for any purpose, and (ii) U.S. Seller or such Affiliate or Third-Party Provider, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, disability, life and group health insurance and other employee benefits, including severance and worker's compensation, social security and 401(k) benefits, and the withholding and payment of applicable Taxes relating to such employment.
3.Third-Party Services. U.S. Seller shall have the right to engage the services of independent contractors to deliver or assist it in the delivery of any Service without the consent of Buyer (“Third-Party Providers”). U.S. Seller shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Service it causes to be provided pursuant to this Section 1.3, including compliance with the Quality Level (as defined below) with respect to such Services. To the extent that any Third-Party Provider fails to meet the Quality Level for the applicable Service, U.S. Seller shall use efforts commensurate to those efforts used to support U.S. Seller’s own business operations to address any failures of such Third-Party Provider to meet the Quality Level. If any Services fail to comply with the Quality Level, to the extent possible such Services will be performed again at no additional cost to Buyer. If Buyer’s Contact Manager has notified U.S. Seller’s Contact Manager that Buyer has determined that U.S. Seller is unable to provide, or cause to be provided, Services that comply with the Quality Level and the Contact Managers are unable to resolve the assertion of noncompliance, then any Contact Manager may notify (including by email) both Stan Locke and David LaGrand, or any successors to their respective offices with U.S. Seller and Buyer, who shall attempt to resolve the assertion of noncompliance. If Messrs. Locke and LaGrand, or any successors, are unable to resolve the assertion of noncompliance within two Business Days of the notice, then either Messrs. Locke and LaGrand, or any successors, may notify (including by email) Charles Treadway and Michael Clarke, or any successors to their respective offices with U.S. Seller and Buyer. If Messrs. Treadway and Clarke, or their respective successors, are unable to resolve the assertion of noncompliance within two Business Days of the notice, then U.S. Seller shall be required to directly contract with an alternative provider for such Services, which U.S. Seller shall select from a list of at least three nationally recognized and reputable providers for such Services identified by Buyer, and U.S. Seller shall be responsible for any reasonable additional costs and expenses incurred as a result of substituting such Service until the earlier of (a) the date that U.S. Seller resumes providing the applicable Service, in compliance with any applicable Quality Level, and (b) the applicable Service Termination Date. U.S. Seller's engagement of an alternative service provider pursuant to this Section 1.3 shall occur no later than the later of (x) two Business Days after Buyer provides the list of alternative service providers described in the immediately preceding sentence (it being agreed that Buyer may provide such list at any time after an assertion of noncompliance under this Section 1.3) and (y) two Business Days after an assertion of noncompliance is escalated to Messrs. Treadway and Clarke, or their respective successors (if such noncompliance has not been resolved as of such date).
4.Additional Services. To the extent that there are services not included in Schedule A that either (a) were provided by U.S. Seller or its Affiliates to the Companies or the business of U.S. Seller and Mexico Seller conducted with the U.S. Assets and Mexico Assets prior to the date hereof (the “Business”) and that are requested by Buyer in writing in order to operate the Business in the same manner in which it was operated prior the date hereof, or (b) are required in order for Buyer Group to separate the Business from that of U.S. Seller and its Affiliates at or prior to the termination of this Agreement and/or to migrate all of such Services and related data and systems to Buyer Group then, in either case, U.S. Seller shall, as promptly as reasonably practicable, upon the written request of Buyer, undertake to provide, or cause to be provided, such services (the “Additional Services”) pursuant to the terms of this Agreement. The cost of any Additional Services shall be the pricing set forth in Section 3.1.
5.Quality. The Services shall be performed at the quality level and manner in which and with a consistent degree of care, skill, professionalism, responsibility, diligence, priority, timeliness, frequency and, as necessary, volume as such Services were provided by or on behalf of U.S. Seller or its Affiliates immediately prior to the date of this Agreement and with the level of priority and service level response commensurate to that given to any other business of U.S. Seller to which U.S. Seller provides comparable services (the “Quality Level”). The Quality Level shall also include certain critical service level response times for certain business critical functions, to the extent that the service level response times are measured and standards therefor exist as of the date of the Purchase Agreement in connection with the conduct of the Business. The critical service level response times shall be set forth next to the corresponding service on Schedule A and shall be the standards described in the immediately preceding sentence. Buyer shall use such Services for substantially the same purposes and in substantially the same manner as the Companies and U.S. Seller and Mexico Seller in connection with the U.S. Contributed

Assets and Mexico Assets had used such Services prior to the date hereof, subject to changes necessary or appropriate based on ordinary course organic expansion of the Business and post-Closing separation and migration activities. U.S. Seller shall provide Buyer with reasonable advance notice of any changes in the Services that are permitted by this Section 1.5 and shall cooperate with Buyer to use commercially reasonable efforts to ensure that such changes do not adversely affect Buyer’s use of the Services or ability to migrate such Services, but U.S. Seller is not obligated to defer or suspend any changes to its information technology systems or other business operations that do not adversely affect U.S. Seller’s ability to provide the Services. Messrs. Treadway and Clarke, or any successors to their respective offices with U.S. Seller and Buyer, shall confer regarding the quality level and manner of performance of the Services at least once per fiscal quarter during the period that Services are provided under this Agreement.
6.Disclaimer. Except as expressly set forth in this Agreement (including Schedule A hereto), the Services and any materials provided by U.S. Seller under this Agreement are provided “as is” and “where is” without warranty of any kind, and U.S. Seller expressly disclaims all warranties regarding the Services, any work or any materials provided by U.S. Seller under this Agreement, including any implied warranties of merchantability, fitness for any particular purpose, title or non-infringement.
7.Intellectual Property and Data.
(a)Subject to the terms and conditions set forth in Schedule A, U.S. Seller, for itself and on behalf of its Affiliates, hereby grants to Buyer Group (collectively, the “Licensees”) a royalty free, non-exclusive, worldwide, fully-paid license for the term of this Agreement to use any Intellectual Property owned or controlled by U.S. Seller or any of its Affiliates solely to the extent that such Intellectual Property is used in connection with the Business and is reasonably necessary for Buyer to receive, use or enjoy the benefit of the Services. U.S. Seller will (at its sole expense) procure the rights, including by procuring licenses, as are necessary for Buyer to use any Intellectual Property owned or controlled by third parties solely to the extent that such Intellectual Property is currently used by U.S. Seller or its Affiliates in connection with the Business and is reasonably necessary or advisable for Buyer to receive, use or enjoy the benefit of the Services (the “Third-Party IP”) during the term of this Agreement.
(b)In relation to the Services provided under this Agreement, all data generated or collected and all Intellectual Property created by U.S. Seller or its Affiliates either (x) in performance of the Services for Buyer Group or (y) relating solely to Buyer Group (collectively, “Buyer Data and IP”) will, in either case, be owned by (and automatically vest in) the Buyer Group. Upon the earlier of (i) migration of the applicable Service to Buyer Group or its Affiliates and (ii) expiration or termination of this Agreement, the U.S. Seller or its Affiliates shall copy and deliver to Buyer Group, in a format reasonably acceptable to Buyer, copies of (A) all data and information generated or collected for Buyer Group (including financial data and information, all books, records, files or other documents received, stored or created for the benefit of Buyer Group prior to and during the provision of such Service) and (B) all data and information that such Buyer Group entity has the right to use pursuant to the Purchase Agreement or the Contribution Agreement. To the extent that a Buyer Group entity requests data in a format that U.S. Seller or its Affiliates have not previously provided such data, U.S. Seller or its Affiliates shall provide such data in the requested format and Buyer shall pay to U.S. Seller its actual cost for any such data transformation required. U.S. Seller shall separate the assets of the Business (at U.S. Seller’s sole expense, except for the cost of additional hardware and infrastructure for physical separation of the assets of the Business) from the systems of U.S. Seller or its Affiliates, and shall separate the Buyer Group’s data from the U.S. Seller’s data (at U.S. Seller’s sole expense) in preparation for the separation of and transfer of such data from the systems of the U.S. Seller or its Affiliates to the systems of the Buyer Group.
(c)To the extent that any right, title or interest in or to any Buyer Data and IP vests in U.S. Seller or any of its Affiliate or Third-Party Providers, by operation of law or otherwise, U.S. Seller shall (or shall cause such Affiliate or Third-Party Provider to), and hereby does, perpetually and irrevocably assign to Buyer any and all such right, title, and interest throughout the world in and to such Buyer Data and IP, free and clear of all liens and encumbrances without the need for any further action by either Party.

2.	SERVICES PROVIDED BY BUYER
2.1    Sublease. The Parties shall enter into a sublease to the Monterrey Lease, in a form reasonably acceptable to the Parties, pursuant to which Buyer will sublease to U.S. Seller or an Affiliate of U.S. Seller not less than [__] square feet of the premises To be no more than the amount of space used by U.S. Seller for shelter operations as of the date of the Purchase Agreement. underlying the Monterrey Lease until December 31, 2014 (the “Initial Sublease Term”), beginning on the Closing Date, at a monthly rental rate of $[__]. To be the actual total lease cost multiplied by the ratio of the subleased area to the total area subject to the Monterrey Lease. Upon written notice to Buyer at least 60 days prior to the expiration of the Initial Sublease Term, U.S. Seller shall have the option to renew the sublease for one additional 3-month term.

3.	PAYMENTS
3.1    Service Pricing. Buyer shall pay to U.S. Seller (i) during the Initial Term (as defined below), $154,167 per month (the “Base Rate”), (ii) for the first Extension Term, $169,583 per month, and (iii) for the second Extension Term, $177,292 per month. The Base Rate shall be allocated among the Services as provided under the heading “Charge or Rate” or similar heading on Schedule A and any amendment thereto. The charge to Buyer of any Additional Services that are not Services that were being provided to the Business as of the Closing shall be U.S. Seller’s actual cost to provide such Service or the cost otherwise agreed by the Parties. Any Additional Services that are Services that were being provided to the Business as of the Closing shall be included in the Base Rate. Any amounts payable by Buyer to U.S. Seller according to this Section 3.1 shall be reduced by the cost of any third-party services that are included in the amount but paid directly by Buyer, as long as Buyer has given notice to U.S. Seller of Buyer’s direct payment before Seller’s payment to the third party.
3.2    Invoicing and Payment. Except as otherwise provided in Schedule A, within fifteen (15) days following the end of each calendar month during the term hereof, U.S. Seller shall furnish to Buyer a single invoice (an “Invoice”) totaling all charges for Services performed by or on behalf of U.S. Seller hereunder during such month. Such Invoice shall contain a brief description of each Service performed during such month and the amounts charged therefor. Upon Buyer’s reasonable request following its receipt of any Invoice pursuant to this Section 3.2, U.S. Seller shall provide or cause to be provided to Buyer additional documentation in a format and design reasonably sufficient to substantiate, and to explain the methodology applied in calculating, the fees charged in such invoice. Buyer shall pay all amounts due under each Invoice no later than 30 calendar days following receipt of an Invoice, except that payments for Invoices (or portions thereof) that are disputed in good faith in writing within such thirty (30) calendar days period by Buyer may be withheld until the resolution of such dispute pursuant to Section 7.7. Every Invoice that is not paid when due shall bear interest from and after the date on which such Invoice first became overdue at an annual rate equal to eight percent (8%) or, if less, the maximum rate of interest permitted by law.
3.3    Taxes. The fees payable pursuant to this Section 3 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services. Any sales taxes, value added taxes, duties, excises, tariffs, or similar fees, assessments or levies imposed on the performance or delivery of Services hereunder shall be the responsibility of Buyer. Each Party is responsible for its own income, franchise, business and occupation and similar taxes.

4.	CONFIDENTIALITY AND COMPLIANCE WITH LAW
4.1    Exchange of Information. Upon reasonable notice and subject to applicable law and good faith claims of privilege, each of U.S. Seller and Buyer shall make (or cause to be made) available such information as is reasonably required for the other to perform this Agreement and to comply with all applicable laws in connection with the provision of Services pursuant to this Agreement. U.S. Seller hereby agrees to provide to the Buyer all information technology general control policies of the U.S. Seller or its Affiliates relating to the Services.
4.2    Protection of Information.
(a)Each Party and its respective Affiliates will maintain in confidence and secrecy and will not use or disclose any Confidential Information of the other Party that is learned or disclosed in connection with the performance of this Agreement for any purpose, except as is necessary in furtherance of the purposes of this Agreement. Each Party agrees to maintain security procedures and take reasonable precautions, in each case that are that are no less rigorous than such Party takes with respect to its own comparable confidential information, in an effort to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information.
(b)For purposes of this Agreement, “Confidential Information” shall mean all information of a secret, confidential or proprietary nature, whether in oral or written form, regarding the business, customers, vendors, prices, costs, product design, product development, trade secrets, processes, formulas, inventions or technical information concerning or related to the business and operations of a Party. Notwithstanding the foregoing, nothing contained in this Agreement shall restrict a party receiving such Confidential Information or its employees, attorneys and advisors in the use or unlimited disclosure of any information that: (a) can be shown by contemporaneous documentary evidence to be previously known to the receiving party prior to its disclosure by the disclosing party, except where U.S. Seller is the receiving party and the Confidential Information was known to U.S. Seller or its Affiliates prior to Closing and was “Confidential Information” within the meaning of the Purchase Agreement; (b) is or becomes publicly known through no breach of this Agreement by the receiving party; (c) is acquired by the receiving party from a third party that is not subject to any contractual or fiduciary obligation of confidentiality concerning such information; (d) can be shown by contemporaneous documentary evidence to have been developed independently by the receiving party without reference to any Confidential Information disclosed pursuant to this Agreement, except where U.S. Seller is the receiving party and the Confidential Information was “Confidential Information” within the meaning of the Purchase Agreement; or (e) is approved for release in writing by the disclosing party. In the event any Confidential Information is required to be disclosed by subpoena, other judicial or governmental process, the receiving party shall be permitted to disclose only such portion of the Confidential Information as the receiving party is advised by legal counsel is required to be disclosed, provided that the receiving party has given the disclosing party timely notice of such required disclosure so as to enable the disclosing party to exhaust all reasonable means of maintaining the confidentiality of such information.
4.3    Compliance with Laws and Policies. When on the property of the other Party or when given access to any bank accounts, systems, software or networks owned or controlled by the other Party, each Party shall, and shall cause its Affiliates and Third-Party Providers and their personnel to, (i) comply with the other Party’s reasonable policies and procedures concerning safety, security, data privacy, confidentiality and data security, and (ii) permit its personnel to be appropriately supervised, directed and/or accompanied during such access as reasonably required for compliance with the aforementioned policies and procedures.

5.	TERM AND TERMINATION
5.1    Term. Unless earlier terminated in accordance with Section 5.2, this Agreement shall continue for an initial term of 12 months (the “Initial Term”), which may be extended for two additional 3-month periods (each, an “Extension Term”) upon written notice from Buyer to U.S. Seller at least 30 days prior to the expiration of the Initial Term or the first Extension Term, as applicable.
5.2    Termination.
(a)This Agreement, or the obligation to provide Services, may be terminated by a Party if the other Party has materially breached any of its obligations under this Agreement and such material breach is not cured within thirty (30) days following the date on which the non-breaching Party has given written notice to the breaching Party specifying the facts constituting such breach. Notwithstanding the foregoing sentence, this Agreement shall not be terminable by a Party if the breach that would otherwise give such Party a right to terminate this Agreement is directly attributable to a breach by such Party. Any failure by Buyer to pay an Invoice in accordance with Section 3.2 shall constitute a material breach of this Agreement, except to the extent such Invoice is being contested in good faith.
(b)Buyer shall be permitted to terminate this Agreement or any particular Service prior to the applicable Service Termination Date upon thirty (30) days’ prior written notice to U.S. Seller.
(c)Upon the termination or expiration of U.S. Seller’s obligation to provide (or cause to be provided) any particular Service, all rights and obligations of the Parties with respect to such Service (other than rights and obligations under Section 1.7 (Intellectual Property and Data), Section 4.2 (Protection of Information), this Section 5.2(c) (Effect of Termination), Section 6 (Liabilities) and Section 7 (General)) shall cease and be of no further force or effect, except that Buyer’s obligation to pay any Invoice for Services performed prior to the effective date of any such termination or expiration shall survive any such termination or expiration. Upon termination or expiration of this Agreement for any reason, all rights and obligations of the Parties under this Agreement (other than rights and obligations under Section 1.7 (Intellectual Property and Data), Section 4.2 (Protection of Information), this Section 5.2(c) (Effect of Termination), Section 6 (Liabilities) and Section 7 (General)) shall cease and be of no further force or effect, except that Buyer’s obligation to pay any Invoice for Services performed prior to the effective date of any termination or expiration of this Agreement shall survive any such termination or expiration.

6.	LIABILITIES
6.1    Indemnification.
(a)U.S. Seller agrees to indemnify Buyer for, and to defend and hold Buyer harmless from and against, any and all Damages sustained by Buyer arising or resulting from (i) Buyer’s use of Third-Party IP or (ii) the negligence or willful misconduct of U.S. Seller or its Affiliates in the performance of its obligations hereunder, except to the extent any such Damage in clause (ii) is caused by the negligence or willful misconduct of Buyer. Buyer agrees to indemnify U.S. Seller for, and to defend and hold U.S. Seller harmless from and against, any and all Damages sustained by U.S. Seller arising or resulting from the negligence or willful misconduct of Buyer or its Affiliates in the performance of its obligations hereunder, except to the extent any such Damage is caused by the negligence or willful misconduct of U.S. Seller.
(b)Buyer agrees to indemnify and hold U.S. Seller harmless for any and all Damages sustained by U.S. Seller arising or resulting from each and every claim for benefits made against U.S. Seller that arises out of or is made in connection with the Services provided by U.S. Seller to Buyer, including U.S. Seller’s administration of the Employee Benefit Plans as it relates to those employees of Buyer Group that participate in the Employee Benefit Plans, except to the extent any such claim for benefits is caused by the failure of U.S. Seller or its Affiliates to administer the Employee Benefit Plans in accordance with the Quality Level. For purposes of the preceding sentence, “claim for benefits” shall mean and include any and all claims, including claims for benefits in the ordinary course of plan administration and distributions, and including grievances, demands, actions, causes of action, liability, suits, arbitrations or hearings, of any kind or nature whatsoever arising out of the provision of Services related to any Employee Benefit Plan. In the event that U.S. Seller or one of its Affiliates receives notice of a claim that would reasonably be expected to result in a claim for indemnification under this Section 6.1(b), U.S. Seller will promptly notify Buyer of such claim, which notice shall describe in reasonable detail the facts constituting the basis for the claim. Buyer shall not be required to indemnify U.S. Seller for any Damages to U.S. Seller resulting from any prejudice resulting from any delay on the part of U.S. Seller to promptly give such notice. Buyer shall be permitted to receive information and consult with U.S. Seller regarding, but not to control, the defense of any claim indemnifiable under this Section 6.1(b), except to the extent that U.S. Seller determines that such receipt of information would result in the loss of any attorney-client privilege or right under the work-product doctrine of U.S. Seller. Buyer will use commercially reasonable efforts to cooperate with U.S. Seller in exchanging such information and providing such assistance as U.S. Seller may reasonably request in connection with the defense of a claim indemnifiable under this Section 6.1(b). U.S. Seller shall not settle, compromise or agree to an entry of judgment with respect to any claim that is indemnifiable pursuant to this Section 6.1(b) without the prior written consent of Buyer, which shall not be unreasonably withheld.
(c)Notwithstanding anything to the contrary expressed or implied herein, nothing in this Agreement shall in any way limit or otherwise adversely affect (i) the representations and warranties made by Sellers in the Purchase Agreement or (ii) any Party’s rights to indemnification under the Purchase Agreement. In the event any Damages are indemnifiable by Sellers under the Purchase Agreement, no indemnification obligation of Buyer under this Agreement shall apply to such Damages and Buyer’s right to indemnification under the Purchase Agreement shall not otherwise be reduced or offset by virtue of any provision of this Agreement.
6.2    No Punitive Damages. Notwithstanding anything to the contrary herein, U.S. Seller shall not be liable, whether in contract, tort (including negligence and strict liability), or otherwise, for any punitive damages that in any way arise out of, relate to or are a consequence of its performance or nonperformance of any obligation hereunder, or the provision of or failure to provide any Service.
6.3    Limitation on Liability. Notwithstanding the foregoing or anything contrary in the Purchase Agreement, except as provided in the last sentence of this Section 6.3, the total liability of each Party and its Affiliates arising out of or related to this Agreement will not exceed, in the aggregate, an amount equal to $4,000,000, however caused and whether arising in contract, tort (including negligence and strict liability) or otherwise, even if such Party and its Affiliates or suppliers have been advised of the possibility of such damages. These limitations will apply notwithstanding any failure of essential purpose of any limited remedy. The limitation on liability in this Section 6.3 shall not apply to (i) the cost of any alternative provider of Services under Section 1.3, (ii) the cost of any licenses or other rights to Third-Party IP pursuant to Section 1.7(a), (iii) the aggregate rent obligation under the sublease described in Section 2.1, (iv) the payment obligations under Section 3.1, and (v) liabilities arising from the gross negligence or willful misconduct of a Party.

7.	GENERAL
7.1    Incorporation by Reference. Sections 12.4 (Entire Agreement), 12.7 (Amendments and Waivers), 12.8 (Severability), 12.11 (Governing Law), 12.12 (Submission to Jurisdiction), 12.14 (Construction), 12.17 (Waiver of Jury Trial) and 12.20 (Counterparts and Facsimile Signature) of the Purchase Agreement are incorporated by reference, with the references to “Agreement” in Sections 12.7, 12.8, 12.11, 12.14, 12.17 and 12.20 being deemed to be references to this Agreement inclusive of Schedule A.
7.2    Force Majeure. U.S. Seller shall not bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement to the extent that performance of such obligations becomes impracticable due to any acts or omissions of Buyer (or its Affiliates) or for events beyond its reasonable control including acts of God, changes in Law, acts of governmental authorities, acts of the public enemy or due to war, terrorist attacks, riot, fire, flood, civil commotion, insurrection, labor actions or other labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of U.S. Seller (each, an “Event of Force Majeure”), except that the foregoing shall not apply to the provision of Services that also include disaster recovery services as set forth on Schedule A (the “Disaster Recovery Services”) specifically to enable performance of the Service through the provision of the related Disaster Recovery Services after one of the previously listed events. U.S. Seller will notify Buyer, promptly upon becoming aware thereof, of any Event of Force Majeure affecting the provision of its Services to Buyer Group. U.S. Seller agrees that following any Event of Force Majeure, Buyer shall have no obligation to pay for any Services not provided as a result of such Event of Force Majeure or for which the applicable Quality Level is not satisfied and U.S. Seller will use its commercially reasonable efforts to restore such Services as soon as reasonably practicable.
7.3    Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner, fiduciary or joint venture of the other.
7.4    Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of U.S. Seller (in the case of an assignment by Buyer) or Buyer (in the case of an assignment by U.S. Seller), which written approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer shall have the right to assign the right to receive Services hereunder to one or more of its Affiliates or any third-party services provider that manages the operations of the business conducted with the Mexico Assets; provided that Buyer shall remain obligated for all payments due hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
7.5    Notices. Other than communications regarding the day-to-day provision of the Services made in accordance with Sections 1 and 4.1, All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, sent by facsimile or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of facsimile, on the Business Day that the party giving notice receives electronic confirmation of sending from the sending facsimile machine (or if such confirmation does not occur on a Business Day, on the next Business Day), and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems (or if such confirmation does not occur on a Business Day, on the next Business Day):

If to Buyer: Nortek, Inc. 50 Kennedy Road Providence, RI 02903 Telecopy: 1-401-751-4610 Attention: Kevin W. Donnelly	Copy to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telecopy: 1-212-310-8007 Attention: Frederick Green Sarah Stasny
If to U.S. Seller:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 31825
Telecopy: 1-901-252-1475
Attention: Stan Locke

and

ABB Inc.
187 Danbury Road
Wilton, CT 06897
Telecopy: 1-203-563-0403
Attention: David Keating

Copies to:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 31825
Telecopy: 1-901-252-1475
Attention: Hal Fonville

and

Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
United States of America
Telecopy: 1-650-739-3900
Attention: Daniel R. Mitz
David Y. Chen

7.6    No Waiver. No delay or omission on the part of either Party to this Agreement in requiring performance by the other Parties or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.
7.7    Dispute Resolution. In the event of a dispute or disagreement between the Parties concerning any matters under this Agreement (other than the failure or alleged failure of any Services to comply with the applicable Quality Level, which shall be governed by Section 1.3), U.S. Seller or Buyer, as applicable, shall provide a written notice to the other describing, in reasonable detail, the substance of such dispute or disagreement (“Dispute Notice”). The Contact Managers shall meet, confer and attempt to resolve the dispute or disagreement within a period of 10 Business Days following delivery of such Dispute Notice. If the Contact Managers are unable to resolve such dispute or disagreement, the dispute shall be referred to two senior executives (who are corporate officers) of the Parties who do not have direct responsibility for administration of this Agreement, who shall consult and attempt to resolve the dispute or disagreement no later than 15 Business Days following delivery of the Dispute Notice. If after application of the foregoing procedures the dispute remains unresolved, then the Parties may pursue all other available remedies.
7.8    Precedence. In the event of any inconsistency between the terms of this Agreement and any of the Schedules, the terms of the Schedules shall control.
7.9    Licenses of Intellectual Property. All rights and licenses granted under Section 1.7 of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, Title 11 U.S.C. Section 365(n), licenses of rights to “intellectual property” as defined under Section Article 101(35A) of the United States Bankruptcy Code or any comparable law of a different jurisdiction. The Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code or any comparable law of a different jurisdiction.
7.10    Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably harmed in the event any of the provisions of Section 1.7 (other than the last sentence of Section 1.7(a)) or Section 4.2 are not performed in accordance with their specific terms, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, in any action seeking specific performance of Section 1.7 (other than the last sentence of Section 1.7(a)) or Section 4.2, each Party (a) stipulates that there is no adequate remedy at law for the harm or prospective harm arising from a breach of such provisions and (b) agrees that the other Party may enforce specifically such provisions. A Party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled.

[Signature page follows]

The Parties have duly executed this Transition Services Agreement as of the day and year first above written.
THOMAS & BETTS CORPORATION

By:
Name:
Title:
NORTEK, INC.

By:
Name:
Title:

Schedule A

Schedule B

EXHIBIT E
CONFIDENTIAL

FORM OF U.S. CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Contribution Agreement”) dated [•] (the “Contribution Date”) To be the date immediately before the date that Buyer and the Sellers expect the Closing Date to occur. is by and between Reznor Manufacturing Company, LLC, a Delaware limited liability company (“U.S. Company”), and Thomas & Betts Corporation, a Tennessee corporation (“U.S. Seller”). U.S. Seller and U.S. Company are each individually referred to as a “Party” and are collectively referred to as the “Parties.”
INTRODUCTION
1.    U.S. Seller, Affiliates of U.S. Seller and Nortek, Inc., a Delaware corporation (“Buyer”) have entered into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which Buyer will (a) acquire from U.S. Seller and the Share Sellers (as defined in the Purchase Agreement) the equity interests in U.S. Company and the other Companies (as defined in the Purchase Agreement), (b) acquire from Mexico Seller (as defined in the Purchase Agreement) the Mexico Assets (as defined in the Purchase Agreement), and (c) assume the Mexico Liabilities (as defined in the Purchase Agreement).
2.    U.S. Seller has contributed the Owned Real Property to U.S. Company, and Thomas & Betts International, LLC has contributed to U.S. Company the Intellectual Property that is described in clause (1) of the definition of “Designated Intellectual Property” and owned by Thomas & Betts International, LLC. In connection with the transactions provided for by the Purchase Agreement, U.S. Seller will contribute the U.S. Acquired Assets to U.S. Company on the Contribution Date upon the terms and subject to the conditions set forth in this Contribution Agreement.
3.    Certain capitalized terms used in this Contribution Agreement have the meanings ascribed to them in Article IV.
In consideration of the representations, warranties, covenants and agreements contained in this Contribution Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I

CONTRIBUTIONS

1.1    Contribution of U.S. Acquired Assets. On the basis of the representations, warranties, covenants and agreements set forth in this Contribution Agreement, on the Contribution Date, U.S. Seller will convey, assign, transfer and deliver to U.S. Company, as a capital contribution to U.S. Company, all of U.S. Seller’s right, title and interest in and to the U.S. Acquired Assets, free and clear of all Security Interests other than Permitted Liens, and U.S. Company will accept the contribution. The Excluded Assets are expressly excluded from the contribution contemplated by this Contribution Agreement and are not included in the U.S. Acquired Assets.

1.2    Assumption of Liabilities. On the Contribution Date, U.S. Company will accept, assume and agree to pay, perform and discharge when due the U.S. Assumed Liabilities. The Excluded Liabilities are expressly excluded from the assumption contemplated by this Contribution Agreement and are not included in the U.S. Assumed Liabilities.

1.3    Closing. The closing of the contribution of the U.S. Acquired Assets (the “Contribution Closing”) will take place at the offices of Jones Day at 222 East 41st Street, New York, New York (or remotely by electronic exchange of documents and signatures), commencing at 11:59 p.m. North American Central Time on the Contribution Date and shall be effective as of 11:59 p.m. North American Central Time on the Contribution Date. At the Contribution Closing, (a) U.S. Seller will execute and deliver to U.S. Company a Bill of Sale and Assignment in the form attached hereto as Exhibit A and (b) U.S. Seller and U.S. Company will execute and deliver to each other an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

1.4    Consents to Assignment. Anything in this Contribution Agreement to the contrary notwithstanding, this Contribution Agreement will not constitute an agreement to assign, transfer, convey or deliver any Contract, authorization, license, permit, property or other asset within the scope of the U.S. Acquired Assets, or any claim, right or benefit arising thereunder or resulting therefrom unless and until such consent or waiver has been obtained, if either (a) (i) an attempted assignment or transfer thereof, without the consent or waiver of a third party thereto or of the issuing Governmental Entity, as the case may be (a “Counterparty”), would constitute a breach or result in the termination or cancellation thereof and (ii) such consent or waiver is not obtained or (b) such Contract, authorization, license, permit, property or other asset, or claim, right or benefit arising thereunder or resulting therefrom is not transferable by its nature or terms or pursuant to applicable Law (the foregoing clauses (a) and (b), collectively, “Non-Assignable Assets”). In such case, (x) such item will be withheld from the contribution pursuant to this Contribution Agreement, (y) from and after the Contribution Closing, U.S. Seller and U.S. Company will cooperate, in all reasonable respects, to obtain such consent as soon as practicable after the Contribution Closing, and (z) to the extent permitted by applicable Law, (1) the Non-Assignable Assets will be held, as of and from the Contribution Closing, by U.S. Seller in trust for the benefit of U.S. Company, and all rights, benefits and obligations existing thereunder will be for U.S. Company’s account, (2) U.S. Company will pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of U.S. Seller) all of the covenants and obligations of U.S. Seller incurred after the Contribution Closing with respect to such Non-Assignable Assets, and (3)  U.S. Seller will take or cause to be taken, subject to the last sentence of this Section 1.4, such actions in its name or otherwise as U.S. Company may reasonably request so as to provide U.S. Company with the rights and benefits of such Non-Assignable Assets and, using commercially reasonable efforts, to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay to U.S. Company all money or other consideration received by it in respect of such Non-Assignable Assets in accordance with Section 1.5. If and when such consent or waiver is obtained, U.S. Seller will, transfer, assign, convey and deliver such Non-Assignable Asset to U.S. Company for no additional consideration. Notwithstanding anything to the contrary herein, if the Counterparty conditions its grant of a consent or waiver (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a consent or waiver request regarding this Contribution Agreement, the payment of a fee or other consideration or the provision of additional security (including a guaranty), neither U.S. Seller nor its Affiliates will be required to make any such payments or to provide any such additional security, it being acknowledged that nothing in this Section 1.4 shall limit the rights of any Buyer Party to indemnification for any failure of Section 2.4 of the Purchase Agreement to be true and correct.

1.5    Payment of Certain Monies. In the event that U.S. Seller or an Affiliate thereof receives an invoice for, or is otherwise charged with, after the Contribution Closing, any U.S. Assumed Liabilities, U.S. Seller or its Affiliate, as applicable, shall promptly forward such invoice or details of such charge to U.S. Company, and U.S. Company shall pay, discharge or otherwise assume responsibility for such invoice or charge. U.S. Company will promptly forward to U.S. Seller all monies received by U.S. Company or its Affiliates (including Buyer) following the Contribution Closing with respect to any Excluded Asset, and U.S. Seller will promptly forward to U.S. Company all monies received by U.S. Seller or its Affiliates following the Contribution Closing with respect to any U.S. Acquired Asset.

1.6    Transfer Taxes. All transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing or similar Taxes and administrative fees (including notary fees) arising in connection with the contribution of the U.S. Acquired Assets to U.S. Company as contemplated by this Contribution Agreement shall be borne by U.S. Seller.

1.7    Further Assurances. At any time and from time to time after the Contribution Date, as and when requested by either Party hereto, the other Party will promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and will take, or cause to be taken, all such further actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Contribution Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF U.S. SELLER

U.S. Seller represents and warrants to U.S. Company that the statements contained in this Article II are true and correct as of the Contribution Date.
2.1    Organization, Qualification and Power. U.S. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the U.S. Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to be materially adverse to the U.S. Business. U.S. Seller has all requisite corporate power and authority to carry on the businesses in which it is now engaged, including the U.S. Business, and to own and use the properties now owned and used by it, including the U.S. Acquired Assets.

2.2    Authority. U.S. Seller has all requisite corporate power and authority to execute and deliver this Contribution Agreement and the Contribution Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by U.S. Seller of this Contribution Agreement and such Contribution Ancillary Agreements and the consummation by U.S. Seller of the transactions contemplated by this Contribution Agreement and such Contribution Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of U.S. Seller. This Contribution Agreement and the Contribution Ancillary Agreements have been validly executed and delivered by U.S. Seller and, assuming this Contribution Agreement and each Contribution Ancillary Agreement to which U.S. Company is party constitute valid and binding obligations of U.S. Company, constitute valid and binding obligations of U.S. Seller, enforceable against U.S. Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3    Other Matters. The representations set forth in Schedule 2.3 are true and correct.

ARTICLE III

OTHER AGREEMENTS

3.1    Employment.
(a)On the Contribution Date, the U.S. Business Employees (including any such U.S. Business Employees who are on approved leave on the Contribution Date because of jury duty, family or medical leave, sick leave, vacation or military duty or who are on long term disability) will become employees of U.S. Company.
(b)U.S. Seller agrees to take all necessary steps to permit the U.S. Business Employees to continue to participate in the U.S. Employee Benefit Plans in which such U.S. Business Employees participated immediately prior to the Contribution Date (including continuing to administer payroll for such U.S. Business Employees), until such date as U.S. Company is no longer part of the same controlled group of employers as U.S. Seller within the meaning of Section 414 of the Code or such later date as may be provided pursuant to the Transition Services Agreement. U.S. Company will assume and comply with all obligations under the Collective Bargaining Agreements.
(c)To the extent required by applicable Law or the Collective Bargaining Agreements, U.S. Seller will provide notice to labor unions representing Business Employees of the transactions contemplated by this Contribution Agreement, and U.S. Company hereby assumes the Collective Bargaining Agreements.
3.2    No Warranties. Except as expressly provided in Article II and in the Purchase Agreement, U.S. Seller makes no representations, warranties or guarantees, either express or implied, with respect to the U.S. Contributed Assets or any other subject matter of this Contribution Agreement, and U.S. Seller disclaims and waives any implied warranties or warranties imposed by law, including any implied warranties of merchantability, fitness for a particular purpose and non-infringement.
3.3    Litigation.
(a)    From and after the Closing, subject to the provisions of Articles VI and VII of the Purchase Agreement to the extent applicable, U.S. Company shall have the exclusive right to direct and control the defense of any action, charge, grievance, arbitration, suit, proceeding, dispute, claim or investigation that solely relates to any U.S. Assumed Liability, and U.S. Seller and its Affiliates shall cooperate as reasonably requested by U.S. Buyer in connection with such defense, except that U.S. Company shall not agree to any settlement of such action, charge, grievance, arbitration, suit, proceeding, dispute, claim or investigation that obligates in any manner U.S. Seller, any of its Affiliates or the predecessor owners of the U.S. Business.
(b)    Promptly after the Closing, U.S. Company shall take all action required to cause it to be substituted for U.S. Seller and its Affiliates as the real party in interest and the successor in interest of U.S. Seller and its Affiliates in the actions listed in Appendix C of the Sellers’ Disclosure Schedule. U.S. Seller shall promptly notify U.S. Company if U.S. Seller or an Affiliate of it is served as, or otherwise notified that U.S. Seller or an Affiliate of it will be, a defendant in any action related to the products that were designed, manufactured or sold before the Closing solely in connection with the U.S. Business by U.S. Seller using the U.S. Acquired Assets or by the predecessor owners of the U.S. Business (a “Qualified Claim ”), and U.S. Company shall enter into an appearance as real party in interest and the successor in interest of U.S. Seller or its Affiliates in the new actions. Such notification shall include a description in reasonable detail of the allegations contained in such Qualified Claim, copies of any summons, complaint, pleading, written demand or other document or instrument relating thereto, and the amount of the damages claimed by the plaintiff (if specified). In the event that U.S. Company is not able to be substituted for U.S. Seller and its Affiliates with respect to a Qualified Claim, U.S. Seller may participate in the Qualified Claim at its sole cost and expense, and U.S. Company shall keep U.S. Seller reasonably apprised, upon request by U.S. Seller from time to time, of the status of the Qualified Claim.
3.4    Indemnification Rights Under Purchase Agreement. Notwithstanding anything to the contrary expressed or implied herein, nothing in this Contribution Agreement shall in any way limit or otherwise adversely affect (i) the representations and warranties made by Sellers in the Purchase Agreement with respect to the U.S. Contributed Assets, the U.S. Assumed Liabilities and the U.S. Business or (ii) U.S. Company’s rights to indemnification as a “Buyer Party” under the Purchase Agreement, including, to the extent applicable, with respect to U.S. Assumed Liabilities.

ARTICLE IV

DEFINITIONS

4.1    Certain Definitions. For purposes of this Contribution Agreement, each of the following terms has the meaning set forth below. Capitalized terms used but not otherwise defined in this Contribution Agreement shall have the meanings ascribed to them in the Purchase Agreement.
“Collective Bargaining Agreements” means the agreements set forth in Schedule D-1.
“Contribution Ancillary Agreements” means the agreements and instruments referred to in Section 1.3.
“Excluded Assets” means all assets, properties and rights of U.S. Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, that are not U.S. Contributed Assets, including the following:
(a)all cash and cash equivalents, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;
(b)all receivables whether or not billed, to the extent not arising from the sale of finished goods, spare parts or other goods or services in connection with the U.S. Business;
(c)all rights in any real property other than the Owned Real Property and the Transferred Leases to which U.S. Seller is a party;
(d)all insurance policies and binders and related claims, rights, refunds and proceeds, but without limitation of Buyer’s rights under Section 10.9 of the Purchase Agreement;
(e)all rights relating to refunds or recoupment of Taxes, except to the extent such rights result from payment by Buyer or U.S. Company of a Tax that is a U.S. Assumed Liability;
(f)all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date to the extent relating to any other Excluded Asset or any Excluded Liability;
(g)all assets, Contracts, rights, services and other resources made available by U.S. Seller or another Share Seller to its Subsidiaries or Affiliates in connection with procurement assistance, human resources management, tax, legal and accounting assistance and other corporate services, but without limitation of the rights, services and other resources provided to Buyer or its Affiliates pursuant to the Transition Services Agreement;
(h)all enterprise resource planning systems, information technology systems, database management systems and databases that are not used solely in connection with the U.S. Business,

including instances, client applications or components thereof that remain on computer equipment that is a U.S. Acquired Asset;
(i)all software or software systems (other than Software that constitutes Designated Intellectual Property) licensed by U.S. Seller or another Share Seller under a site license, including instances, client applications or components thereof that remain on computer equipment that is a U.S. Acquired Asset;
(j)all U.S. Employee Benefit Plans and assets thereof;
(k)all Intellectual Property that is not Designated Intellectual Property;
(l)all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials that are not kept, used or prepared solely in connection with the U.S. Business, including stock record books and minute books of U.S. Seller, except that copies or extracts of the portions of such materials that relate to the U.S. Business shall constitute U.S. Acquired Assets;
(m)all goodwill associated with all U.S. Seller Marks and U.S. Seller’s businesses other than the U.S. Business;
(n)all Company Confidential Information, any records or documents containing Company Confidential Information, any attorney-client privilege or right of client confidence of U.S. Seller, the Share Sellers or the Companies relating to the transactions contemplated by the Purchase Agreement or matters that are indemnifiable by the Sellers under the Purchase Agreement, including the right to waive or assert the privilege or right, and any rights of Sellers to consent or object to the discovery or other disclosure of Seller’s Counsel Work Product;
(o)all rights which accrue or will accrue to the benefit of U.S. Seller under the Purchase Agreement, the Ancillary Agreements, this Contribution Agreement or the Contribution Ancillary Agreements; and
(p)the assets set forth on Schedule D-2.

Notwithstanding the foregoing definition, the assets enumerated in clauses (a) through (q) of the definition of “U.S. Acquired Assets” are not Excluded Assets.
“Excluded Liabilities” means all liabilities and obligations of U.S. Seller that are not U.S. Assumed Liabilities, and shall include all liabilities and obligations of U.S. Seller:
(a)relating exclusively to the Excluded Assets (regardless of whether such liabilities relate to the use of the Excluded Assets in connection with the U.S. Business);
(b)relating to any claim arising prior to the Closing for benefits for short-term or long-term disability payments;
(c)under the Purchase Agreement, the Ancillary Agreements, this Contribution Agreement and the Contribution Ancillary Agreements;
(d)resulting from or arising out of any bulk sales Law, bulk transfer Law, or any other similar Laws in any applicable jurisdiction with respect to the transactions contemplated by this Contribution Agreement;
(e)relating to the U.S. Employee Benefit Plans;
(f)for Taxes of U.S. Seller for any taxable period and all Taxes for any taxable period, or portion thereof, ending on or prior to the Closing Date imposed as a result of the ownership or operation of the U.S. Business or the U.S. Contributed Assets;
(g)for fees, costs and expenses incurred in connection with the transactions contemplated by this Contribution Agreement and the Purchase Agreement;

(h)arising out of any pre-Closing transfers of Excluded Assets, or any restructuring or reorganizing of the U.S. Business prior to the Closing; and
(i)all liabilities and obligations arising out of properties owned or leased by U.S. Seller before the Closing, regardless of whether the properties were used for the operation of the U.S. Acquired Assets.
Notwithstanding the foregoing definition, the items enumerated in clauses (a) through (o) of the definition of “U.S. Assumed Liabilities” are not Excluded Liabilities, except that in no event shall the items enumerated in clause (f) of this definition be “U.S. Assumed Liabilities.”
“Parties” means U.S. Seller and U.S. Company, collectively.
“U.S. Acquired Assets” means, subject to Section 1.4, (1) U.S. Seller’s right, title and interest in, to and under those assets, Contracts, properties and rights, wherever located, existing as of the Closing, that are exclusively used or exclusively held for use in connection with the U.S. Business and (2) all assets, Contracts, properties and rights set forth in or described in clauses (a) through (q) below:
(a)all accounts receivable and other receivables of U.S. Seller, whether or not billed, to the extent arising from the sale of finished goods, spare parts or other goods or services solely in connection with the U.S. Business, including the receivables of the U.S. Business reflected in the calculation of the Closing Working Capital in the Final Closing Statement;
(b)all inventory of raw materials, work-in-process, spare parts and finished goods, together with office supplies, maintenance supplies, manufacturing supplies, packaging materials and promotional materials, in each case that is held solely in connection with the U.S. Business;
(c)all computers (and related software licenses for software that is installed thereon and not an Excluded Asset), equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling and other tangible personal property that is used solely in or held solely in connection with the U.S. Business, and all warranties and guarantees, if any, express or implied, existing for the benefit of U.S. Seller in connection therewith;
(d)the Designated Contracts to which U.S. Seller (or a predecessor thereof) is a party;
(e)all unfulfilled purchase orders for the purchase of finished goods, spare parts or other goods or services that are offered by U.S. Seller solely in connection with the business conducted by U.S. Seller with the U.S. Acquired Assets;
(f)the Collective Bargaining Agreements;
(g)the U.S. Designated Intellectual Property described in clauses (2) and (3) of the definition of Designated Intellectual Property, including any tangible manifestations thereof;
(h)the goodwill and going-concern value of the U.S. Business, including the goodwill arising or inuring from the U.S. Designated Intellectual Property;
(i)all technical information, trade secrets, technology, know-how, specifications, designs, drawings and customer lists that are used primarily in connection with the U.S. Business;
(j)copies or extracts of all quality control data and vendor lists that are used in or are otherwise related to the U.S. Business; provided that if any such data or information is not readily separable from data or information that is not related to the U.S. Business, then U.S. Seller and U.S. Company shall each be entitled to such data or information;
(k)all licenses, permits, authorizations or franchises issued by any Governmental Entity that are held solely in connection with the U.S. Business;
(l)all goods and services to be received subsequent to the Closing arising out of prepayments and payments by U.S. Seller prior to the Closing that are reflected in the calculation of the Closing Working Capital in the Final Closing Statement;

(m)all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials kept, used or prepared by U.S. Seller solely in connection with the U.S. Business, subject to any restrictions imposed by applicable Law on the transfer of employee files, as long as U.S. Seller is entitled to retain copies or extracts of any business records related to any Excluded Assets or Excluded Liabilities;
(n)all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, to the extent based upon, arising out of or otherwise related to any U.S. Assumed Liability;
(o)all credits, prepaid expenses, deferred charges, deposits and prepaid items that are reflected in the calculation of the Closing Working Capital in the Final Closing Statement;
(p)all rights under confidentiality, non-solicitation, non-competition or other restrictive covenants with (1) U.S. Business Employees and (2) independent contractors and former employees of U.S. Seller solely engaged in the U.S. Business; and
(q)all rights under non-disclosure, confidentiality and non-solicitation agreements with potential purchasers of the U.S. Business.

“U.S. Assumed Liabilities” means all liabilities and obligations of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) solely relating to the U.S. Acquired Assets or the U.S. Business as now or previously conducted or constituted, including the following liabilities and obligations:
(a)all liabilities and obligations of U.S. Seller or the U.S. Business reflected as liabilities in the Balance Sheet or reflected as liabilities in the calculation of Net Working Capital in the Final Closing Statement, to the extent not discharged as of the Closing;
(b)all liabilities and obligations arising before, on or after the Closing Date from or in connection with all Contracts included in the U.S. Acquired Assets, except as provided in Section 1.4;
(c)all mortgages, deeds of trust, pledges, security interests, encumbrances, covenants, easements, rights of way, title defects, charges or other liens to the extent related to the U.S. Acquired Assets and either described in clauses (a) through (i) of the definition of “Permitted Liens” or specifically identified in this definition of “U.S. Assumed Liabilities”;
(d)all liabilities and obligations arising before, on or after the Closing Date from or in connection with the Owned Real Property, other than any such liabilities and obligations not related to the operation of the U.S. Business;
(e)all liabilities and obligations arising before, on or after the Closing Date from or in connection with the licenses, permits, authorizations or franchises issued by Governmental Entities that are included in the U.S. Acquired Assets;
(f)all liabilities and obligations arising on account of the sale of any products manufactured or sold by or in connection with the U.S. Business before, on or after the Closing Date;
(g)all liabilities and obligations arising before, on or after the Closing Date out of or in connection with to any Non-Assignable Assets under Section 1.4, except as otherwise provided therein;
(h)all liabilities and obligations with respect to all actions, charges, grievances, arbitrations, suits, proceedings, disputes, claims or investigations arising on or after the Closing Date to the extent arising from or in connection with the operation of the U.S. Business by U.S. Seller, U.S. Company or their Affiliates prior to the Closing;
(i)all liabilities and obligations arising before, on or after the Closing Date arising or alleged to arise out of the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods researched, developed, designed, manufactured or sold before, on or after the Closing Date solely by or solely in connection with the U.S. Business;

(j)(1) all liabilities and obligations arising before, on or after the Closing Date arising or alleged to arise out of any product liability claim, including injury to or death of persons, damage to or destruction of property, any worker’s compensation claim and any claim arising out of asbestos-containing products or exposure to asbestos, which claims relate to products or goods researched, developed, designed, manufactured or sold before, on or after the Closing Date solely by or solely in connection with the U.S. Business or its predecessor owners and operators, including such products manufactured by U.S. Seller before the Closing and sold by Buyer or U.S. Company after the Closing, such products purchased before the Closing by U.S. Seller for resale or included in the inventory included in U.S. Acquired Assets and such products manufactured or sold by Persons owning the U.S. Business before its acquisition by U.S. Seller and (2) the defense and costs and expenses of the defense of the cases set forth in Appendix C to the Sellers’ Disclosure Schedule;
(k)all liabilities and obligations arising or alleged to arise before, on or after the Closing Date out of any injury to or death of persons, damage to or destruction of property and any worker’s compensation claim that arises from services provided by U.S. Seller before the Closing solely in connection with the U.S. Business;
(l)all liabilities and obligations relating to the U.S. Business Employees (other than with respect to their participation in the U.S. Employee Benefit Plans);
(m)all liabilities and obligations arising before, on or after the Closing Date under the Collective Bargaining Agreements;
(n)all liabilities and obligations arising before, on or after the Closing Date to the extent arising out of any Releases of Materials of Environmental Concern at, upon, under or migrating to or from the Owned Real Property or any obligations under Environmental Law with respect to the U.S. Contributed Assets;
(o)all liabilities arising from the conduct of the U.S. Business or the ownership or operation of the U.S. Contributed Assets by Buyer, U.S. Company or their Affiliates after the Closing.
Notwithstanding the foregoing definition, the items enumerated in clause (f) of the definition of “Excluded Liabilities” are not U.S. Assumed Liabilities.
“U.S. Business” means the business of designing, manufacturing, marketing, selling and distributing unit heaters, radiant heaters, air handling units, makeup air units and related replacement parts for the commercial heating, ventilation and air conditioning equipment market, as the business has been conducted by U.S. Seller or was conducted by the predecessor owners and operators of the business.
“U.S. Business Employee” means any employee of U.S. Seller listed on Schedule D-3.
“U.S. Contributed Assets” means the Owned Real Property and the U.S. Acquired Assets.
“U.S. Designated Intellectual Property” means all Intellectual Property described in clauses (1), (2) and (3) of the definition of “Designated Intellectual Property” that is owned by U.S. Seller or Thomas & Betts International, LLC (including all Intellectual Property listed on Appendix B to the Sellers’ Disclosure Schedule that is indicated as being owned by U.S. Company or Thomas & Betts International, LLC), including all rights to (a) the underlying inventions and intellectual property relating thereto, and (b) damages for infringement thereof by third parties.
“U.S. Employee Benefit Plan” means (a) any “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) any other employment, severance pay, salary continuation, retention, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plan, Contract, program, fund or arrangement of any kind, and (c) any other employee benefit plan, Contract, program, fund or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any U.S. Business Employees or former employees of U.S. Seller or any ERISA Affiliate of U.S. Seller that are sponsored or maintained by U.S. Seller or to which U.S. Seller or any ERISA Affiliate of U.S. Seller has any liability.
“U.S. Seller Marks” means all Marks owned by U.S. Seller or any of its Affiliates, other than the Marks included in the Designated Intellectual Property, and, for the avoidance of doubt, includes all Marks consisting of, or that include, the names “Thomas & Betts,” “T&B” and “ABB.”
4.2    Certain Additional Definitions. As used in this Contribution Agreement, the following terms have the respective meanings ascribed thereto in the Section of this Contribution Agreement set forth opposite each such term below.

Term    Section
Agreed Courts    5.11
Buyer    Recitals
Contribution Agreement    Preamble
Contribution Closing    1.3
Contribution Date    Preamble
Counterparty    1.4
Covered Matters    5.10
Non-Assignable Assets    1.4
Parties    Preamble
Party    Preamble
Purchase Agreement    Recitals
Qualified Claim    3.3(b)
U.S. Company    Preamble
U.S. Seller    Preamble

ARTICLE V

MISCELLANEOUS

5.1    Press Releases and Announcements. No Party will issue (and each Party will cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Contribution Agreement without the prior written approval of the other Party, except that any Party may make any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party will advise the other Party or Parties and the other Party or Parties will, to the extent permitted by Law, have the right to review and comment on such press release or announcement, and the disclosing Party will incorporate all reasonable comments of the other Party, prior to its publication).
5.2    No Third Party Beneficiaries. This Contribution Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.
5.3    Entire Agreement. This Contribution Agreement, the Contribution Ancillary Agreements, the Purchase Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among U.S. Company, on the one hand, and U.S. Seller, on the other hand, with respect to the transactions contemplated by this Contribution Agreement and the Purchase Agreement. This

Contribution Agreement supersedes any prior agreements, letters of intent, term sheets or understandings among U.S. Company, on the one hand, and U.S. Seller, on the other hand, and any representations or statements made by or on behalf of U.S. Seller or any of its respective Affiliates to U.S. Company, whether written or oral, with respect to the subject matter of this Contribution Agreement, other than in the Purchase Agreement and the Contribution Ancillary Agreements, and the Parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Contribution Agreement, the Purchase Agreement or the Contribution Ancillary Agreements.
5.4    Succession and Assignment. No Party may assign either this Contribution Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of U.S. Seller (in the case of an assignment by U.S. Company) or U.S. Company (in the case of an assignment by any U.S. Seller), which written approval will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any rights and interests of a Party under this Contribution Agreement may be assigned by such Party, without such consent, to any Affiliate of such Party or any entity that acquires all or substantially all of such Party’s business or assets, but no such assignment shall relieve the assigning Party from any obligations or liabilities hereunder. This Contribution Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
5.5    Notices. All notices, deliveries and other communications pursuant to this Contribution Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (or if such day is not a Business Day, on the next Business Day), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems (or if such day is not a Business Day, on the next Business Day):

If to U.S. Company before or at the Closing:

Reznor Manufacturing Company, LLC
c/o Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 31825
Telecopy: 1-901-252-1374
Attention: Hal Fonville, Senior Counsel

If to U.S. Seller: ABB Inc. 187 Danbury Road Wilton, CT 06897 Telecopy: 1-203-563-0403 Attention: David Keating, Vice President
Copies to:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 31825
Telecopy: 1-901-252-1374
Attention: Hal Fonville, Senior Counsel
and

Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
United States of America
Telecopy: 1-650-739-3900
Attention: Daniel R. Mitz
David Y. Chen

If to U.S. Company after the Closing: Reznor Manufacturing Company, LLC c/o Nortek, Inc. 50 Kennedy Road Providence, Rhode Island 02903 Telecopy: 1-401-751-4610 Attention: Kevin W. Donnelly	Copy to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telecopy: 1-212-310-8007 Attention:Frederick S. Green, Esq. Sarah E. Stasny, Esq.

5.6    Amendments and Waivers. The Parties may mutually amend or waive any provision of this Contribution Agreement at any time, except that no such amendment or waiver that occurs before the Closing will be valid unless Buyer has consented to the amendment or waiver in writing. No amendment or waiver of any provision of this Contribution Agreement will be valid unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
5.7    Severability. Any term or provision of this Contribution Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Contribution Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Contribution Agreement is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability has the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Contribution Agreement will be enforceable as so modified.
5.8    Expenses. Except as otherwise specifically provided to the contrary in this Contribution Agreement or the Purchase Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Contribution Agreement and the transactions contemplated by this Contribution Agreement.
5.9    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Contribution Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Contribution Agreement and to enforce specifically this Contribution Agreement and the terms and provisions of this Contribution Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.
5.10    Governing Law. This Contribution Agreement and any claim, controversy or dispute arising under or related in any way to this Contribution Agreement, the transactions contemplated by this Contribution Agreement and/or the interpretation and/or enforcement of the respective rights and duties of the Parties under this Contribution Agreement, whether arising in contract or in tort (collectively, the “Covered Matters”), shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
5.11    Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of New York and of the federal courts, in each case that are located in the Borough of Manhattan, and courts having appellate jurisdiction thereover (the “Agreed Courts”), with respect to any Covered Matter, (b) that, to the fullest extent permitted by applicable Law, service of process may also be made on such Party in the same manner as notices may be delivered under Section 5.5, (c) that service made pursuant to clause (b) shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such Party personally within the State of New York and (d) to irrevocably waive any defenses it may have to service made pursuant to clause (b).
5.12    Bulk Transfer Laws. U.S. Company and U.S. Seller hereby waive compliance by U.S. Company and U.S. Seller with the bulk sales law, bulk transfer law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Contribution Agreement. Any liability arising out of or relating to such noncompliance shall constitute an Excluded Liability.
5.13    Construction.
(a)The language used in this Contribution Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.
(b)Any reference to any federal, state, local, or foreign statute or Law will be deemed also to refer to any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)The section headings contained in this Contribution Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Contribution Agreement.
(d)All references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” will be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Contribution Agreement unless the context will otherwise require.
(e)The defined terms herein will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.
(f)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Contribution Agreement will refer to this Contribution Agreement as a whole and not to any particular provision of this Contribution Agreement.
(g)The words “include,” “includes,” “including” and or similar terms will be deemed to be followed by the words “without limitation.”
(h)The term “ordinary course of business” and similar terms will be deemed followed by “consistent with past practice”;
(i)Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including by waiver or consent (in the case of agreements or instruments) and by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein (in the case of statutes).
(j)Unless otherwise expressly provided herein, all accounting terms used herein will be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder will be prepared, in accordance with GAAP.
5.14    Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Contribution Agreement or the transactions contemplated by this Contribution Agreement or the actions of any Party in the negotiation, administration, performance and enforcement of this Contribution Agreement.
5.15    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Contribution Agreement are incorporated herein by reference and made a part of this Contribution Agreement.
5.16    Counterparts and Facsimile Signature. This Contribution Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Contribution Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Contribution Agreement.
[Signature page follows]

The Parties have executed this Contribution Agreement as of the date first above written.
REZNOR MANUFACTURING COMPANY, LLC

By:
Name:
Title:

By:
Name:
Title:

THOMAS & BETTS CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Signature page to Contribution Agreement

EXHIBIT A
BILL OF SALE AND ASSIGNMENT

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES
Schedule D-1    Collective Bargaining Agreements
Schedule D-2    Excluded Assets
Schedule D-3    U.S. Business Employees
Schedule 2.3    Other Matters

EXECUTION VERSION

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of April 29, 2014, is by and among Nortek, Inc., a Delaware corporation (“Buyer”), as buyer, and Thomas & Betts Corporation, a Tennessee corporation, Thomas & Betts Netherlands B.V., a limited liability company formed under the laws of The Netherlands, Thomas & Betts International, LLC, a Delaware limited liability company, Thomas & Betts Holdings (U.K.) Limited, a company limited by shares incorporated under the laws of England and Wales, and Thomas & Betts Monterrey S. de R.L. de C.V., a Mexico corporation, as sellers (collectively, the “Sellers”).

WHEREAS, Buyer and the Sellers entered into that certain Purchase and Sale Agreement dated as of March 21, 2014 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, in accordance with Section 12.7 of the Purchase Agreement, Buyer and the Sellers may mutually amend any provision of the Purchase Agreement by an amendment in writing signed by all of the Parties;

WHEREAS, Buyer and the Sellers each intend to (i) amend certain provisions of the Purchase Agreement relating to the timing of Closing and (ii) clarify and acknowledge the terms by which the closing condition relating to Sellers’ obligation to obtain consents and approvals under the Monterrey Lease shall be deemed to be satisfied, and Buyer intends to consent to an amendment to the Limited Liability Company Agreement of Reznor Manufacturing Company, LLC regarding such company’s name change, pursuant to Section 4.2(c) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained herein, Buyer and the Sellers hereto agree and acknowledge as follows:

1.Defined Terms.
Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Purchase Agreement.
2.Amendments to Purchase Agreement.
2.1    Section 1.3(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(a)     Time and Location. The Closing shall take place at the offices of Jones Day at 222 East 41st Street, New York, New York (or remotely by electronic exchange of documents and signatures), commencing at 9:00 a.m. North American Eastern Time on the Closing Date and shall be effective as of the Determination Time.”

2.2    Section 1.3(b)(6) of the Purchase Agreement is hereby amended by adding the following language at the end of such section:
“provided that if such invoice is not delivered on the Closing Date, the Sellers shall deliver such invoice as soon as practicable, and in any event within five Business Days, after the Closing Date;”
2.3    Section 1.9 of the Purchase Agreement is hereby amended by adding the following language at the end of such section:

“Any VAT remitted by Mexico Seller out of the portion of the Purchase Price paid to Mexico Seller on the Closing Date is a Tax with respect to the Mexico Assets attributable to the Pre-Closing Tax Period.”
2.4    The following is hereby incorporated into the Purchase Agreement as Section 1.4(f):
“(f) Notwithstanding anything to the contrary in this Agreement, Closing Working Capital, Closing Cash, and Closing Indebtedness and all elements thereof shall be calculated without giving effect to the purchase price payments occurring as part of the Closing.”

2.5    The definition of the term “Determination Time” in Section 11.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Determination Time” means 11:59 p.m. Central European Summer Time on the Closing Date.”

2.6    The definition of the term “Closing Date” in Section 11.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"“Closing Date” means (i) the earlier of (a) the first Monday, (b) the first Business Day of a calendar month to occur on or after the fourth Business Day after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived or (ii) such other date as the Parties may agree.”

2.7    The phrase “until the Closing Date” appearing in each of Sections 4.2(a), 4.2(b) and 4.2(c) of the Purchase Agreement is hereby deleted and replaced with the following: “until the Determination Time”.

2.8    The phrase “prior to the Closing Date” appearing in Schedule D-6 of the Purchase Agreement is hereby deleted and replaced with the following: “prior to the Determination Time”.

2.9    Section 9.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“9.7 Defined Contribution Plan. To the extent Business Employees participate in a defined contribution plan of U.S. Seller immediately prior to the Closing Date, Buyer shall, as soon as practicable after the Closing Date, establish a defined contribution plan for the benefit of such Business Employees and/or allow such Business Employees to participate in a defined contribution plan Buyer presently maintains (in either case, the “Buyer’s 401(k) Plan”). Each Business Employee participating in a defined contribution plan of U.S. Seller as of the Closing Date shall become fully vested under such plan on the Closing Date. As soon as reasonably practicable after the Closing Date, either (a) U.S. Seller shall, subject to applicable Law, cause to be transferred from the Thomas & Betts Corporation Employees’ Investment Plan to Buyer’s 401(k) Plan in a spinoff/merger transaction liability for the vested and unvested account balances, including any outstanding loans, of such Business Employees, together with cash (or other assets acceptable to the trustee of Buyer’s 401(k) Plan) equal to such liability, and Buyer shall cause Buyer’s 401(k) Plan to accept such transfer or, if Buyer and U.S. Seller mutually agree, (b) Buyer shall, subject to applicable law, take any and all necessary action to cause the trustee of the Buyer’s 401(k) Plan, if requested to do so by a Business Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution in accordance with the terms and conditions of the Thomas & Betts Corporation Employees’ Investment Plan. In the case of a Business Employee with an outstanding loan under the Thomas & Betts Corporation Employees’ Investment Plan, Buyer and U.S. Seller shall take any and all necessary action, to the extent allowable by Law, to permit the Business Employee to continue to participate in the Thomas & Betts Corporation Employees’ Investment Plan (as vested terminated participants) without an acceleration of the outstanding loan balance, and such Business Employee shall be eligible to continue to make loan repayments (not through Buyer’s payroll system) during the time that he or she remains employed by U.S. Company or an Affiliate of Buyer. The obligations of U.S. Seller and Buyer under this Section ý9.7 are conditioned upon the receipt from the other of a current favorable IRS determination letter or opinion letter with respect to the other Party’s 401(k) plan (or such other evidence of the tax-qualified status of such plan as Buyer or U.S. Seller may reasonably request).”

2.10    The phrase “events occurring before the Closing Date” in Section 10.9(a) of the Purchase Agreement is hereby deleted and replaced with the following: “events occurring prior to the Closing”.

3.Satisfaction of the Condition Requiring Consent in connection with the Monterrey Lease.

The Parties hereby agree that the execution and delivery of a new lease for the Mexico Property by and between Urbanizaciones San Rafael, S.A. de C.V., as lessor, and Manufactura e Innovación Monterrey, S. de R.L. de C.V., as lessee, in form and substance reasonably acceptable to Buyer, will satisfy the Sellers’ obligation to obtain the consents and approvals for the Monterrey Lease that are required pursuant to Section 5.1(h) of the Purchase Agreement.
4.Consent to Amendment to the Limited Liability Company Agreement of Reznor Manufacturing Company, LLC
Pursuant to Section 4.2(c) of the Purchase Agreement, Buyer hereby consents to the amendment to the Limited Liability Company Agreement of Reznor Manufacturing Company, LLC to effect the change of such company’s name to Reznor LLC.
5.Effect on Purchase Agreement.
Other than as specifically set forth herein, all other terms and provisions of the Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
6.Entire Agreement.
This Agreement, together with the Purchase Agreement (including the Ancillary Agreements) and Confidentiality Agreement, constitutes the entire agreement between the parties hereto.
7.Counterparts and Facsimile Signature.
This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Amendment.

[The remainder of this page is intentionally left blank.]

[Signature page to amendment no. 1 to the purchase and sale agreement]
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NORTEK, INC.
By: /s/Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Senior Vice President, General
Counsel & Secretary

THOMAS & BETTS CORPORATION
By: /s/Charles L. Treadway
Name: Charles L. Treadway
Title: President and CEO

THOMAS & BETTS INTERNATIONAL, LLC
By: /s/Charles L. Treadway
Name: Charles L. Treadway
Title: President

THOMAS & BETTS NETHERLANDS B.V.
By: /s/David Alyea
Name: David Alyea
Title: Director
By: /s/W. David Smith, Jr.
Name: W. David Smith, Jr.
Title: Director

THOMAS & BETTS HOLDINGS (U.K.) LIMITED
By: /s/David Alyea
Name: David Alyea
Title: Director
By: /s/W. David Smith, Jr.
Name: W. David Smith, Jr.
Title: Director

THOMAS & BETTS MONTERREY S. DE R.L. DE C.V.
By: /s/John C. Castany
Name: John C. Castany
Title: Attorney-in-Fact